As filed with the Securities and Exchange Commission on December 1, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Neurotrope, Inc.

(Exact name of registrant as specified in its charter)

Nevada	2834	46-3522381
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

50 Park Place, Suite 1401

Newark, New Jersey 07102

973-242-0005

(Address, including zip code, and telephone number,

including area code, of registrant’s principle executive offices)

Charles S. Ramat

Neurotrope, Inc.

50 Park Place, Suite 1401

Newark, New Jersey 07102

973-242-0005

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Nanette W. Mantell

Edward P. Bromley III

Reed Smith, LLP

136 Main Street, Suite 250

Princeton, NJ 08540

(609) 987-0050

Approximate date of commencement of proposed sale to the public:   From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

(Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common stock, par value $0.0001 per share	25,225,000 shares	$0.665	$16,774,625	$1,949.21

(1)	Consists of (a) 1,337,000 outstanding shares of the registrant’s common stock, (b) 21,663,000 shares of the registrant’s common stock issuable upon conversion of 21,663,000 outstanding shares of the registrant’s Series A convertible preferred stock, (c) 1,325,000 shares of common stock issuable upon conversion of 1,325,000 shares of Series A convertible preferred stock issuable upon exercise of Series A convertible preferred stock purchase warrants, and (d) 900,000 shares of common stock issuable upon exercise of common stock purchase warrants. Pursuant to Rule 416 under the Securities Act of 1933, as amended, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends, or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the registrant’s common stock as reported by the OTCQB marketplace (the “OTC Market”) on November 21, 2014. The shares offered hereunder may be sold by the selling stockholders from time to time in the open market, through privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale or at negotiated prices.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and the selling stockholders are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated December 1, 2014

Neurotrope, Inc.

Prospectus

25,225,000 Shares

Common Stock

This prospectus relates to the sale of up to 25,225,000 shares of our common stock, par value $0.0001 per share, by the selling stockholders of Neurotrope, Inc., a Nevada corporation, listed in this prospectus.  Of the shares being offered, (a) 1,337,000 are issued and outstanding as of the date of this prospectus; (b) 21,663,000 of the shares of our common stock are issuable upon conversion of 21,663,000 outstanding shares of our Series A convertible preferred stock, or Series A Stock, (c) 1,325,000 of the shares of our common stock are issuable upon conversion of 1,325,000 shares of Series A Stock that are issuable upon exercise of Series A Stock purchase warrants, and (d) 900,000 of the shares of our common stock are issuable upon exercise of common stock purchase warrants. The shares offered by this prospectus may be sold by the selling stockholders from time to time in the open market, through privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale or at negotiated prices.

Our common stock is traded on the OTCQB marketplace (the “OTC Market”) under the symbol “NTRP.” On November 13, 2014, the last reported sale price for our common stock was $0.62 per share.

The distribution of the shares by the selling stockholders is not subject to any underwriting agreement.  We will not receive any proceeds from the sale of the shares by the selling stockholders.  We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling stockholders will be borne by them.

Our business and an investment in our securities involve a high degree of risk.  Before making any investment in our securities, you should read and carefully consider the risks described in the “Risk Factors” section beginning on page 10 of this prospectus.

You should rely only on the information contained in this prospectus and any prospectus supplement or amendment. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus is only accurate on the date of this prospectus, regardless of the time of any sale of securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

This prospectus is dated                                    , 2014.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. We have not authorized any other person to provide you with information that is different from, or adds to, that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling stockholders are offering to sell and seeking offers to buy our common stock only in jurisdictions where offers and sales are permitted. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of any securities in any jurisdiction.

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PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus.  This summary is not complete and does not contain all of the information that should be considered before investing in our common stock.  Potential investors should read the entire prospectus carefully, including the more detailed information regarding our business provided below in the “Description of Business” section, the risks of purchasing our common stock discussed under the “Risk Factors” section, and our consolidated financial statements and the accompanying notes to the consolidated financial statements.

Unless the context indicates otherwise, all references in this registration statement to “Neurotrope,” the “Company,” “we,” “us” and “our” refer to Neurotrope, Inc. and its wholly-owned consolidated operating subsidiary, Neurotrope BioScience, Inc. All references in this registration statement to “Neurotrope BioScience” refer solely to Neurotrope BioScience, Inc.

Overview

We are a biopharmaceutical and diagnostics company with product candidates in pre-clinical and clinical development. Neurotrope BioScience began operations in October 2012. We have been principally focused on developing two product platforms, a drug candidate called bryostatin for the treatment of Alzheimer’s disease, or AD, and a diagnostic test for AD, both of which are in the clinical testing stage.  We have a technology license and services agreement, or the BRNI License, with the Blanchette Rockefeller Neurosciences Institute, and its affiliate NRV II, LLC, which we collectively refer to herein as BRNI, pursuant to which we have an exclusive non-transferable license to certain patents and technologies required to develop our proposed products. Neurotrope BioScience was formed for the primary purpose of commercializing the technologies initially developed by BRNI for therapeutic or diagnostic applications for AD or other cognitive dysfunctions. These technologies have been under development by BRNI since 1999 and, up until March 2013, have been financed by BRNI through funding from a variety of non-investor sources (which include not-for-profit foundations, the National Institutes of Health (which is part of the U.S. Department of Health and Human Services) and individual philanthropists). From March 2013 forward, development of the licensed technology has been funded principally through collaboration by BRNI with Neurotrope BioScience.

According to the Alzheimer’s Association, an estimated 36 million people worldwide had AD in 2010. The prevalence of AD is independent of race, ethnicity, geography, life style and, to a large extent, genetics. The most common cause of developing AD is old age. In developing countries, where the median age of death is less than 65 years old, AD is rarely recognized or diagnosed. In the U.S. in 2013, 5.2 million people are estimated to have AD, and 96% of these people are older than 65 years of age.

Researchers have explored and continue to explore a wide range of drug mechanisms in hopes of developing drugs to combat AD. We believe that our approach, which involves the activation of an enzyme called protein kinase C epsilon, or PKCε, represents a novel mechanism in potential AD drug therapies.

BRNI is conducting an enhanced access program, formerly known as compassionate use, of Bryostatin-1 in patients with advanced AD. Thus far, three patients with advanced AD have been treated, two of which were treated under an Investigational New Drug Application, IND, cleared by the FDA which is held by BRNI. One of these patients has died, but the death was not drug-related. The study for another one of these patients has concluded and the other patient is still being treated after 6 months on the protocol. On the basis of communication from caregivers and treating physicians, BRNI, with our support, has decided to enroll additional patients in the extended access program. We are providing funding and personnel support under the terms of our agreement with BRNI for a modest expansion of this clinical effort in AD in the 2014 – 2015 timeframe.

On July 29, 2014, we announced the initiation of a Phase 2a clinical trial to evaluate bryostatin for the treatment of patients with AD. We have commenced enrollment and now plan to enroll a total of nine patients in the randomized, double-blind, placebo-controlled, single dose study. We now plan that six patients will be randomized to receive bryostatin by injection and three will receive a matching placebo control. The primary objective of the clinical trial will be to assess the safety and tolerability of a single dose of bryostatin in the treatment of patients with AD. The secondary objectives of the study are the preliminary evaluation of the efficacy of a single dose of bryostatin in the treatment of patients with AD, its pharmacokinetics and pharmacodynamics and the evaluation of any correlation between changes in PKCε with plasma levels of bryostatin and with improvement in cognitive function. Bryostatin modulates the same enzyme target used by the diagnostic test for the detection of AD. We believe bryostatin may restore synaptic structures and functions damaged by AD, leading to improvements in cognition and memory. Beyond AD, we believe that several other neurodegenerative diseases, such as ischemic stroke, traumatic brain injury, Fragile X mental retardation, depression and aging in the brain, may be amenable to treatment with the same approach.

Since licensing the AD diagnostic technology from BRNI, our Board of Directors and management have conducted analyses of the underlying AD diagnostic technology and our other programs and are continuing to conduct market research to evaluate physician acceptability, commercial sales potential and product development costs of an AD diagnostic product.

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To the extent resources permit, we intend to pursue development of selected other technology platforms with applications related to the treatment of AD and other neurodegenerative disorders based on our current licensed technology or technology available from third party licensors or collaborators.

Financings to Date

In February 2013, through a private placement, Neurotrope BioScience issued 9,073,300 shares of its Series A convertible preferred stock, or Neurotrope BioScience Series A Stock, at $1.00 per share, resulting in gross proceeds of $9,073,300. In May 2013, Neurotrope BioScience issued an additional 1,313,325 shares of Neurotrope BioScience Series A Stock at $1.00 per share, resulting in gross proceeds of $1,313,325. In August 2013, Neurotrope BioScience issued 11,533,375 of its Series A convertible preferred stock at $1.00 per share, resulting in gross proceeds of $11,533,375. All of the outstanding shares of Neurotrope BioScience Series A Stock were converted on a one-for-one basis into shares of Neurotrope, Inc.’s Series A Stock, or Series A Stock, in connection with the reverse merger transaction in August 2013. In October 2013, we issued 1,080,000 additional shares of our Series A Stock at $1.00 per share, resulting in gross proceeds of $1,080,000, for a total of $23,000,000 of gross proceeds raised between February and October 2013.

Organizational History

We were incorporated as BlueFlash Communications, Inc. in Florida on January 11, 2011. Prior to the Reverse Merger (as defined below) and split-off (as described below), our business was to provide software solutions to deliver geo-location targeted coupon advertising to mobile internet devices.

On August 9, 2013, we reincorporated in the State of Nevada by merging into a newly-formed special-purpose subsidiary, Neurotrope, Inc., which was incorporated on June 13, 2013 and was the surviving corporation in such reincorporation merger, or the Reincorporation Merger. As a result of the Reincorporation Merger, (i) we changed our name to Neurotrope, Inc., (ii) we changed our jurisdiction of incorporation from Florida to Nevada, (iii) we increased our authorized capital stock from 300,000,000 shares of common stock, par value $0.0001 per share, to 300,000,000 shares of common stock, par value $0.0001 per share, and 50,000,000 shares of “blank check” preferred stock, par value $0.0001 per share, (iv) each share of BlueFlash Communications, Inc. common stock outstanding at the time of the reincorporation merger was automatically converted into 2.242 shares of Neurotrope, Inc. common stock, our common stock, with the result being that the 10,200,000 shares of common stock of BlueFlash Communications, Inc. outstanding immediately prior to the reincorporation merger were converted into 22,868,400 shares of common stock of Neurotrope, Inc. outstanding immediately thereafter. All share and per share numbers in this prospectus relating to the common stock of Neurotrope, Inc., prior to the Reincorporation Merger have been adjusted to give effect to this conversion, unless otherwise stated.

In connection with the Reincorporation Merger, we changed our fiscal year from a fiscal year ending on January 31 of each year to one ending on December 31 of each year.

On August 23, 2013, our wholly-owned subsidiary, Neurotrope Acquisition, Inc., or Acquisition Sub, a corporation formed in the State of Nevada on August 15, 2013 merged with and into Neurotrope BioScience, a corporation incorporated in the State of Delaware on October 31, 2012, the Reverse Merger. Neurotrope BioScience was the surviving corporation in the Reverse Merger, and became our wholly-owned subsidiary. All of the outstanding shares of Neurotrope BioScience common stock, or Neurotrope BioScience Common Stock, were converted into shares of our common stock, par value $0.0001 per share, and all of the outstanding shares of Neurotrope BioScience Series A Stock were converted into shares of our Series A Stock, in each case on a one-for-one basis.

In connection with the Reverse Merger and pursuant to a split-off agreement, or Split-Off, we transferred our pre-Reverse Merger business to Marissa Watson, our pre-Reverse Merger majority stockholder, in exchange for the surrender by her and cancellation of 20,178,000 shares of our common stock.

As a result of the Reverse Merger and Split-Off, we discontinued our pre-Reverse Merger business and acquired the business of Neurotrope BioScience. Following the Reverse Merger and Split-off, we have undertaken the business operations of Neurotrope BioScience as a publicly-traded company under the name Neurotrope, Inc., through Neurotrope BioScience, which is now a wholly-owned subsidiary.

In accordance with “reverse merger” accounting treatment, our historical financial statements as of period ends, and for periods ended, prior to the Reverse Merger have been and will be replaced with the historical financial statements of Neurotrope BioScience prior to the Reverse Merger in all applicable filings with the Securities and Exchange Commission, or the SEC.

Capital Needs

With the capital raised to date as described above and a cash and cash equivalent position of approximately $10.1 million as of September 30, 2014, we believe we have funding for approximately the next 12 months based upon our current product development plans. However, as described in this prospectus, we are currently reviewing our strategic plans. We intend to adjust our operating plans, if necessary, by rationalizing non-contractual variable overhead expenses so that we have at least 12 months of cash for operations at the end of the year ending December 31, 2014. In addition, we may choose to further reevaluate our strategic plan in the future. There can be no assurance that our current funding will last even 12 months. We will need to raise additional funds based upon advancing certain product development programs in our current and future pipeline. We will determine when and if to proceed with future fund raising efforts from time-to-time. There can be no assurance financing will be available to us when required on acceptable terms or at all.

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About This Offering

This prospectus relates to the public offering, which is not being underwritten, by the selling stockholders listed in this prospectus, of up to 25,225,000 shares of our common stock.  Of the shares being offered, (a) 1,337,000 are issued and outstanding as of the date of this prospectus; (b) 21,663,000 of the shares of our common stock are issuable upon conversion of 21,663,000 outstanding shares of our Series A Stock, (c) 1,325,000 of the shares of our common stock are issuable upon conversion of 1,325,000 shares of Series A Stock that are issuable upon exercise of Series A Stock purchase warrants, and (d) 900,000 of the shares of our common stock are issuable upon exercise of common stock purchase warrants.  The shares offered by this prospectus may be sold by the selling stockholders from time to time in the open market, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices.  We will receive none of the proceeds from the sale of the shares by the selling stockholders.  We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling stockholders will be borne by them.

Selected Risks Associated with Our Business and Our Common Stock

Our business is subject to numerous risks described in the section entitled “Risk Factors” and elsewhere in this prospectus, which you should review carefully. You should carefully consider these risks before making an investment. Some of these risks include:

•	Our ongoing viability as a company depends on our ability to successfully develop and commercialize our licensed technologies.

•	We have a limited operating history upon which investors can evaluate our future prospects. It is difficult to judge our prospects.

•	We are dependent on BRNI to conduct clinical and non-clinical studies of our drug candidates and prospective diagnostic test and to provide services for certain core aspects of our business. Under certain conditions, we may engage other third parties to provide such services in the future. Any interruption or failure by BRNI or any third parties to meet their obligations pursuant to various agreements with us could have a material adverse effect on our business, results of operations and financial condition. The BRNI License limits our ability to make certain decisions without BRNI’s consent.

•	We have relied (without independent third-party verification) on the representations and materials provided by BRNI, including scientific, peer-reviewed and non-peer reviewed publications, abstracts, slides, internal documents, verbal communications, patents and related patent filings, with respect to the results of its research related to our proposed products. Some of BRNI’s results have been included in this prospectus.

•	If we do not obtain the necessary regulatory approvals in the United States and/or other countries, we will not be able to sell our drug candidates.

•	If we are unable to engage a lab accredited under the Clinical Laboratory Improvement Amendments of 1988, or CLIA, to process our prospective diagnostic test at its facilities, the commercialization of our prospective diagnostic test may be unsuccessful.

•	If the FDA requires approval or clearance of our prospective diagnostic test, we could incur substantial costs and time delays associated with meeting requirements for pre-market clearance or approval.

•	We have not generated any revenues since our inception and we do not expect to generate revenue for the foreseeable future. If we do not generate revenues and achieve profitability, we will likely have to curtail or cease our development plans and operations.

•	Our operating losses and lack of revenues raise substantial doubt about our ability to develop and commercialize our product candidates. If we do not successfully develop and commercialize our product candidates, investors could lose their entire investment.

•	We will need additional financing to continue our operations. If we are unable to obtain additional financing on acceptable terms, we may have to curtail or cease our development plans and operations under such circumstances.

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•	If the BRNI License were terminated, we would lose rights to a substantial portion of the intellectual property currently being developed by us. As a result, we may be required to cease operations.

•	Our commercial success will depend, in part, on our ability, and the ability of our licensors, to obtain and maintain patent protection. Our licensors’ failure to obtain and maintain patent protection for our products may have a material adverse effect on our business.

•	Our licensed patented technologies may infringe on other patents, which may expose us to costly litigation.

•	We may not be able to protect our trade secrets and other unpatented proprietary technologies, which could give our competitors an advantage over us.

•	We are dependent on Charles S. Ramat, our President and Chief Executive Officer, for the successful execution of our business plan. The loss of Mr. Ramat or other key members of our management team could have a material adverse effect on our business prospects.

•	If we are unable to hire additional qualified personnel our business prospects may suffer.

•	We may not be able to in-license or acquire new development-stage products or technologies.

•	We are dependent upon the National Cancer Institute, or the NCI, to supply bryostatin for our clinical trials.

•	We expect to rely on third parties to manufacture our proposed products and, as a result, we may not be able to control our product development.

•	We may rely on third parties for marketing and sales and our revenue prospects may depend on their efforts.

•	If our products are not accepted by patients, the medical community or health insurance companies, our business prospects will suffer.

•	The branded prescription segment of the pharmaceutical industry in which we operate is competitive, and we are particularly subject to the risks of such competition.

•	Our business exposes us to potential product liability risks, which could result in significant product liability exposure.

•	Although we have clinical trial product liability insurance and comprehensive insurance, a successful liability claim against us could exceed the limits of such coverages and have a material adverse effect on our financial condition.

•	Reforms in the health care industry and the uncertainty associated with pharmaceutical pricing, reimbursement and related matters could adversely affect the marketing, pricing and demand for our product candidates, if approved.

•	Consolidation in the pharmaceutical industry could materially affect our ability to operate as an independent entity.

•	There currently is a limited public market for our common stock. Failure to develop or maintain an active trading market could negatively affect the value of our common stock and make it difficult or impossible for you to sell your shares.

•	We cannot assure you that our common stock will become liquid or that it will be listed on a securities exchange.

•	Our common stock is subject to the “penny stock” rules of the SEC and the trading market in the securities is limited, which makes transactions in the stock cumbersome and may reduce the value of an investment in our common stock.

•	Volatility in the price of our common stock could lead to losses by investors and costly securities litigation.

•	We do not anticipate dividends to be paid on our common stock, and investors may lose the entire amount of their investment.

•	If securities analysts do not initiate coverage or continue to cover our common stock or publish unfavorable research or reports about our business, this may have a negative impact on the market price of our common stock.

•	You may experience dilution of your ownership interests because of the future issuance of additional shares of our common stock.

•	The conversion of our issued and outstanding shares of Series A Stock could have the effect of diluting the voting power of common stockholders.

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•	We may obtain additional capital through the issuance of preferred stock, which may limit your rights as a holder of our common stock.

•	Being a public company is expensive and administratively burdensome.

•	Any failure to maintain effective internal control over our financial reporting could materially adversely affect us.

•	BRNI and its affiliate Neurosciences Research Ventures, Inc. are able to exercise substantial control over our business.

•	Northlea Partners LLLP is able to exercise substantial control over our business.

Corporate Information

Our principal executive offices are located at 50 Park Place, Suite 1401, Newark, New Jersey 07102. Our telephone number is 1-973-242-0005. Our website address is http://www.neurotropebioscience.com. The information on, or that can be accessed through, our website is not part of this prospectus.

Summary Financial Information

	Nine Months	Nine Months	Fiscal Year
	Ended	Ended	Ended
	September 30,	September 30,	December 31,
	2014	2013	2013

Statement of Operations Data

Revenues	$-	$-	$-
Total operating expenses	$6,870,607	$5,796,483	$7,590,782
Net loss	$(6,859,017)	$(5,796,483)	$(7,589,404)

Statement of Cash Flows Data

Cash used in operating activities	$(5,097,100)	$(4,217,111)	$(5,533,441)
Cash used in investing activities	$(48,720)	$-	$-
Cash provided by financing activities	$-	$19,773,185	$20,745,185

	At September 30,	At December 31,
	2014	2013
Balance Sheet Data

Total current assets	$10,220,536	$15,298,803
Total assets	$10,268,643	$15,298,803
Total current liabilities	$1,281,400	$408,416
Total liabilities	$1,281,400	$408,416
Convertible redeemable preferred stock	$19,639,022	$19,943,572
Total stockholders' deficit	$(10,651,779)	$(5,053,185)

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THE OFFERING

Common stock currently outstanding	23,120,866 shares (1)

Series A Stock currently outstanding	21,663,000 shares (1)(2)

Common stock offered by the Company	None

Common stock offered by the selling stockholders	up to 25,225,000 shares (3)

Use of proceeds	We will not receive any of the proceeds from the sales of our common stock by the selling stockholders.

OTC Market symbol	NTRP

Risk Factors	You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 10 of this prospectus before deciding whether or not to invest in shares of our common stock.

(1)	As of November 13, 2014.

(2)	Currently, our Series A Stock is convertible into our common stock at the option of the holder currently on a one-for-one basis. However, each share of our Series A Stock will convert into more than one share of our common stock in the event that we sell certain securities of the Company at a price per share that is less than the conversion price, which is currently set at $1.00 per share.

(3)	Consists of (a) 1,337,000 outstanding shares of our common stock, (b) 21,663,000 shares of our common stock issuable upon conversion of 21,663,000 outstanding shares of our Series A Stock, (c) 1,325,000 shares of our common stock issuable upon conversion of 1,325,000 shares of Series A Stock that are issuable upon exercise of Series A Stock purchase warrants, and (d) 900,000 shares of our common stock issuable upon exercise of common stock purchase warrants.

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NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, including, without limitation, in the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and elsewhere. Any and all statements contained in this prospectus that are not statements of historical fact may be deemed forward-looking statements. Terms such as “may,” “might,” “would,” “should,” “could,” “project,” “estimate,” “pro-forma,” “predict,” “potential,” “strategy,” “anticipate,” “attempt,” “develop,” “plan,” “help,” “believe,” “continue,” “intend,” “expect,” “future,” and terms of similar import (including the negative of any of the foregoing) may be intended to identify forward-looking statements. However, not all forward-looking statements may contain one or more of these identifying terms. Forward-looking statements in this prospectus may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the development of commercially viable pharmaceuticals, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, capital structure or other financial items, (iii) our future financial performance, including any such statement contained in a discussion and analysis of financial condition by management or in the results of operations included pursuant to the rules and regulations of the SEC, and (iv) the assumptions underlying or relating to any statement described in points (i), (ii) or (iii) above.

The forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon our current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which we have no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, our inability to obtain adequate financing, the significant length of time associated with drug development and related insufficient cash flows and resulting illiquidity, our inability to expand our business, significant government regulation of pharmaceuticals and the healthcare industry, lack of product diversification, volatility in the price of our raw materials, existing or increased competition, results of arbitration and litigation, stock volatility and illiquidity, and our failure to implement our business plans or strategies. A description of some of the risks and uncertainties that could cause our actual results to differ materially from those described by the forward-looking statements in this prospectus appears in the section captioned “Risk Factors” and elsewhere in this prospectus. Readers should carefully review this prospectus in its entirety, including but not limited to our financial statements and the notes thereto and the risks described herein. We advise you to carefully review the reports and documents we file from time to time with the SEC, particularly our quarterly reports on Form 10-Q and our current reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements because of the risks and uncertainties related to them and to the risk factors. We disclaim any obligation to update the forward-looking statements contained in this prospectus to reflect any new information or future events or circumstances or otherwise.

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RISK FACTORS

An investment in shares of our common stock is highly speculative and involves a high degree of risk.  We face a variety of risks that may affect our operations and financial results and many of those risks are driven by factors that we cannot control or predict.  Before investing in our common stock you should carefully consider the following risks, together with the financial and other information contained in this prospectus.  If any of the following risks actually occurs, our business, prospects, financial condition and results of operations could be materially adversely affected.  In that case, the trading price of our common stock would likely decline and you may lose all or a part of your investment.  Only those investors who can bear the risk of loss of their entire investment should invest in our common stock.

Risks Related to Our Business and Financial Condition

We will need additional financing to continue our operations. If we are unable to obtain additional financing on acceptable terms, we will need to curtail or cease our development plans and operations.

As of September 30, 2014, we had approximately $10.1 million of available cash and cash equivalents. We expect that our operating expenses over the next several years will increase as we expand our product acquisition, facilities, personnel, infrastructure and research and development activities. Based upon our projected activities, we believe that our current available cash will be sufficient to support our current operating plan for approximately the next 12 months. However, we are currently reviewing our plans and, if our operating plan changes or we incur significant unanticipated expenses, we may require additional capital before this timeframe. Additional funds may be raised through debt financing and/or the issuance of equity securities, there being no assurance that any type of financing on terms acceptable to us will be available or otherwise occur. Debt financing must be repaid regardless of whether we generate revenues or cash flows from operations and may be secured by substantially all of our assets. Any equity financing or debt financing that requires the issuance of warrants or other equity securities to the lender would cause the percentage ownership by our current stockholders to be diluted, which dilution may be substantial. Also, any additional equity securities issued may have rights, preferences or privileges senior to those of existing stockholders. Any equity financing at a price below the then current conversion price of our Series A Stock will result in an adjustment to the conversion ratio, applicable to our Series A Stock, resulting in the issuance of additional shares of our common stock upon the conversion of our Series A Stock, which would further dilute our other stockholders. If such financing is not available when required or is not available on acceptable terms, we may be required to reduce or eliminate certain product candidates and development activities related to bryostatin, the “bryologs” or PUFA (as defined below) analogs (as described in “Description of Business” below) and it may ultimately require us to suspend or cease operations, which could cause investors to lose the entire amount of their investment.

Our ongoing viability as a company depends on our ability to successfully develop and commercialize our licensed technology.

We are principally focused on developing two product platforms, a drug, bryostatin, for the treatment of AD and our diagnostic test for the detection of AD, both of which are still in the clinical testing stage and have not yet been fully developed. Our potential success is highly uncertain since both of our principal product candidates are in development. Bryostatin is also subject to regulatory approval. Our potential success depends upon our ability to complete development and successfully commercialize in a timely manner bryostatin for the treatment of AD and the diagnostic test for AD. We must develop bryostatin, successfully test it for safety and efficacy in the targeted patient population and manufacture the finished dosage form on a commercial scale to meet regulatory standards and receive regulatory approvals. The development and commercialization process is both time-consuming and costly, and involves a high degree of business risk. Bryostatin is still at an early stage in its product development cycle, and any follow-on product candidates are still at the concept stage. In order to make our diagnostic test for AD commercially available, we must make investments to upgrade BRNI’s laboratory facilities or contract with a third-party lab for the processing of the diagnostic test. The results of clinical testing of our product candidates are uncertain and we cannot assure anybody that we will be able to obtain regulatory approvals of our product candidates. If obtained, regulatory approvals may take longer or be more expensive than anticipated. Furthermore, even if regulatory approvals are obtained, our products may not perform as we expect and we may not be able to successfully and profitably produce and market any products. Delays in any part of the process or our inability to obtain regulatory approval of our products could adversely affect our future operating results by restricting (or even prohibiting) the introduction and sale of our products.

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If the BRNI License were terminated, we may be required to cease operations.

Our rights to develop, commercialize and sell certain of our proposed products, including bryostatin and our diagnostic test for the detection of AD, are, in part, dependent upon the BRNI License. BRNI has the right to terminate this agreement after 30 days prior notice in certain circumstances, including if we were to materially breach any provisions of the agreement after a 60-day cure period for breaches that are capable of being cured, in the event of certain bankruptcy or insolvency proceedings or in the event of the termination of the Common Stockholders Agreement with respect to the Company. See “Certain Relationships and Related Transactions—Common Stockholders Agreement” for more information about this agreement, the Common Stockholders Agreement. Additionally, the BRNI License provides that the license may not be assigned, including by means of a change of control of the Company, or sublicensed without the consent of BRNI. For additional information regarding the BRNI License, see “Business—Intellectual Property—Technology License and Services Agreement.” If the BRNI License were terminated, we would lose rights to a substantial portion of the intellectual property currently being developed by us and no longer have the rights to develop, commercialize and sell some of our proposed products. As a result, we may be required to cease operations under such circumstance.

We currently rely on BRNI, and may also rely on other independent third-party contract research organizations, to perform clinical and non-clinical studies of our drug candidate and diagnostic test and to perform other research and development services.

The BRNI License requires us to use BRNI to provide research and development services and other scientific assistance and support services, including clinical trials, under certain conditions. The BRNI License limits our ability to make certain decisions, including those relating to our drug candidate and diagnostic test, without BRNI’s consent. See “Business—Intellectual Property—Technology License and Services Agreement.” Under certain conditions, we may, however, also rely on independent third-party contract research organizations, or a CRO, to perform clinical and non-clinical studies of our drug candidate and diagnostic test. Many important aspects of the services that may be performed for us by CROs would be out of our direct control. If there were to be any dispute or disruption in our relationship with such CROs, the development of our drug candidate and diagnostic test may be delayed. Moreover, in our regulatory submissions, we would expect to rely on the quality and validity of the clinical work performed by our CROs. If any of our CROs’ processes, methodologies or results were determined to be invalid or inadequate, our own clinical data and results and related regulatory approvals could be materially adversely impacted.

We have relied on the representations and materials provided by BRNI, including scientific, peer-reviewed and non-peer reviewed publications, abstracts, slides, internal documents, verbal communications, patents and related patent filings, with respect to the results of its research related to our proposed products.

BRNI began the development of the intellectual property that forms the basis for our proposed products in 1999. We have relied on the quality and validity of the research results obtained by BRNI with respect to this intellectual property, and we have conducted limited verification of the raw preclinical and clinical data produced by BRNI. No independent third-party has verified any such data. Some of BRNI’s results have been included in this prospectus. If any of BRNI’s basic processes, methodologies or results were determined to be invalid or inadequate, our own clinical data and results and related regulatory approvals, could be materially adversely impacted.

We have a limited operating history upon which investors can evaluate our future prospects.

Our product candidates are in an early development stage and we are subject to all of the risks inherent in the establishment of a new business enterprise. While development of our product candidates was started in 1999 by BRNI, Neurotrope BioScience was incorporated on October 31, 2012 and on that same date entered into the BRNI License for the continuing development and commercialization of our product candidates, and therefore we have a limited operating history. Our proposed products are currently in the research and development stage and we have not generated any revenues, nor do we expect our products to generate revenues for at least 36 months, if ever. As a result, any investment in our securities must be evaluated in light of the potential problems, delays, uncertainties and complications encountered in connection with a newly established pharmaceutical development business. The risks include, but are not limited to, the possibilities that any or all of our potential products will be found to be unsafe, ineffective or, that the products once developed, although effective, are not economical to market; that our competitors hold proprietary rights that preclude us from marketing such products; that our competitors market a superior or equivalent product; or the failure to receive necessary regulatory clearances for our proposed products. To achieve profitable operations, we must successfully develop, obtain regulatory approval for, introduce and successfully market at a profit product candidates that are currently in the research and development phase, including candidates that are not yet in clinical development. We only have two product candidates in clinical development. Much of the clinical development work and testing for our product candidates remains to be completed. No assurance can be given that our research and development efforts will be successful, that required regulatory approvals will be obtained, that any of our candidates will be safe and effective, that any products, if developed and introduced, will be successfully marketed or achieve market acceptance or that products will be marketed at prices necessary to generate profits. Failure to successfully develop, obtain regulatory approvals for, or introduce and market our products would have material adverse effects on our business prospects, financial condition and results of operations.

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If we do not obtain the necessary regulatory approvals in the United States and/or other countries, we will not be able to sell our drug candidates.

We cannot assure you that we will receive the approvals necessary to commercialize bryostatin, or any other potential drug candidates we acquire or attempt to develop in the future. We will need approval from the FDA to commercialize our drug candidates in the U.S. and approvals from similar regulatory authorities in foreign jurisdictions to commercialize our drug candidates in those jurisdictions. In order to obtain FDA approval of bryostatin or any other drug candidate for the treatment of AD, we must submit a New Drug Application, or NDA, to the FDA, demonstrating that the drug candidate is safe, pure and potent, and effective for its intended use. This demonstration requires significant research including completion of clinical trials. Satisfaction of the FDA’s regulatory requirements typically takes many years, depending upon the type, complexity and novelty of the drug candidate and requires substantial resources for research, development and testing. We cannot predict whether our clinical trials will demonstrate the safety and efficacy of our drug candidates or if the results of any clinical trials will be sufficient to advance to the next phase of development or for approval from the FDA. We also cannot predict whether our research and clinical approaches will result in drugs or therapeutics that the FDA considers safe and effective for the proposed indications. The FDA has substantial discretion in the drug approval process. The approval process may be delayed by changes in government regulation, future legislation or administrative action or changes in FDA policy that occur prior to or during our regulatory review. Delays in obtaining regulatory approvals may prevent or delay commercialization of, and our ability to derive revenues from, our drug candidates and diminish any competitive advantages that we may otherwise believe that we hold. Even if we comply with all FDA requests, the FDA may ultimately reject one or more of our applications. We may never obtain regulatory clearance for any of our drug candidates. Failure to obtain FDA approval of our drug candidates will leave us without a saleable product and therefore without any source of revenues. In addition, the FDA may require us to conduct additional clinical testing or to perform post-marketing studies, as a condition to granting marketing approval of a drug product or permit continued marketing, if previously approved. If conditional marketing approval is obtained, the results generated after approval could result in loss of marketing approval, changes in product labeling, and/or new or increased concerns about the side effects or efficacy of a product. The FDA has significant post-market authority, including the explicit authority to require post-market studies and clinical trials, labeling changes based on new safety information and compliance with FDA-approved risk evaluation and mitigation strategies. The FDA’s exercise of its authority has in some cases resulted, and in the future could result, in delays or increased costs during product development, clinical trials and regulatory review, increased costs to comply with additional post-approval regulatory requirements and potential restrictions on sales of approved drugs. In foreign jurisdictions, the regulatory approval processes generally include the same or similar risks as those associated with the FDA approval procedures described above. We cannot assure you that we will receive the approvals necessary to commercialize our drug candidates for sale either within or outside the United States.

If we are unable to engage a CLIA-certified lab to process our diagnostic test at its facilities, the commercialization of our diagnostic test may be unsuccessful.

We have conducted analyses of the underlying AD diagnostic technology and are continuing to conduct market research to evaluate physician acceptability, commercial sales potential and product development costs of an AD diagnostic product. If our Board of Directors determines to continue development of our AD diagnostic product, we plan to offer the test in the United States in a laboratory that has been accredited under CLIA, to perform high complexity testing. We believe that if our diagnostic test is solely available through a single CLIA-certified lab, we may market the diagnostic test as a laboratory developed test, or LDT, and fall within the FDA’s enforcement discretion policy for such tests. Under historic FDA enforcement policies and guidance, LDTs such as this generally did not require FDA premarket clearance or approval before commercialization, and we plan to market our test on that basis. FDA guidance and policy pertaining to diagnostic testing, however, is continuing to evolve and is subject to ongoing review and revision. A significant change in FDA guidance and policy may trigger FDA oversight of any diagnostic test we develop and offer through a single CLIA-certified lab. If we are unable to contract with a CLIA-certified lab for the processing of our diagnostic test, we may not be able to market the test as an LDT, which could result in substantial delays in the commercialization of our diagnostic test. We have supported the progress of BRNI’s facility located in Rockville, Maryland towards becoming a CLIA-accredited facility; however, there is no guarantee that this facility will achieve this certification in the timeframe required for commercial introduction of an AD diagnostic product.

If the FDA requires approval or clearance of our diagnostic test, we could incur substantial costs and time delays associated with meeting requirements for pre-market clearance or approval.

Although the FDA maintains that it has authority to regulate the development and use of LDTs, such as ours, as medical devices, it has not exercised its authority with respect to most LDTs as a matter of enforcement discretion. The FDA does not generally extend its enforcement discretion to reagents or software provided by third parties and used to perform LDTs, and therefore these products must typically comply with FDA medical device regulations, which are wide-ranging and govern, among other things: product design and development, product testing, product labeling, product storage, pre-market clearance or approval, advertising and promotion and product sales and distribution.

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We believe that a diagnostic test utilized in a single CLIA-certified laboratory falls within the FDA’s current enforcement discretion policy for diagnostic tests. As a result, we believe that pursuant to the FDA’s current policies and guidance, the FDA, in its discretion, would not require that we obtain regulatory clearances or approvals for this type of AD test. The container we provide for collection and transport of biopsy samples from a pathology laboratory to our clinical reference laboratory may be a medical device subject to FDA regulation but, we believe, would not receive pre-market review by the FDA because under current policy and guidance we expect the FDA to exercise its discretion not to enforce the requirement. We cannot assure you that the FDA or other regulatory agencies would agree with our determination. A determination that we have violated these laws or a public announcement that we are being investigated for possible violations of these laws could adversely affect our business prospects, financial condition and results of operations.

Moreover, FDA guidance and policy pertaining to diagnostic testing is continuing to evolve and is subject to ongoing review and revision. A significant change in any of the laws, regulations or policies may require us to change our business model in order to maintain regulatory compliance. At various times since 2006, the FDA has issued guidance documents or announced draft guidance regarding initiatives that may require varying levels of FDA oversight of our test. For example, in June 2010, the FDA announced a public meeting to discuss the agency’s oversight of LDTs prompted by the increased complexity of LDTs and their increasingly important role in clinical decision-making and disease management, particularly in the context of personalized medicine. The FDA indicated that it was considering a risk-based application of oversight to LDTs and that, following public input and discussion, it might issue separate draft guidance on the regulation of LDTs, which ultimately could require that we seek and obtain either pre-market clearance or approval of LDTs, depending upon the risk-based approach the FDA adopts. On October 3, 2014, the FDA published a proposed risk-based framework for LDTs, which are designed, manufactured, and used within a single laboratory. This draft guidance indicates that the FDA would like to establish an LDT oversight framework, including premarket review for higher-risk LDTs, such as those that have the same intended use as FDA-approved or cleared companion diagnostics currently on the market. The FDA’s notice states that it does not consider devices to be LDTs if they are designed or manufactured completely, or partly, outside of the laboratory that offers and uses them. This includes instances in which an academic institution develops a device, which it then licenses to or signs an exclusivity agreement (to manufacturer and use the device) with a private corporation that owns a CLIA-certified laboratory. It also includes instances in which a laboratory contracts with a specification developer to design a new device and transfer the design to the laboratory for final validation prior to the device being manufactured and used by the laboratory. The FDA’s draft guidance, if and when finalized, may significantly impact the development and commercialization of our products, and may require us to change our business model in order to maintain compliance with these laws. We cannot predict the ultimate timing or form of any FDA guidance or regulation addressing LDTs.

If the FDA significantly changes the regulation of LDTs, it could reduce our projected revenue or increase our projected costs and adversely affect our business, prospects, results of operations or financial condition. We cannot provide any assurance that FDA regulation, including pre-market review, will not be required in the future for our tests, whether through additional guidance issued by the FDA, new enforcement policies adopted by the FDA or new legislation enacted by Congress. We believe it is possible that legislation will be enacted into law or guidance could be issued by the FDA which may result in increased regulatory burdens for us to offer a diagnostic test.

The requirement of pre-market review could negatively affect our business until such review is completed and clearance to market or approval is obtained. The FDA could require that we stop selling our tests pending pre-market clearance or approval. We may be required to proactively achieve compliance with certain FDA regulations and to conform our manufacturing operations to the FDA’s good manufacturing practice regulations for medical devices, known as the Quality System Regulation (“QSR”), as part of our contracts with customers or as part of our collaborations with third parties. In addition, we may voluntarily seek to conform our manufacturing operations to QSR requirements. For clinical diagnostic products that are regulated as medical devices, the FDA enforces the QSR through pre-approved inspections and periodic unannounced inspections of registered manufacturing facilities. If we are subject to QSR requirements, the failure to comply with those requirements or take satisfactory corrective action in response to an adverse QSR inspection could result in enforcement actions, including a public warning letter or an untitled letter, a delay in approving or clearing, or a refusal to approve or clear, our products, a shutdown of manufacturing operations, a product recall, civil or criminal penalties or other sanctions, which could in turn cause our sales and business to suffer.

If the FDA allows our test to remain on the market but there is uncertainty about our tests, if they are labeled investigational by the FDA or if labeling claims the FDA allows us to make are very limited, orders or reimbursement may decline. The regulatory approval process may involve, among other things, successfully completing additional clinical trials and making a 510(k) submission, or filing a pre-market approval application with the FDA. If the FDA requires pre-market review, our tests may not be cleared or approved on a timely basis, if at all. We may also decide voluntarily to pursue FDA pre-market review of our tests if we determine that doing so would be appropriate.

If we were required to conduct additional clinical trials prior to continuing to offer our diagnostic test, those trials could lead to delays or failure to obtain necessary regulatory approval, which could cause significant delays in commercializing the product candidate and harm our ability to generate revenue.

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We have not generated any revenues since our inception and we do not expect to generate revenue for the foreseeable future. If we do not generate revenues and achieve profitability, we will likely need to curtail or cease our development plans and operations.

Our ability to generate revenues depends upon many factors, including our ability to complete development of our proposed products, our ability to obtain necessary regulatory approvals for our proposed products and our ability to successfully commercialize market and sell our products. We have not generated any revenues since we began operations on October 31, 2012. We expect to incur significant operating losses over the next several years. If we do not generate revenues, do not achieve profitability and do not have other sources of financing for our business, we will likely need to curtail or cease our development plans and operations, which could cause investors to lose the entire amount of their investment.

Our commercial success will depend, in part, on our ability, and the ability of our licensors, to obtain and maintain patent protection. Our licensors’ failure to obtain and maintain patent protection for our products may have a material adverse effect on our business.

Pursuant to the BRNI License, we have obtained rights to certain patents owned by BRNI or licensed to NRV II, LLC by BRNI as of or subsequent to October 31, 2012. For additional information regarding the BRNI License, see “Business—Intellectual Property—Technology License and Services Agreement.” In the future, we may seek rights from third parties to other patents or patent applications. Our success will depend, in part, on our ability and the ability of our licensors to maintain and/or obtain and enforce patent protection for our proposed products and to preserve our trade secrets, and to operate without infringing upon the proprietary rights of third parties. Patent positions in the field of biotechnology and pharmaceuticals are generally highly uncertain and involve complex legal and scientific questions. We cannot be certain that we or our licensors were the first inventors of inventions covered by our licensed patents or that we or they were the first to file. Accordingly, the patents licensed to us may not be valid or afford us protection against competitors with similar technology. The failure to maintain and/or obtain patent protection on the technologies underlying our proposed products may have material adverse effects on our competitive position and business prospects.

Our licensed patented technologies may infringe on other patents, which may expose us to costly litigation.

It is possible that our licensed patented technologies may infringe on patents or other rights owned by others. We may have to alter our products or processes, pay additional licensing fees, pay to defend an infringement action or challenge the validity of the patents in court or cease activities altogether because of patent rights of third parties, thereby causing additional unexpected costs and delays to us. Patent litigation is costly and time consuming, and we may not have sufficient resources to pay for such litigation. Pursuant to the BRNI License, BRNI has the exclusive right (but not the obligation) to apply for, file, prosecute or maintain patents and patent applications for our licensed technologies. However, in order to maintain our rights to use our licensed technologies, we must reimburse BRNI for all of the attorney’s fees and other costs and expenses related to any of the foregoing. For additional information regarding the BRNI License, see “Business—Intellectual Property—Technology License and Services Agreement.” If the patents licensed to us are determined to infringe a patent owned by a third party and we do not obtain a license under such third-party patents, or if we are found liable for infringement or are not able to have such third-party patents declared invalid, we may be liable for significant money damages, we may encounter significant delays in bringing products to market or we may be precluded from participating in the manufacture, use or sale of products or methods of treatment requiring such licenses.

We may not be able to protect our trade secrets and other unpatented proprietary technologies, which could give our competitors an advantage over us.

In addition to our reliance on patents and pending patents owned by BRNI, we rely upon trade secrets and other unpatented proprietary technologies. We may not be able to adequately protect our rights with regard to such unpatented proprietary technologies or competitors may independently develop substantially equivalent technologies. We seek to protect trade secrets and proprietary knowledge, in part through confidentiality agreements with our employees, consultants, advisors and collaborators. Nevertheless, these agreements may not effectively prevent disclosure of our confidential information and may not provide us with an adequate remedy in the event of unauthorized disclosure of such information and, as a result, our competitors could gain a competitive advantage over us.

We are dependent on Charles S. Ramat, our President and Chief Executive Officer, for the successful execution of our business plan. The loss of Mr. Ramat or other key members of our management team could have a material adverse effect on our business prospects.

We are highly dependent on Charles S. Ramat, our President and Chief Executive Officer. We are dependent on Charles S. Ramat’s and our directors’ networks of contacts and experience to recruit key talent to the Company. We do not have key-man insurance on any of our officers. Loss of the services of Charles S. Ramat or other key members of our management team or our Board of Director’s ability to identify and hire key talent could have a material adverse effect on our business prospects, financial condition and results of operations.

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If we are unable to hire additional qualified personnel our business prospects may suffer.

Our success and achievement of our business plans depend upon our ability to recruit, hire, train and retain other highly qualified technical and managerial personnel. Competition for qualified employees among pharmaceutical and biotechnology companies is intense, and the loss of any of such persons, or an inability to attract, retain and motivate any additional highly skilled employees required for the implementation of our business plans and activities could have a materially adverse effect on us. Our inability to attract and retain the necessary technical and managerial personnel and consultants and scientific and/or regulatory consultants and advisors could have a material adverse effect on our business prospects, financial condition and results of operations.

We may not be able to in-license or acquire new development-stage products or technologies.

Our product commercialization strategy relies, to some extent, on our ability to in-license or acquire product formulation techniques, new chemical entities, or related know-how that has proprietary protection. We may also seek to acquire, by license or otherwise, other development stage products that are consistent with our product portfolio objectives and commercialization strategy. The acquisition of products requires the identification of appropriate candidates, negotiation of terms of acquisition, financing for the acquisition and integration of the candidates into our portfolio. Failure to accomplish any of these tasks may diminish our growth rate and adversely alter our competitive position.

We are dependent upon the NCI to supply bryostatin for our clinical trials.

BRNI has entered into a material transfer agreement with the NCI, pursuant to which the NCI has agreed to supply bryostatin required for our pre-clinical research and clinical trials. This agreement does not provide for a sufficient amount of bryostatin to support the completion of our clinical trials that we are required to conduct in order to seek FDA approval of bryostatin for the treatment of AD. Therefore, BRNI or we will have to enter into one or more subsequent agreements with the NCI for the supply of additional amounts of bryostatin. If BRNI or we are unable to secure such additional agreements or if the NCI otherwise discontinues for any reason supplying us with bryostatin, then we would have to either secure another source of bryostatin or discontinue our efforts to develop and commercialize bryostatin for the treatment of AD. We are currently exploring alternative sources of bryostatin and believe it will be feasible to secure future bryostatin supplies from these sources on commercially reasonable terms, although there can be no assurance this will be the case.

We expect to rely on third parties to manufacture our proposed products and, as a result, we may not be able to control our product development or commercialization.

We currently do not have an FDA approved manufacturing facility. We expect to rely on contract manufacturers to produce quantities of products and substances necessary for product commercialization. See also the risk factor above captioned “We are dependent upon the NCI to supply bryostatin for our clinical trials.” Contract manufacturers that we use must adhere to current good manufacturing practice regulations enforced by the FDA through its facilities inspection program. If the facilities of such manufacturers cannot pass a pre-approval plant inspection, the FDA pre-market approval of our products will not be granted. As a result:

•	there are a limited number of manufacturers that could produce the products for us and we may not be able to identify and enter into acceptable agreements with any manufacturers;

•	the products may not be produced at costs or in quantities necessary to make them commercially viable;

•	the quality of the products may not be acceptable to us and/or regulatory authorities;

•	our manufacturing partners may go out of business or file for bankruptcy;

•	our manufacturing partners may decide not to manufacture our products for us;

•	our manufacturing partners could fail to manufacture to our specifications;

•	there could be delays in the delivery of quantities needed;

•	we could be unable to fulfill our commercial needs in the event we obtain regulatory approvals and there is strong market demand; or

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•	ongoing inspections by the FDA or other regulatory authorities may result in suspensions, seizures, recalls, fines, injunctions, revocations and/or criminal prosecutions.

If we are unable to engage contract manufacturers or suppliers to manufacture or package our products, or if we are unable to contract for a sufficient supply of required products and substances on acceptable terms, or if we encounter delays or difficulties in our relationships with these manufacturers, or with a regulatory agency, then the submission of products for regulatory approval and subsequent sales of such products would be delayed. Any such delay may have a materially adverse effect on our business prospects, financial condition and results of operations.

We may rely on third parties for marketing and sales and our revenue prospects may depend on their efforts.

We currently have no experience in sales, marketing or distribution. We do not anticipate having the resources in the foreseeable future to allocate to the sales and marketing of our proposed products. As a result if our product development is successful, our future success will likely depend, in part, on our ability to enter into and maintain collaborative relationships with one or more third parties for sales, marketing or distribution, on the collaborator’s strategic interest in the products we have under development and on such collaborator’s ability to successfully market and sell any such products. We intend to pursue collaborative arrangements regarding the sales and marketing of our products as appropriate. However, we may not be able to establish or maintain such collaborative arrangements or, if we are able to do so, they may not have effective sales forces. To the extent that we decide not to, or are unable to, enter into collaborative arrangements with respect to the sales and marketing of our proposed products, significant capital expenditures, management resources and time will be required to establish and develop an in-house marketing and sales force with technical expertise. To the extent that we depend on third parties for marketing and distribution, any revenues received by us will depend upon the efforts of such third parties, which may not be successful.

If our products are not accepted by patients, the medical community or health insurance companies, our business prospects will suffer.

Commercial sales of any products we successfully develop will substantially depend upon the products’ efficacy and on their acceptance by patients, the medical community, providers of comprehensive healthcare insurance, healthcare benefit plan managers, the Centers for Medicare and Medicaid Services, or CMS (which is the U.S. federal agency which administers Medicare, Medicaid and the State Children’s Health Insurance Program), and other organizations. Widespread acceptance of our products will require educating patients, the medical community and third party payors of medical treatments as to the benefits and reliability of the products. Our proposed products may not be accepted, and, even if they are accepted, we are unable to estimate the length of time it would take to gain such acceptance.

The branded prescription segment of the pharmaceutical industry in which we operate is competitive, and we are particularly subject to the risks of such competition.

The branded prescription segment of the pharmaceutical industry in which we operate is competitive, in part, because the products that are sold require extensive sales and marketing resources invested in their commercialization. The increasing cost of prescription pharmaceuticals has caused providers of comprehensive healthcare insurance, healthcare benefit plan managers, CMS, as well as other organizations, collectively known as third party payors, to tightly control and dictate their drug formulary plans to control the costs associated with the use of prescription pharmaceutical products by enrollees in these plans. Our ability to gain formulary access to drug plans supported by these third party payors is substantially dependent on the differentiated patient benefit that our proposed products can provide, compared closely to similar products claiming the same benefits or advantages. We may not be able to differentiate our proposed products from those of our competitors, successfully develop or introduce new products that are less costly or offer better performance than those of our competitors, or offer purchasers of our proposed products payment and other commercial terms as favorable as those offered by our competitors. We expect that some of our proposed products, even if successfully developed and commercialized, will eventually face competition from a significant number of biotechnology or large pharmaceutical companies. Because most of our competitors have substantially greater financial and other resources than we have, we are particularly subject to the risks inherent in competing with them. The effects of this competition could materially adversely affect our business prospects, financial condition and results of operations.

We are developing our product candidates to address unmet medical needs in the treatment of AD. Our competition will be determined in part by the potential indications for which drugs are developed and ultimately approved by regulatory authorities. Additionally, the timing of market introduction of some of our potential products or of competitors’ products may be an important competitive factor. Accordingly, the relative speed with which we can develop our product candidates, complete preclinical testing, clinical trials and approval processes and supply commercial quantities to market are expected to be important competitive factors. We expect that competition among products approved for sale will be based on various factors, including product efficacy, safety, reliability, availability, price and patent position.

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Our business will expose us to potential product liability risks, which could result in significant product liability exposure.

Our business will expose us to potential product liability risks that are inherent in the testing, designing, manufacturing and marketing of human diagnostic and therapeutic products. Product liability insurance in the pharmaceutical industry is generally expensive, and we may not be able to obtain or maintain product liability insurance in the future on acceptable terms or with adequate coverage against potential liabilities, if at all. A successful products liability claim brought against us could have a material adverse effect on our business prospects, financial condition and results of operations.

A successful clinical trial liability claim against us could have a material adverse effect on our financial condition even with such insurance coverage.

Our business will expose us to potential liability that results from risks associated with conducting clinical trials of our product candidates. Although we have procured clinical trial product liability insurance coverage for our bryostatin product candidate with coverages and deductibles we believe are adequate, there is no guarantee that our coverage will be adequate to satisfy any liability we may incur. We do not currently have insurance with respect to any other product candidate. A successful clinical trial liability claim brought against us could have a material adverse effect on our business prospects, financial condition and results of operations even if we successfully obtain clinical trial insurance.

A successful liability claim against us could have a material adverse effect on our financial condition.

Our business and actions can expose us to potential liability risks that are inherent in business, generally, and in the pharmaceutical industry, specifically. While we maintain commercial general liability insurance with coverages and deductibles we believe are adequate, there is no guarantee that our coverage will be adequate to satisfy any liability we may incur. A successful liability claim brought against us could have a material adverse effect on our business prospects, financial condition and results of operations.

Reforms in the health care industry and the uncertainty associated with pharmaceutical and laboratory test pricing, reimbursement and related matters could adversely affect the marketing, pricing and demand for our products.

Public and private entities are seeking ways to reduce or contain increasing health care costs. All generic pharmaceutical manufacturers whose products are covered by the Medicaid program are required to rebate to each state a percentage of their “average manufacturer price” for the products in question. The extension of prescription drug coverage to all Medicare recipients was approved by Congress several years ago. Numerous other proposals to curb rising pharmaceutical prices have also been introduced or proposed in Congress and in some state legislatures. We cannot predict the nature of the measures that may be adopted or their effect on our competitive position. Our ability to market our products depends, in part, on reimbursement levels for them and related treatment established by health care providers, private health insurers and other organizations, including health maintenance organizations and managed care organizations. In the event that governmental authorities enact additional legislation or adopt regulations that affect third party coverage and reimbursement, demand for our products may be reduced, which may materially adversely affect our business prospects, financial condition and results of operations.

In April 2014, the President signed the Protecting Access to Medicare Act of 2014, or PAMA, which contained provisions that significantly affect Medicare payment for clinical laboratory tests that are reimbursed under the Clinical Laboratory Fee Schedule or CLFS. Under PAMA, Medicare payment rates for tests will be based on the volume-weighted median of private payor payment rates for the test. Private payor payment amounts, adjusted for discounts and other price concessions, will be collected by laboratories, starting in 2016, and submitted to CMS so that market-based payment rates can be calculated. The payment rates calculated under PAMA will be effective starting January 1, 2017, and will be reviewed every three years, based on private payor payment rates and volumes for their tests. New tests will generally be paid using existing reimbursement methodologies known as cross-walking or gap filling. However, some new tests, termed Advanced Diagnostic Laboratory Tests, will be paid based on the laboratory’s actual list charge for a brief period of time until private payor payment data is available. In order to facilitate implementation of the new payment methodology, starting in 2016, CMS is required to assign specific billing codes to many CLFS tests existing at the time of enactment and to all new CLFS tests. The Secretary of United States Department of Health and Human Services has discretion over many aspects of implementing PAMA, including determining which labs will be required to collect private payer payment information, which tests may be designated as Advanced Diagnostic Laboratory tests, and which existing laboratory tests will be assigned new billing codes; therefore, the impact of this law, if any, on Medicare payment for any potential diagnostic product we might develop and commercialize in the future is unclear. In the event that our potential diagnostic product is developed and commercialized, we believe that over time, our customers could see decreased reimbursement from Medicare in connection with the use of our potential diagnostic product. As a result, the price at which we may be able sell our potential diagnostic product may be impacted, and in turn, our revenue growth may be negatively impacted.

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PAMA also codified coverage rules for laboratory tests by requiring any local coverage determination to be made following the established procedures for development and appeals of local coverage determinations. PAMA also authorizes CMS to consolidate coverage policies for clinical laboratory tests among one to four laboratory-specific Medicare contractors. These same contractors may also be designated to process claims if CMS determines that such a model is appropriate.

Consolidation in the pharmaceutical industry could materially affect our ability to operate as an independent entity.

The pressure to grow revenues while containing the escalating costs of basic research and development has resulted in an increase in mergers and acquisitions in our industry. More consolidation in the pharmaceutical industry is expected over the next five years. We could become an acquisition target by a larger competitor and, as a consequence, suffer serious disruptions to our business model or even lose control of our ability to operate as an independent entity. Such events could have a material adverse effect on our product development efforts or the commercialization of our proposed products.

Risks Related to Our Common Stock

There currently is a limited public market for our common stock. Failure to develop or maintain an active trading market could negatively affect the value of our common stock and make it difficult or impossible for you to sell your shares.

There is currently a limited public market for shares of our common stock, and an active trading market may never develop or, if developed, may not be maintained. Our common stock is not listed on a stock exchange. Our common stock is quoted on the OTC Market. The OTC Market is a thinly traded market and lacks the liquidity of certain other public markets with which some investors may have more experience. The average daily trading volume in our common stock was 23,924 shares during the 90-day period from August 16, 2014 to November 13, 2014. We do not currently and may not ever be able to satisfy the listing requirements for our common stock to be listed on a national securities exchange, which are often a more widely-traded and liquid market. Some, but not all, of the factors which may delay or prevent the listing of our common stock on a more widely-traded and liquid market include the following: our stockholders’ equity may be insufficient; the market value of our outstanding securities may be too low; our net income from operations may be too low; our common stock may not be sufficiently widely held; we may not be able to secure market makers for our common stock; and we may fail to meet the rules and requirements mandated by the several exchanges and markets to have our common stock listed. Should we fail to satisfy the initial listing standards of the national exchanges, or our common stock is otherwise rejected for listing and remains listed on the OTC Market or suspended from the OTC Market, the trading price of our common stock could suffer and the trading market for our common stock may be less liquid and our common stock price may be subject to increased volatility.

We cannot assure you that our common stock will become liquid or that it will be listed on a securities exchange.

Until our common stock is listed on a national securities exchange, such as the New York Stock Exchange or the Nasdaq Stock Market, we expect our common stock to remain eligible for quotation on the OTC Market, or on another over-the-counter quotation system, or in the “pink sheets.” In those venues, however, an investor may find it difficult to obtain accurate quotations as to the market value of our common stock. In addition, if we fail to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our common stock, which may further affect the liquidity of our common stock. This would also make it more difficult for us to raise capital.

Our common stock is subject to the “penny stock” rules of the SEC and the trading market in the securities is limited, which makes transactions in the stock cumbersome and may reduce the value of an investment in our common stock.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person’s account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

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In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and

•	make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form sets forth:

•	the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers and potential investors may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for existing stockholders to dispose of such securities and cause a decline in the market value of such securities.

Rule 15g-2 requires that disclosure has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our securities. If our securities are subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

Volatility in the price of our common stock could lead to losses by investors and costly securities litigation.

The trading price of our common stock is likely to be highly volatile and could fluctuate in response to factors such as:

•	actual or anticipated variations in our operating results;

•	announcements of developments by us or our competitors;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	adoption of new accounting standards affecting our industry;

•	additions or departures of key personnel;

•	sales of our common stock or other securities in the open market or in any publicized transaction;

•	changes in our industry;

•	regulatory and economic developments, including our ability to obtain working capital financing;

•	in the event the shares of our common stock become saleable under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), potential and actual sales of our common stock by our present stockholders may have a depressive effect on the price of our common stock in the marketplace;

•	on August 29, 2014, we filed a Registration Statement on Form 8-A with the SEC, and as a result, potential and actual sales of our common stock by our present stockholders may have a depressive effect on the price of our common stock in the marketplace;

•	our ability to execute our business plan;

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•	other events or factors, many of which are beyond our control; and

•	announcement of clinical trial results.

The stock market is subject to significant price and volume fluctuations. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been initiated against the public company. Litigation initiated against us, whether or not successful, could result in substantial costs and diversion of our management’s attention and resources, which could harm our business and financial condition.

We do not anticipate dividends to be paid on our common stock, and investors may lose the entire amount of their investment.

Cash dividends have never been declared or paid on our common stock, and we do not anticipate such a declaration or payment for the foreseeable future. We expect to use future earnings, if any, to fund business growth. Therefore, stockholders will not likely receive any funds absent a sale of their shares. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates. We cannot assure stockholders of a positive return on their investment when they sell their shares, nor can we assure that stockholders will not lose the entire amount of their investment.

If securities analysts do not initiate coverage or continue to cover our common stock or publish unfavorable research or reports about our business, this may have a negative impact on the market price of our common stock.

The trading market for our common stock may depend, in part, on the research and reports that securities analysts publish about our business and the Company. It is often more difficult to obtain analyst coverage for companies whose securities are traded on the OTC Market. We do not have any control over securities analysts. There is no guarantee that securities analysts will cover our common stock. If securities analysts do not cover our common stock, the lack of research coverage may adversely affect its market price. If we are covered by securities analysts, and our stock is the subject of an unfavorable report, our stock price and trading volume would likely decline. If one or more of these analysts ceases to cover the Company or fails to publish regular reports on the Company, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline. Our common stock is currently covered by one securities analyst, however, we cannot assure you that this securities analyst, or any other securities analysts, will cover our common stock going forward.

State Blue Sky registration requirements could limit resale of the shares.

The holders of our shares and persons who desire to purchase the shares in any trading market that might develop in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell the securities. Accordingly, investors should consider the secondary market for our securities to be a limited one. It is the intention of our management to seek coverage and publication of information regarding us in an accepted publication which permits a “manuals exemption.” This manuals exemption permits a security to be sold by stockholders in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by that state. The listing entry must contain (i) the names of issuers, officers, and directors, (ii) an issuer’s balance sheet, and (iii) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations. The principal accepted manuals are those published by Standard and Poor’s, and Mergent, Inc. Many states expressly recognize these manuals. Certain states either do not recognize principal accepted manuals or do not expressly recognize the manuals exemption. These states include: Alabama, California, Illinois, Kentucky, Louisiana, Missouri, New Hampshire, New York, Tennessee and Virginia. Registration of the securities will be required in these states. There is no assurance that the state securities divisions will approve these registrations.

You may experience dilution of your ownership interests because of the future issuance of additional shares of our common stock.

Any future issuance of our equity or equity-backed securities will dilute then-current stockholders’ ownership percentages and could also result in a decrease in the fair market value of our equity securities, because our assets would be owned by a larger pool of outstanding equity. As described above, we will need additional financing to continue our operations and may raise additional capital through public or private offerings of our common or preferred stock or other securities that are convertible into or exercisable for our common or preferred stock. We may also issue such securities in connection with hiring or retaining employees and consultants (including stock options and other equity compensation issued under our equity incentive plans), as payment to providers of goods and services, in connection with future acquisitions or for other business purposes. Our Board of Directors may at any time authorize the issuance of additional common or preferred stock without common stockholder approval, subject only to the total number of authorized common and preferred shares set forth in our Articles of Incorporation. The terms of equity securities issued by us in future transactions may be more favorable to new investors, and may include dividend and/or liquidation preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect. Also, the future issuance of any such additional shares of our common or preferred stock or other securities may create downward pressure on the trading price of our common stock. There can be no assurance that any such future issuances will not be at a price (or exercise prices) below the price at which shares of our common stock are then traded.

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The conversion of our issued and outstanding shares of Series A Stock could have the effect of diluting the voting power of common stockholders.

The conversion of shares of our Series A Stock could have the effect of changing or preventing a change of control of us and could dilute your interests. Our authorized capital stock includes 50,000,000 shares of preferred stock, of which 24,325,000 shares are designated as Series A Stock. Currently, our Series A Stock converts into common stock on a one-for-one basis. However, each share of our Series A Stock will convert into more than one share of our common stock in the event that we sell certain securities of the Company at a price per share that is less than the conversion price, which is currently set at $1.00 per share. The 45-day average price per share of our common stock for the time period from September 30, 2014 through November 13, 2014 and the 90-day average price per share of our common stock for the time period from August 16, 2014 through November 13, 2014 were $0.68 and $0.73, respectively. On November 21, 2014, the last reported sales price for our common stock was $1.21 per share.

The effects of the conversion of shares of our Series A Stock upon the rights of our common stockholders might include, among other things, restricting dividends on our common stock, diluting the voting power of our common stockholders, reducing the market price of our common stock, or impairing the liquidation rights of our common stock.

We may obtain additional capital through the issuance of preferred stock, which may limit your rights as a holder of our common stock.

Without any stockholder vote or action, our Board of Directors may designate and approve for issuance shares of our preferred stock. The terms of any preferred stock may include priority claims to assets and dividends and special voting rights which could limit the rights of the holders of our common stock. The designation and issuance of preferred stock favorable to current management or stockholders could make any possible takeover of us or the removal of our management more difficult.

Being a public company is expensive and administratively burdensome.

Public reporting companies are subject to the information and reporting requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and other federal securities laws, rules and regulations related thereto, including compliance with the Sarbanes-Oxley Act. Prior to August 29, 2014, we voluntarily filed certain reports with the SEC pursuant to the Exchange Act. On August 29, 2014, we filed a Registration Statement on Form 8-A with the SEC, which subjects us to the rules and regulations of the Exchange Act, including those requiring Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Complying with these laws and regulations requires the time and attention of our Board of Directors and management, and increases our expenses. Among other things, public reporting companies must:

•	maintain and evaluate a system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board;

•	maintain policies relating to disclosure controls and procedures;

•	prepare and distribute periodic reports in compliance with our obligations under federal securities laws;

•	institute a more comprehensive compliance function, including with respect to corporate governance; and

•	involve, to a greater degree, our outside legal counsel and accountants in the above activities.

The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC and furnishing audited reports to stockholders is expensive and much greater than that of a privately-held company, and compliance with these rules and regulations may require us to hire additional financial reporting, internal controls and other finance personnel, and will involve a material increase in regulatory, legal and accounting expenses and the attention of management. There can be no assurance that we will be able to comply with the applicable regulations in a timely manner, if at all. In addition, being a public company has made it more expensive for us to obtain director and officer liability insurance. In the future, we may be required to accept reduced coverage or incur substantially higher costs to obtain this coverage. These factors could also make it more difficult for us to attract and retain qualified executives and members of our Board of Directors, particularly directors willing to serve on the audit and compensation committees.

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Any failure to maintain effective internal control over our financial reporting could materially adversely affect us.

Section 404 of the Sarbanes-Oxley Act, or Section 404, requires us to include in our annual reports on Form 10-K an assessment by management of the effectiveness of our internal control over financial reporting. In addition, at such time, if any, as we are no longer a “smaller reporting company,” our independent auditors will have to attest to and report on management’s assessment of the effectiveness of such internal control over financial reporting. We have limited experience operating as a public reporting company under the level of internal control over financial reporting required by the Sarbanes-Oxley Act. We performed an evaluation under the supervision and with the participation of our Chief Executive Officer and our Chief Financial Officer, our principal executive officer and principal financial officer, respectively, of the effectiveness of our disclosure controls and procedures. Based on their evaluation, our Chief Executive Officer and Chief Financial Officer have concluded that our disclosure controls and procedures are not effective due to the material weakness resulting from a limited segregation of duties among our employees with respect to our control activities. This deficiency is the result of our limited number of employees. This deficiency may affect management’s ability to determine if errors or inappropriate actions have taken place. Management is required to apply its judgment in evaluating the cost-benefit relationship of possible changes in our disclosure controls and procedures.

Even in the event that our management concludes that our internal control over financial reporting becomes effective, if our independent auditors are not satisfied with the adequacy of our internal control over financial reporting, or if the independent auditors interpret the requirements, rules or regulations differently than we do, then (to the extent we are no longer a “smaller reporting company”) they may decline to attest to management’s assessment or may issue a report that is qualified. Any of these events could result in a loss of investor confidence in the reliability of our financial statements, which in turn could negatively impact the price of our common stock.

We must perform system and process evaluation and testing of our internal control over financial reporting to allow management and (if required in the future) our independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting, as required by Section 404. Our compliance with Section 404 may require that we incur substantial accounting expense and expend significant management efforts. We currently do not have an internal audit group, and we will need to retain the services of additional accounting and financial staff or consultants with appropriate public company experience and technical accounting knowledge to satisfy the ongoing requirements of Section 404.

Neurosciences Research Ventures, Inc. will be able to exercise substantial control over our business.

Neurosciences Research Ventures, Inc. owns 8,573,750 shares of our common stock and 1,662,500 options to purchase shares of our common stock. These numbers do not include 451,250 Indemnification Escrow Shares (as such term is defined in “Certain Relationships and Related Transactions - Merger Agreement” below) to which Neurosciences Research Ventures may be entitled to receive under the Indemnification Escrow Agreement (as described in “Certain Relationships and Related Transactions - Merger Agreement” below). In the aggregate, such securities represented beneficial ownership of approximately 41.3% of our common stock as of November 13, 2014, as calculated in accordance with Regulation S-K, Item 403. Additionally, pursuant to an Amended and Restated Stockholders Agreement, or the Common Stockholders Agreement, dated August 23, 2013, Neurosciences Research Ventures, Inc. has the right to nominate and elect two representatives to our Board of Directors. Pursuant to this right, William S. Singer and James Gottlieb are members of our Board of Directors. See also “Certain Relationships and Related Transactions” below. As a result of the foregoing, BRNI and its affiliate, Neurosciences Research Ventures, Inc., are able to exercise substantial influence over our business, policies and practices.

Northlea Partners, LLLP is able to exercise substantial control over our business.

Northlea Partners, LLLP owns 4,927,650 shares of our common stock and 750,000 shares of our Series A Stock. These numbers do not include 259,350 Indemnification Escrow Shares to which Northlea Partners, LLP may be entitled to receive under the Indemnification Escrow Agreement. In the aggregate, such securities represented beneficial ownership of approximately 23.8% of our common stock as of November 13, 2014, as calculated in accordance with Regulation S-K, Item 403. Additionally, pursuant to the Common Stockholders Agreement, Northlea Partners, LLLP has the right to nominate and elect two representatives to our Board of Directors. Pursuant to this right, Dr. John Abeles, who is the Managing Member of Northlea Partners, LLLP, is a member of our Board of Directors. Northlea Partners, LLLP has the right to nominate and elect another representative to our Board of Directors as they see fit. To this end, Northlea Partners, LLLP nominated, and the Company’s Board of Directors appointed, Mr. Larry D. Alstiel to the Company’s Board of Directors. As a result of the foregoing, Northlea Partners, LLLP is able to exercise substantial influence over our business, policies and practices.

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SELLING STOCKHOLDERS

This prospectus covers the resale from time to time by the selling stockholders identified in the table below of up to 25,225,000 shares of our common stock.

The selling stockholders identified in the table below may, from time to time, offer and sell under this prospectus any or all of the shares of our common stock described under the columns “Shares of Common Stock owned Prior to this Offering and Registered hereby,” “Shares issuable upon Conversion of Series A Stock owned Prior to this Offering and Registered hereby” and “Shares Issuable Upon Exercise of Warrants owned Prior to this Offering and Registered hereby” in the table below.

Certain selling stockholders may be deemed to be “underwriters” as defined in the Securities Act. Any profits realized by such selling stockholder may be deemed to be underwriting commissions.

The table below has been prepared based upon information furnished to us. The selling stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the selling stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly. We cannot give an estimate as to the number of shares of our common stock that will actually be held by the selling stockholders upon termination of this offering because the selling stockholders may offer some or all of their common stock under the offering contemplated by this prospectus or acquire additional shares of common stock. The total number of shares that may be sold hereunder will not exceed the number of shares offered hereby. Please read the section entitled “Plan of Distribution” in this prospectus.

The following table sets forth the name of each selling stockholder, the number of shares of our common stock beneficially owned by such stockholder before this offering, the number of shares to be offered for such stockholder’s account and the number and (if one percent or more) the percentage of the class to be beneficially owned by such stockholder after completion of the offering. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares of our common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days of November 13, 2014, the Determination Date, through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement, and such shares are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding such options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other person. Beneficial ownership percentages are calculated based on 23,120,866 shares of our common stock outstanding as of the Determination Date.

Unless otherwise set forth below, based upon the information furnished to us, (a) the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the selling stockholder’s name, subject to community property laws, where applicable, (b) no selling stockholder had any position, office or other material relationship within the past three years, with us or with any of our predecessors or affiliates, and (c) no selling stockholder is a broker-dealer or an affiliate of a broker-dealer. Selling stockholders who are broker-dealers or affiliates of broker-dealers are indicated by footnote. We have been advised that these broker-dealers and affiliates of broker-dealers purchased our common stock in the ordinary course of business, not for resale, and, at the time of purchase, did not have any agreements or understandings, directly or indirectly, with any person to distribute such common stock. The number of shares of our common stock shown as beneficially owned before the offering is based on information furnished to us or otherwise based on information available to us at the timing of the filing of the registration statement of which this prospectus forms a part.

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Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to the Offering	Shares of Common Stock owned Prior to this Offering and Registered hereby	Shares issuable upon Conversion of Series A Stock owned Prior to this Offering and Registered hereby(1)	Shares Issuable Upon Exercise of Warrants owned Prior to this Offering and Registered hereby(2)	Shares of Common Stock Beneficially Owned Upon Completion of the Offering(3)	Percentage of Common Stock Beneficially Owned Upon Completion of the Offering(4)

ABP Venture Partners, LLC(5)	88,184	0	0	88,184	0	0
George M. Abraham	55,000	0	50,000	0	5,000	*
Justin Adelipour	50,000	0	50,000	0	0	0
Allen Chase Foundation(6)	24,500	0	24,500	0	0	0
Craig Anderson	32,000	0	32,000	0	0	0
Kent Tucker Andersen	198,000	0	198,000	0	0	0
Barclay Armitage	24,500	0	24,500	0	0	0
Associated Trust Company, NA Trustee, Sarah B. Remley Trust U/A dtd 5/12/93(7)	50,000	0	50,000	0	0	0
Adrienne M. Baker	49,000	0	49,000	0	0	0
Bantam Group LLC(8)	29,700	0	29,700	0	0	0
Michael & Julie Barber	30,000	0	30,000	0	0	0
Lon E. Bell	172,501	0	150,000	0	22,501	*
Marc Berman	15,000	0	15,000	0	0	0
Alan Bilzi	49,000	0	49,000	0	0	0
BIOYFJ, LLC(9)	300,000	0	300,000	0	0	0
Christopher J. and Denise M. Blum	20,000	0	20,000	0	0	0
Hans C. Bodmer	271,500	0	271,500	0	0	0
Bozarth LLC(10)	50,000	0	50,000	0	0	0
Andrew Brenner	150,000	150,000	0	0	0	0
Rocco J. Brescia, Jr.	24,500	0	24,500	0	0	0
Brio Capital Master Fund Ltd.(11)	250,000	0	250,000	0	0	0
Robert Burkhardt	49,000	0	49,000	0	0	0
James E. Butler, Jr.	73,500	0	73,500	0	0	0
Richard J. Cadenasso	25,000	0	25,000	0	0	0
Candy D. Azevedo Trustee under Pauline M. Howard Trust(12)	20,000	0	20,000	0	0	0
Gerald L. Canuso	50,000	0	50,000	0	0	0
Scott Cardone(13)	147,354	0	0	147,354	0	0
Gregg Chaplin	50,000	0	50,000	0	0	0
O. Stuart Chase	24,525	0	24,525	0	0	0
Daniel B. Chestler	99,000	0	99,000	0	0	0
Chicago Investments, Inc.(14)	50,000	0	50,000	0	0	0
Claude M. Penchina Rev Family Trust UTD 12/23/83(15)	50,000	0	50,000	0	0	0
Clyde McGregor Revocable Trust dtd 6/6/97(16)	250,000	0	250,000	0	0	0
Joseph L. Codi	74,000	0	74,000	0	0	0
Richard D. Cohen	98,000	0	98,000	0	0	0
Donald Cooper	150,000	0	150,000	0	0	0
Lee Harrison Corbin	125,000	0	125,000	0	0	0
John & Wendy Cotter	25,000	0	25,000	0	0	0
Christopher Cozzolino(17)	2,000	0	0	2,000	0	0
Currie Family Trust(18)	129,400	0	129,400	0	0	0
Dave Rickey & Daughters Foundation Charitable Trust(19)	29,700	29,700	0	0	0	0
Richard David	40,000	0	40,000	0	0	0

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Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to the Offering	Shares of Common Stock owned Prior to this Offering and Registered hereby	Shares issuable upon Conversion of Series A Stock owned Prior to this Offering and Registered hereby(1)	Shares Issuable Upon Exercise of Warrants owned Prior to this Offering and Registered hereby(2)	Shares of Common Stock Beneficially Owned Upon Completion of the Offering(3)	Percentage of Common Stock Beneficially Owned Upon Completion of the Offering(4)

David M. Rickey Trust dtd 5/8/02(20)	59,300	59,300	0	0	0	0
Dawna L. Paton TOD Dawna L. Paton Trust 2011(21)	26,806	0	26,806	0	0	0
Robert Dayton II	15,000	0	15,000	0	0	0
Deardorf 1987 Family Trust dtd 3.17.87(22)	74,500	0	74,500	0	0	0
Dennis R. DeLoach, Jr.	25,000	0	25,000	0	0	0
Steven Deustch	150,000	0	150,000	0	0	0
Theodore G. Dimitry	49,000	0	49,000	0	0	0
Carl Domino	100,000	0	100,000	0	0	0
James L. Dritz	50,000	0	50,000	0	0	0
Due Mondi Investments Ltd.(23)	49,000	0	49,000	0	0	0
Eileen V. Gioffre Revocable Trust U/A/D 3/23/05(24)	50,000	0	50,000	0	0	0
Suzanne Engel	25,000	0	25,000	0	0	0
Todd Evans	73,500	0	73,500	0	0	0
Fairfield Investment Group, LLC(25)	225,001	0	200,000	0	25,001	*
Trudy Fike	100,000	0	100,000	0	0	0
Melissa Fisher	148,000	0	148,000	0	0	0
Fortezza Investments, LP(26)	250,000	0	250,000	0	0	0
FOURJR Investments, Ltd.(27)	100,000	100,000	0	0	0	0
Robert D. Frankel	79,500	0	74,500	0	5,000	*
Charles Freeland	50,000	0	50,000	0	0	0
Charles & Beverly Freeland	99,000	0	99,000	0	0	0
Mahesh Ganmukhi	250,000	0	250,000	0	0	0
Ganmukhi Irrevocable Trust(28)	250,000	0	250,000	0	0	0
Walter G. Gans	69,000	0	69,000	0	0	0
Gibralt Capital Corporation(29)	750,000	750,000	0	0	0	0
Barbara Glenns(30)	10,000	0	0	10,000	0	0
Richard Gostanian	150,000	0	150,000	0	0	0
Gottbetter Capital Markets LLC(31)	185,434	0	0	185,434	0	0
Peter C. Gould	49,500	0	49,500	0	0	0
Dean Greenberg	39,200	0	39,200	0	0	0
Joy G. Greenberg	73,500	0	73,500	0	0	0
Marc Greenberger	30,000	0	30,000	0	0	0
Greenover Group LP(32)	750,000	0	750,000	0	0	0
Gubbay Investments LLC(33)	24,500	0	24,500	0	0	0
Andrew Guzzetti(34)	5,000	0	0	5,000	0	0
Hackett Family Trust dtd 7.27.98(35)	50,000	0	50,000	0	0	0
Jay Haft(36)	204,521	0	74,000	0	130,521	*
Kimberly J. Hanley(37)	891	0	0	891	0	0
Hannah Rose Holdings LLC(38)	3,389,424	0	1,375,000	0	2,014,424	8.2%
Robert Harrigan	40,000	0	40,000	0	0	0
Todd Harrigan(39)	93,331	0	0	93,331	0	0
Martin T. Hart	198,000	0	198,000	0	0	0
Marc S. Heilweil	49,000	0	49,000	0	0	0
Bragi Henningsson	50,000	0	50,000	0	0	0
Timothy Herrmann(40)	91,812	0	0	91,812	0	0

25

Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to the Offering	Shares of Common Stock owned Prior to this Offering and Registered hereby	Shares issuable upon Conversion of Series A Stock owned Prior to this Offering and Registered hereby(1)	Shares Issuable Upon Exercise of Warrants owned Prior to this Offering and Registered hereby(2)	Shares of Common Stock Beneficially Owned Upon Completion of the Offering(3)	Percentage of Common Stock Beneficially Owned Upon Completion of the Offering(4)

Hester Bell, Trustee of The Bell Family Trust, dtd, 2/2/95, as amended(41)	250,000	0	250,000	0	0	0
Charlotte Horowitz	49,000	49,000	0	0	0	0
Daniel W. & Allaire Hummel	20,000	0	20,000	0	0	0
Andy Intrater	74,000	0	74,000	0	0	0
Investment Recovery Partners, LLC(42)	68,800	0	68,800	0	0	0
Andre W. Iseli’	49,500	0	49,500	0	0	0
Joel R. Jacks	150,000	0	150,000	0	0	0
Alec Jaret	50,000	0	50,000	0	0	0
Joel L. Hochman Revocable Trust UAD 12/8/1994(43)	50,000	0	50,000	0	0	0
John P. Funkey Revocable Trust dtd 2/26/90(44)	172,500	0	172,500	0	0	0
Howard & Susan Kalka	79,000	0	79,000	0	0	0
Kanter Family Foundation(45)	50,000	0	50,000	0	0	0
Pradeep Kaul	500,000	0	500,000	0	0	0
Kristen Keirsey	49,000	0	49,000	0	0	0
Peter M. Knapp, Jr.	50,000	0	50,000	0	0	0
Eleanor M. Knight	24,500	0	24,500	0	0	0
Kevin & Susan Koch	25,000	0	25,000	0	0	0
John Kokalas	15,000	0	15,000	0	0	0
John C. Kroening	30,000	0	30,000	0	0	0
Lance & Dalia Nagel Family Trust(46)	98,000	0	98,000	0	0	0
David Landskowsky(47)	387,337	0	0	387,337	0	0
Lisa and Steven Landskowsky	25,000	0	25,000	0	0	0
Clay Lebhar	74,000	0	74,000	0	0	0
Michael M. Levine	75,000	0	75,000	0	0	0
Leonard Levy	99,000	0	99,000	0	0	0
Charles Loegering	25,000	0	25,000	0	0	0
Sudhir Malik	25,000	0	25,000	0	0	0
Peter Manos Jr. & Gina Manos	100,000	0	100,000	0	0	0
Joseph O. Manzi	49,000	0	49,000	0	0	0
Ryan A. Marrone	55,000	0	50,000	0	5,000	*
Brian Mayer(48)	8,000	0	0	8,000	0	0
Lindsey McGrandy(49)	13,843	0	0	13,843	0	0
Clyde S. McGregor	500,000	0	500,000	0	0	0
Charles and Diane Medici	50,000	0	50,000	0	0	0
Richard Melnick	100,000	100,000	0	0	0	0
Robert A. Melnick	75,000	0	75,000	0	0	0
Melvyn M. Okeon M.D. Profit Sharing Trust(50)	25,000	0	25,000	0	0	0
Maurice Meyer	50,000	50,000	0	0	0	0
Meryle Evans Family Trust(51)	249,000	0	249,000	0	0	0
Daniel Michael	49,000	0	49,000	0	0	0
Montague Capital Partners, LP (52)	250,000	0	250,000	0	0	0
Robert L. Montgomery	25,000	0	25,000	0	0	0
Michael Nathanson	25,000	0	25,000	0	0	0
Next Generation TS FBO David I. Gans IRA 1213(53)	25,000	0	25,000	0	0	0

26

Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to the Offering	Shares of Common Stock owned Prior to this Offering and Registered hereby	Shares issuable upon Conversion of Series A Stock owned Prior to this Offering and Registered hereby(1)	Shares Issuable Upon Exercise of Warrants owned Prior to this Offering and Registered hereby(2)	Shares of Common Stock Beneficially Owned Upon Completion of the Offering(3)	Percentage of Common Stock Beneficially Owned Upon Completion of the Offering(4)

Nexus Direct IRA Trust LLC as agent for Custodian First Trust Co. of Plymouth MN – FBO John Cotter IRA (#09-111251)(54)	200,000	0	200,000	0	0	0
NR Investors LLC(55)	73,500	0	73,500	0	0	0
Northlea Partners, LLLP(56)	6,702,739	0	750,000	0	5,952,739	23.9%
NSH 2008 Family Trust(57)	50,000	0	50,000	0	0	0
NTR21 Holdings, LLC(58)	1,746,431	0	1,000,000	0	0	0
O.C.A Construction, Inc.(59)	58,800	0	58,800	0	0	0
Edward O’Connell	44,500	0	44,500	0	0	0
Jon O'Connor	49,000	0	49,000	0	0	0
Gilbert S. Omenn	98,000	0	98,000	0	0	0
Donald Steven Orr	49,000	0	49,000	0	0	0
Douglas Wayne Orr	49,000	0	49,000	0	0	0
Larry Pallini	25,000	0	25,000	0	0	0
Suresh Patel	25,000	0	25,000	0	0	0
Brian Eliot Peierls	175,000	0	175,000	0	0	0
E. Jeffrey Peierls	200,000	0	200,000	0	0	0
Michael J. Pierce	98,000	0	98,000	0	0	0
Jenna Pollicino(60)	4,844	0	0	4,844	0	0
Martin W. Prinz(61)	56,547	0	0	56,547	0	0
Philip Rabinovich(62)	37,500	0	0	37,500	0	0
Stanley Rabinovich	150,000	0	150,000	0	0	0
RBC Capital Markets LLC Cust FBO Baruch Fischoff IRA(63)	24,500	0	24,500	0	0	0
RBC Capital Markets LLC Cust FBO David Landskowsky Roth IRA(64)	24,500	0	24,500	0	0	0
RBC Capital Markets LLC Cust FBO Eric Rubenstein Roth IRA(65)	24,500	0	24,500	0	0	0
RBC Capital Markets LLC Cust FBO John Pollack IRA Rollover(66)	50,000	0	50,000	0	0	0
RBC Capital Markets LLC Cust FBO Peter S. Kastner Roth IRA(67)	39,200	0	39,200	0	0	0
RBC Capital Markets LLC CUST FBO Veerendra Durgam SEP IRA(68)	25,000	0	25,000	0	0	0
Stephen Renaud(69)	201,214	0	0	191,214	10,000	*
Republic Construction Corporation(70)	24,500	0	24,500	0	0	0
Revocable Deed of Trust of Leon C. Sunstein, Jr. dtd 1/1/96(71)	250,000	0	250,000	0	0	0
Revocable Trust Agreement between Roland F. Hartman and Roland T. Hartman DTD 06/05/1998(72)	40,000	0	40,000	0	0	0
Robert A. McCleeary Revocable Trust dtd 11/01/06(73)	20,000	0	20,000	0	0	0
Edward Rosenthal	247,000	0	247,000	0	0	0
Stanton J. Rowe	100,000	0	100,000	0	0	0
RRR and J Investment LLC(74)	250,000	0	250,000	0	0	0

27

Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to the Offering	Shares of Common Stock owned Prior to this Offering and Registered hereby	Shares issuable upon Conversion of Series A Stock owned Prior to this Offering and Registered hereby(1)	Shares Issuable Upon Exercise of Warrants owned Prior to this Offering and Registered hereby(2)	Shares of Common Stock Beneficially Owned Upon Completion of the Offering(3)	Percentage of Common Stock Beneficially Owned Upon Completion of the Offering(4)

Eric Rubenstein(75)	527,394	0	0	527,394	0	0
Sack Family Investment Fund, LLC(76)	347,000	0	347,000	0	0	0
Daniel Salvas	200,000	0	200,000	0	0	0
Leonard E. Samuels & Leah Kaplan Samuels	98,000	0	98,000	0	0	0
Scher Family LP(77)	100,000	0	100,000	0	0	0
Benjamin Schulman	25,000	0	25,000	0	0	0
SDL Ventures(78)	400,000	0	400,000	0	0	0
Aaron Segal(79)	169,131	0	0	169,131	0	0
Kevin Shearan	30,000	0	30,000	0	0	0
Barry Shemaria	40,000	0	40,000	0	0	0
J. Stephen Shymansky	99,000	0	99,000	0	0	0
Michael Silverman(80)	262,185	0	0	199,184	63,001	*
Matthew Simi	110,000	0	100,000	0	10,000	*
John D. Smith	25,000	0	25,000	0	0	0
Steven Smith	20,000	0	20,000	0	0	0
Richard Stites	50,000	0	50,000	0	0	0
David and Susan Stollwerk	24,500	0	24,500	0	0	0
William Strawbridge	153,000	0	148,000	0	5,000	*
Domenic Strazzulla	25,000	0	25,000	0	0	0
Howard Stringer	99,000	0	99,000	0	0	0
Clayton A. Struve	155,000	0	150,000	0	5,000	*
Tan/DeMattei Family Trust(81)	25,000	0	25,000	0	0	0
The Bell Family Trust as Amended(82)	250,000	0	250,000	0	0	0
The Carnahan Trust(83)	396,000	0	396,000	0	0	0
The Peierls Bypass Trust(84)	31,000	0	31,000	0	0	0
The Peierls Foundation, Inc.(85)	1,068,000	0	1,068,000	0	0	0
The Squan LLC(86)	100,000	0	100,000	0	0	0
Garretson B. Trudeau	150,000	0	150,000	0	0	0
Raymond L. Vollintine	150,000	0	150,000	0	0	0
UD E.F. Peierls for Brian E. Peierls(87)	44,000	0	44,000	0	0	0
UD E.F. Peierls for E. Jeffrey Peierls(88)	44,000	0	44,000	0	0	0
UD E.S. Peierls for E.F. Peierls et al(89)	29,000	0	29,000	0	0	0
UD Ethel F. Peierls Charitable Lead Trust(90)	115,000	0	115,000	0	0	0
UD J.N. Peierls For Brian E. Peierls(91)	61,000	0	61,000	0	0	0
UD J.N. Peierls For E. Jeffrey Peierls(92)	61,000	0	61,000	0	0	0
UW E.S. Peierls for Brian E. Peierls – Accumulation(93)	40,000	0	40,000	0	0	0
UW E.S. Peierls for E. Jeffrey Peierls - Accumulation(94)	26,000	0	26,000	0	0	0
UW J.N. Peierls for Brian E. Peierls(95)	53,000	0	53,000	0	0	0
UW J.N. Peierls for E. Jeffrey Peierls(96)	53,000	0	53,000	0	0	0
John V. Wagner, Jr.	74,000	0	74,000	0	0	0
Myra Waiman(97)	53,319	0	49,569	3,750	0	0
Christopher Washburn	49,500	0	49,500	0	0	0
Whimbrell, LLC(98)	49,000	49,000	0	0	0	0
Craig Whited	440,000	0	400,000	0	40,000	*

28

Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to the Offering	Shares of Common Stock owned Prior to this Offering and Registered hereby	Shares issuable upon Conversion of Series A Stock owned Prior to this Offering and Registered hereby(1)	Shares Issuable Upon Exercise of Warrants owned Prior to this Offering and Registered hereby(2)	Shares of Common Stock Beneficially Owned Upon Completion of the Offering(3)	Percentage of Common Stock Beneficially Owned Upon Completion of the Offering(4)

Whiting Holdings, LP(99)	198,000	0	198,000	0	0	0
Wiesenberg Family Revocable Trust dtd 12/27/06(100)	25,000	0	25,000	0	0	0
Michael L. & Sharon D. Willis	100,000	0	100,000	0	0	0
Ian Wright	20,000	0	20,000	0	0	0
Ram Yariv(101)	2,250	0	0	2,250	0	0
Dov S. Zakheim	25,000	0	25,000	0	0	0
Irwin Zalcberg	25,000	0	25,000	0	0	0
Michael Zimmerman	25,000	0	25,000	0	0	0
Total		1,337,000	21,663,000	2,225,000

*Less than 1%

(1)	An aggregate of 21,663,000 of the shares of our common stock being offered by the selling security holders are issuable upon conversion of presently convertible shares of Series A Stock.

(2)	An aggregate of (a) 1,325,000 of the shares of our common stock being offered by the selling security holders are issuable upon conversion of shares of Series A Stock issuable upon exercise of Series A Stock purchase warrants, and (b) 900,000 of the shares of our common stock being offered by the selling stockholders are issuable upon exercise of common stock purchase warrants.

(3)	Assumes all of the shares of common stock to be registered on the registration statement of which this prospectus is a part, including all shares of our common stock underlying shares of Series A Stock, Series A Stock purchase warrants, and common stock purchase warrants held by the selling stockholders, are sold in the offering and that shares of our common stock beneficially owned by such selling stockholder but not being registered by this prospectus are not sold.

(4)	Percentages are based on the 23,120,866 shares of our common stock issued and outstanding as of the Determination Date. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of our common stock underlying shares of preferred stock, options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding for computing the percentage of the person holding such shares of preferred stock, options or warrants but are not deemed outstanding for computing the percentage of any other person.

(5)	Consists of (a) 44,092 shares of our common stock issuable upon conversion of 44,092 shares of Series A Stock that are issuable upon exercise of Series A Stock purchase warrants, and (b) 44,092 shares of our common stock issuable upon exercise of common stock purchase warrants. Robert Mather is the Chairman of ABP Venture Partners, LLC and has sole voting and investment power over the shares owned thereby. ABP Venture Partners, LLC is an affiliate of a broker-dealer which acted as placement agent in the 2013 PPO. ABP Venture Partners, LLC received the warrants in the ordinary course of business for its own account and, at the time of receipt, had no agreements or understandings with any person, directly or indirectly, to further distribute the securities.

(6)	O. Stuart Chase is the Headmaster Emeritus of Allen Chase Foundation and has sole voting and investment power over the shares owned thereby. Mr. Chase is also a selling stockholder for his own account.

(7)	Prateek Mehrotra is the Chief Investment Officer of Endowment Wealth Management, Inc. and has sole voting and investment power over the shares owned by Associated Trust Company, NA Trustee, Sarah B. Remley Trust U/A dtd 5/12/93 thereby.

(8)	Joseph Caruso is the President of Bantam Group, LLC and has sole voting and investment power over the shares owned thereby.

29

(9)	Justin Adelipour is the sole Member of BIOYFJ, LLC and has sole voting and investment power over the shares owned thereby. Mr. Adelipour is also a selling stockholder for his own account.

(10)	Donna Bozarth is the Manager of Bozarth LLC and has sole voting and investment power over the shares owned thereby.

(11)	Shaye Hirsch is the Director of Brio Capital Master Fund Ltd. and has sole voting and investment power over the shares owned thereby.

(12)	Candy D. Azevedo is the Trustee of Pauline M. Howard Trust and has sole voting and investment power over the shares owned thereby.

(13)	Consists of (a) 79,149 shares of our common stock issuable upon conversion of 79,149 shares of our Series A Stock that are issuable upon exercise of Series A Stock purchase warrants, and (b) 68,205 shares of our common stock issuable upon exercise of common stock purchase warrants. Scott Cardone is an affiliate of a broker-dealer which acted as placement agent in the 2013 PPO. Mr. Cardone received the warrants in the ordinary course of business for his own account and, at the time of receipt, had no agreements or understandings with any person, directly or indirectly, to further distribute the securities.

(14)	Joshua S. Kanter is the President of Chicago Investments, Inc. and has sole voting and investment power over the shares owned thereby.

(15)	Claude M. Penchina is the Trustee of the Claude M. Rev Family Trust UTD 12/23/83 and has sole voting and investment power over the shares owned thereby.

(16)	Clyde S. McGregor is the Trustee of the Clyde McGregor Revocable Trust dtd 6/6/97 and has sole voting and investment power over the shares owned thereby. Mr. McGregor is also a selling stockholder for his own account.

(17)	Consists of 2,000 shares of our common stock issuable upon conversion of 2,000 shares of our Series A Stock that are issuable upon exercise of Series A Stock purchase warrants. Christopher Cozzolino is an affiliate of a broker-dealer which acted as placement agent in the 2013 PPO. Mr. Cozzolino received the warrants in the ordinary course of business for his own account and, at the time of receipt, had no agreements or understandings with any person, directly or indirectly, to further distribute the securities.

(18)	Dr. Malcolm Currie and Barbara Currie are Co-Trustees of the Currie Family Trust and have shared voting and investment power over the shares owned thereby.

(19)	David M. Rickey is the Trustee of the Dave Rickey & Daughters Foundation Charitable Trust and has sole voting and investment power over the shares owned thereby.

(20)	David M. Rickey is the Trustee of the David M. Rickey Trust dtd 5/8/02 and has sole voting and investment power over the shares owned thereby.

(21)	Dawna L. Paton is the Trustee of the Dawna L. Paton TOD Dawna L. Paton Trust 2011 and has sole voting and investment power over the shares owned thereby.

(22)	David A. Deardorf and Eileen M. Deardorf are the Trustees of the Deardorf 1987 Family Trust dtd 3.17.87 and have shared voting and investment power over the shares owned thereby.

(23)	Robert S. Beadle is the President of Due Mondi Investments Ltd. and has sole voting and investment power over the shares owned thereby.

(24)	Eileen V. Gioffre is the Trustee of the Eileen V. Gioffre Revocable Trust U/A/D 3/23/05 and has sole voting and investment power over the shares owned thereby.

(25)	Jeffrey Benton is the Chief Financial Officer of the Fairfield Investment Group, LLC and has sole voting and investment power over the shares owned thereby.

(26)	Michael Marocco is the Managing Member of Fortezza Capital Management, which is the General Partner of Fortezza Investments, LP and has sole voting and investment power over the shares owned thereby.

(27)	Robert D. Burke is the General Partner of FOURJR Investments, Ltd. and has sole voting and investment power over the shares owned thereby.

30

(28)	Vivek J. Kulkarni is the Trustee of the Ganmukhi Irrevocable Trust and has sole voting and investment power over the shares owned thereby.

(29)	Ryan Chan is the Chief Financial Officer of Gibralt Capital Corporation and has sole voting and investment power over the shares owned thereby.

(30)	Consists of 10,000 shares of our common stock issuable upon conversion of 10,000 shares of our Series A Stock that are issuable upon exercise of Series A Stock purchase warrants. Barbara Glenns is an affiliate of a broker-dealer which acted as placement agent in the 2013 PPO. Ms. Glenns received the warrants in the ordinary course of business for her own account and, at the time of receipt, had no agreements or understandings with any person, directly or indirectly, to further distribute the securities.

(31)	Consists of (a) 129,652 shares of our common stock issuable upon conversion of 129,652 shares of our Series A Stock that are issuable upon exercise of Series A Stock purchase warrants, and (b) 55,782 shares of our common stock issuable upon exercise of common stock purchase warrants. Julio A. Marquez is the President of Gottbetter Capital Markets LLC and has sole voting and investment power over the shares owned thereby. Gottbetter Capital Markets LLC is a registered broker-dealer which acted as placement agent in the 2013 PPO. Gottbetter Capital Markets LLC received the warrants as compensation for investment banking services.

(32)	J. Kelley Williams, Jr. is a Member of Greenover Managers, LLC, which is the General Partner of Greenover Group, LP and has sole voting and investment power over the shares owned thereby.

(33)	David Gubbay is the Manager of Gubbay Investments LLC and has sole voting and investment power over the shares owned thereby.

(34)	Consists of 5,000 shares of our common stock issuable upon conversion of 5,000 shares of our Series A Stock that are issuable upon exercise of Series A Stock purchase warrants. Andrew Guzzetti is an affiliate of a broker-dealer which acted as placement agent in the 2013 PPO. Mr. Guzzetti received the warrants in the ordinary course of business for his own account and, at the time of receipt, had no agreements or understandings with any person, directly or indirectly, to further distribute the securities.

(35)	Terry Clinton Hackett is the Trustee of the Hackett Family Trust dtd 7.27.98 and has sole voting and investment power over the shares owned thereby.

(36)	Jay Haft is a director of the Company. Shares of our common stock beneficially owned prior to the offering includes 130,521 shares underlying stock options held by Mr. Haft that are vested as of the Determination Date or will vest within 60 days thereafter, but does not include 269,479 shares underlying stock options that will not vest within 60 days after the Determination Date.

(37)	Consists of (a) 842 shares of our common stock issuable upon conversion of 842 shares of our Series A Stock that are issuable upon exercise of Series A Stock purchase warrants, and (b) 49 shares of our common stock issuable upon exercise of common stock purchase warrants. Kimberly J. Hanley is an affiliate of a broker-dealer which acted as placement agent in the 2013 PPO. Ms. Hanley received the warrants in the ordinary course of business for her own account and, at the time of receipt, had no agreements or understandings with any person, directly or indirectly, to further distribute the securities.

(38)	Matthew H. Rosenblum is the Chief Executive Officer of Hannah Rose Holdings LLC, or HRH, and has sole voting and investment power over the shares owned thereby.

(39)	Consists of (a) 62,788 shares of our common stock issuable upon conversion of 62,788 shares of our Series A Stock that are issuable upon exercise of Series A Stock purchase warrants, and (b) 30,543 shares of our common stock issuable upon exercise of common stock purchase warrants. Todd Harrigan is an affiliate of a broker-dealer which acted as placement agent in the 2013 PPO. Mr. Harrigan received the warrants in the ordinary course of business for his own account and, at the time of receipt, had no agreements or understandings with any person, directly or indirectly, to further distribute the securities.

(40)	Consists of (a) 52,303 shares of our common stock issuable upon conversion of 52,303 shares of our Series A Stock that are issuable upon exercise of Series A Stock purchase warrants, and (b) 39,509 shares of our common stock issuable upon exercise of common stock purchase warrants. Timothy Herrmann is an affiliate of a broker-dealer which acted as placement agent in the 2013 PPO. Mr. Herrmann received the warrants in the ordinary course of business for his own account and, at the time of receipt, had no agreements or understandings with any person, directly or indirectly, to further distribute the securities.

(41)	Hester L. Bell is the Trustee of The Bell Family Trust, dtd, 2/2/95, as amended, and has sole voting and investment power over the shares owned thereby.

31

(42)	Jon Larson is the Managing Partner of Investment Recovery Partners, LLC and has sole voting and investment power over the shares owned thereby.

(43)	Joel L. Hochman is the Trustee of the Joel L. Hochman Revocable Trust UAD 12/8/1994 and has sole voting and investment power over the shares owned thereby.

(44)	John Packer Funkey is the Trustee of the John P. Funkey Revocable Trust dtd 2/26/90 and has sole voting and investment power over the shares owned thereby.

(45)	Joel Kanter is the President of the Kanter Family Foundation and has sole voting and investment power over the shares owned thereby.

(46)	Lance Director Nagel and Dalia Charnels Nagel are the Co-Trustees of the Lance & Dalia Nagel Family Trust and have shared voting and investment power over the shares owned thereby.

(47)	Consists of (a) 184,448 shares of our common stock issuable upon conversion of 184,448 shares of our Series A Stock that are issuable upon exercise of Series A Stock purchase warrants, and (b) 203,299 shares of our common stock issuable upon exercise of common stock purchase warrants. David Landskowsky is an affiliate of a broker-dealer which acted as placement agent in the 2013 PPO. Mr. Landskowsky received the warrants in the ordinary course of business for his own account and, at the time of receipt, had no agreements or understandings with any person, directly or indirectly, to further distribute the securities. See footnote 64.

(48)	Consists of 8,000 shares of our common stock issuable upon conversion of 8,000 shares of our Series A Stock that are issuable upon exercise of Series A Stock purchase warrants. Brian Mayer is an affiliate of a broker-dealer which acted as placement agent in the 2013 PPO. Mr. Mayer received the warrants in the ordinary course of business for his own account and, at the time of receipt, had no agreements or understandings with any person, directly or indirectly, to further distribute the securities.

(49)	Consists of (a) 7,554 shares of our common stock issuable upon conversion of 7,554 shares of our Series A Stock that are issuable upon exercise of Series A Stock purchase warrants, and (b) 6,289 shares of our common stock issuable upon exercise of common stock purchase warrants. Lindsey McGrandy is an affiliate of a broker-dealer which acted as placement agent in the 2013 PPO. Ms. McGrandy received the warrants in the ordinary course of business for her own account and, at the time of receipt, had no agreements or understandings with any person, directly or indirectly, to further distribute the securities.

(50)	Melvyn M. Okeon is the Trustee of the Melvyn M. Okeon M.D. Profit Sharing Trust and has sole voting and investment power over the shares owned thereby.

(51)	Steven Evans is the Trustee of the Meryle Evans Family Trust and has sole voting and investment power over the shares owned thereby.

(52)	Denis Calendar is the Managing Partner of Montague Capital Partners, LLC, which is the General Partner of Montague Capital Partners, LP and has sole voting and investment power over the shares owned thereby.

(53)	David I. Gans has sole voting and investment power over the shares owned by the Next Generation TS FBO David I. Gans IRA 1213.

(54)	John Cotter has sole voting and investment power over the shares owned by the Nexus Direct IRA Trust LLC as agent for Custodian First Trust Co. of Plymouth MN – FBO John Cotter IRA (#09-111251). John Cotter is also a selling stockholder for his own account.

(55)	James P. Zippers is the Manager of NR Investors LLC and has sole voting and investment power over the shares owned thereby.

(56)	John H. Abeles is the Managing Member of Northlea Partners, LLLP and has sole voting and investment power over the shares owned thereby. Dr. Abeles is a director of the Company. Shares of our common stock beneficially owned prior to the offering includes 1,025,089 shares underlying stock options held by Dr. Abeles that are vested as of the Determination Date or will vest within 60 days thereafter, but does not include (i) 180,411 shares underlying stock options that will not vest within 60 days after the Determination Date and (ii) 259,350 Indemnification Escrow Shares (as defined below) that Dr. Abeles may be entitled to receive under the Indemnification Escrow Agreement (as defined below), which the Indemnification Representative (as defined below) has the right to vote. (See Item 13, “Certain Relationships and Related Transactions—Merger Agreement” below.)

(57)	David Hochman is Trustee of the NSH 2008 Family Trust and has sole voting and investment power over the shares owned thereby.

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(58)	Charles S. Ramat is the President of NRT21 Equities Corp, which is the Managing Member of NTR21 Holdings, LLC and has sole voting and investment power over the shares owned thereby. Mr. Ramat is serving as President and Chief Executive Officer of the Company and also is a director of the Company. Shares of our common stock beneficially owned prior to the offering includes 746,431 shares underlying stock options held by Mr. Ramat that are vested as of the Determination Date or will vest within 60 days thereafter, but does not include 507,973 shares underlying stock options that will not vest within 60 days after the Determination Date.

(59)	Kelly Heneghan is the President of O.C.A Construction, Inc. and has sole voting and investment power over the shares owned thereby.

(60)	Consists of (a) 2,243 shares of our common stock issuable upon conversion of 2,243 shares of our Series A Stock that are issuable upon exercise of Series A Stock purchase warrants, and (b) 2,241 shares of our common stock issuable upon exercise of common stock purchase warrants. Jenna Pollicino is an affiliate of a broker-dealer which acted as placement agent in the 2013 PPO. Ms. Pollicino received the warrants in the ordinary course of business for her own account and, at the time of receipt, had no agreements or understandings with any person, directly or indirectly, to further distribute the securities.

(61)	Consists of (a) 50,207 shares of our common stock issuable upon conversion of 50,207 shares of our Series A Stock that are issuable upon exercise of Series A Stock purchase warrants, and (b) 6,340 shares of our common stock issuable upon exercise of common stock purchase warrants. Martin W. Prinz is an affiliate of a broker-dealer which acted as placement agent in the 2013 PPO. Mr. Prinz received the warrants in the ordinary course of business for his own account and, at the time of receipt, had no agreements or understandings with any person, directly or indirectly, to further distribute the securities.

(62)	Consists of 37,500 shares of our common stock issuable upon conversion of 37,500 shares of our Series A Stock that are issuable upon exercise of Series A Stock purchase warrants. Philip Rabinovich is an affiliate of a broker-dealer which acted as placement agent in the 2013 PPO. Mr. Rabinovich received the warrants in the ordinary course of business for his own account and, at the time of receipt, had no agreements or understandings with any person, directly or indirectly, to further distribute the securities.

(63)	Brian B. Fischoff has sole voting and investment power over the shares owned by RBC Capital Markets LLC Cust FBO Baruch Fischoff IRA.

(64)	David E. Landskowsky has sole voting and investment power over the shares owned by RBC Capital Markets LLC Cust FBO David Landskowsky Roth IRA. Mr. Landskowsky is also a selling stockholder for his own account. See footnote 47.

(65)	Eric M. Rubenstein has sole voting and investment power over the shares owned by the RBC Capital Markets LLC Cust FBO Eric Rubenstein Roth IRA. Mr. Rubenstein is also a selling stockholder for his own account. See footnote 75.

(66)	John Pollack has sole voting and investment power over the shares owned by the RBC Capital Markets LLC Cust FBO John Pollack IRA Rollover.

(67)	Peter Scott Kastner has sole voting and investment power over the shares owned by the RBC Capital Markets LLC Cust FBO Peter S. Kastner Roth IRA.

(68)	Veerendra V. Durgam has sole voting and investment power over the shares owned by the RBC Capital Markets LLC CUST FBO Veerendra Durgam SEP IRA.

(69)	Consists of (a) 143,402 shares of our common stock issuable upon conversion of 143,402 shares of our Series A Stock that are issuable upon exercise of Series A Stock purchase warrants, and (b) 47,812 shares of our common stock issuable upon exercise of common stock purchase warrants. Stephen Renaud is an affiliate of a broker-dealer which acted as placement agent in the 2013 PPO. Mr. Renaud received the warrants in the ordinary course of business for his own account and, at the time of receipt, had no agreements or understandings with any person, directly or indirectly, to further distribute the securities.

(70)	Richard Arnos is the President of the Republic Construction Corporation and has sole voting and investment power over the shares owned thereby.

(71)	Leon C. Sunstein, Jr. is the Trustee of the Revocable Deed Trust of Leon C. Sunstein, Jr. dtd 1/1/96 and has sole voting and investment power over the shares owned thereby.

(72)	Roland F. Hartman is the Trustee of Revocable Trust Agreement between Roland F. Hartman and Roland T. Hartman DTD 06/05/1998 and has sole voting and investment power over the shares owned thereby.

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(73)	Robert A. McCleeary is the Trustee of the Robert A. McCleeary Revocable Trust dtd 11/01/06 and has sole voting and investment power over the shares owned thereby.

(74)	Joel Yanowitz is the Managing Member of RRR and J Investment LLC and has sole voting and investment power over the shares owned thereby.

(75)	Consists of (a) 252,764 shares of our common stock issuable upon conversion of 252,764 shares of our Series A Stock that are issuable upon exercise of Series A Stock purchase warrants, and (b) 274,630 shares of our common stock issuable upon exercise of common stock purchase warrants. Eric Rubenstein is an affiliate of a broker-dealer which acted as placement agent in the 2013 PPO. Mr. Rubenstein received the warrants in the ordinary course of business for his own account and, at the time of receipt, had no agreements or understandings with any person, directly or indirectly, to further distribute the securities. See footnote 65.

(76)	Burton M. Sack is the Managing Member of the Sack Family Investment Fund, LLC and has sole voting and investment power over the shares owned thereby.

(77)	Avi Gelboim is the Manager of Robert Scher LLC, which is the General Partner of Scher Family, LP and has sole voting and investment power over the shares owned thereby.

(78)	Donald R. Scifres is the Managing Director of SDL Ventures and has sole voting and investment power over the shares owned thereby.

(79)	Consists of (a) 103,884 shares of our common stock issuable upon conversion of 103,884 shares of our Series A Stock that are issuable upon exercise of Series A Stock purchase warrants, and (b) 65,247 shares of our common stock issuable upon exercise of common stock purchase warrants. Aaron Segal is an affiliate of a broker-dealer which acted as placement agent in the 2013 PPO. Mr. Segal received the warrants in the ordinary course of business for his own account and, at the time of receipt, had no agreements or understandings with any person, directly or indirectly, to further distribute the securities.

(80)	Consists of (a) 143,402 shares of our common stock issuable upon conversion of 143,402 shares of our Series A Stock that are issuable upon exercise of Series A Stock purchase warrants, and (b) 55,782 shares of our common stock issuable upon exercise of common stock purchase warrants. Michael Silverman is an affiliate of a broker-dealer which acted as placement agent in the 2013 PPO. Mr. Silverman received the warrants in the ordinary course of business for his own account and, at the time of receipt, had no agreements or understandings with any person, directly or indirectly, to further distribute the securities.

(81)	Louis DeMattei is the Trustee of the Tan/DeMattei Family Trust and has sole voting and investment power over the shares owned thereby.

(82)	Hester L. Bell is the Trustee of The Bell Family Trust as amended, and has sole voting and investment power over the shares owned thereby.

(83)	Kevin Carnahan is the Trustee of The Carnahan Trust and has sole voting and investment power over the shares owned thereby.

(84)	E. Jeffrey Peierls is the Trustee of The Peierls Bypass Trust and has sole voting and investment power over the shares owned thereby. Mr. Peierls is also a selling stockholder for his own account.

(85)	E. Jeffrey Peierls is the President and Authorized Officer of The Peierls Foundation, Inc. and has sole voting and investment power over the shares owned thereby. Mr. Peierls is also a selling stockholder for his own account.

(86)	Ronald Vincent Cieri is the Managing Member of The Squan LLC and has sole voting and investment power over the shares owned thereby.

(87)	E. Jeffrey Peierls is the Trustee of UD E.F. Peierls for Brian E. Peierls and has sole voting and investment power over the shares owned thereby. Mr. Peierls is also a selling stockholder for his own account.

(88)	E. Jeffrey Peierls is the Trustee of UD E.F. Peierls for E. Jeffrey Peierls and has sole voting and investment power over the shares owned thereby. Mr. Peierls is also a selling stockholder for his own account.

(89)	E. Jeffrey Peierls is the Trustee of UD E.S. Peierls for E.F. Peierls et al and has sole voting and investment power over the shares owned thereby. Mr. Peierls is also a selling stockholder for his own account.

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(90)	E. Jeffrey Peierls is the Trustee of UD Ethel F. Peierls Charitable Lead Trust and has sole voting and investment power over the shares owned thereby. Mr. Peierls is also a selling stockholder for his own account.

(91)	E. Jeffrey Peierls is the Trustee of UD J.N. Peierls For Brian E. Peierls and has sole voting and investment power over the shares owned thereby. Mr. Peierls is also a selling stockholder for his own account.

(92)	E. Jeffrey Peierls is the Trustee of UD J.N. Peierls For E. Jeffrey Peierls and has sole voting and investment power over the shares owned thereby. Mr. Peierls is also a selling stockholder for his own account.

(93)	E. Jeffrey Peierls is the Trustee of UW E.S. Peierls for Brian E. Peierls – Accumulation and has sole voting and investment power over the shares owned thereby. Mr. Peierls is also a selling stockholder for his own account.

(94)	E. Jeffrey Peierls is the Trustee of UW E.S. Peierls for E. Jeffrey Peierls – Accumulation and has sole voting and investment power over the shares owned thereby. Mr. Peierls is also a selling stockholder for his own account.

(95)	E. Jeffrey Peierls is the Trustee of UW J.N. Peierls for Brian E. Peierls and has sole voting and investment power over the shares owned thereby. Mr. Peierls is also a selling stockholder for his own account.

(96)	E. Jeffrey Peierls is the Trustee of UW J.N. Peierls for E. Jeffrey Peierls and has sole voting and investment power over the shares owned thereby. Mr. Peierls is also a selling stockholder for his own account.

(97)	Consists of 3,750 shares of our common stock issuable upon conversion of 3,750 shares of our Series A Stock that are issuable upon exercise of Series A Stock purchase warrants. Myra Waiman is an affiliate of a broker-dealer which acted as placement agent in the 2013 PPO. Ms. Waiman received the warrants in the ordinary course of business for her own account and, at the time of receipt, had no agreements or understandings with any person, directly or indirectly, to further distribute the securities.

(98)	Jamie Campbell is the Member of Whimbrell, LLC and has sole voting and investment power over the shares owned thereby.

(99)	Mark S. Whiting is the Member of Whiting Management, G.P., which is the General Partner of Whiting Holdings, LP and has sole voting and investment power over the shares owned thereby.

(100)	James Herbert Wiesenberg and Susan Ann Wiesenberg are the Co-Trustees of the Wiesenberg Family Revocable Trust dtd 12/27/06 and have shared voting power and investment power over the shares owned thereby.

(101)	Consists of 2,250 shares of our common stock issuable upon conversion of 2,250 shares of our Series A Stock that are issuable upon exercise of Series A Stock purchase warrants. Ram Yariv is an affiliate of a broker-dealer which acted as placement agent in the 2013 PPO. Mr. Yariv received the warrants in the ordinary course of business for his own account and, at the time of receipt, had no agreements or understandings with any person, directly or indirectly, to further distribute the securities.

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USE OF PROCEEDS

We will not receive proceeds from sales of our common stock made under this prospectus.

DETERMINATION OF OFFERING PRICE

There currently is a limited public market for our common stock. The selling stockholders will determine at what price they may sell the offered shares, and such sales may be made at prevailing market prices or at privately negotiated prices. See “Plan of Distribution” below for more information.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information and Holders

Our common stock is currently eligible for quotation and trades on the OTC Market under the symbol “NTRP.” The quotation of our common stock began on or about October 2, 2013. There has been very limited trading in our common stock to date.

As of November 13, 2014, we had 23,120,866 shares of our common stock issued and outstanding held by approximately 21 stockholders of record. To date, we have not paid dividends on our common stock.

We also have outstanding:

•	21,663,000 shares of our Series A Stock held by approximately 188 stockholders of record, convertible at any time into shares of our common stock. Our Series A Stock currently converts into our common stock on a one-for-one basis, but is subject to adjustment in certain circumstances as provided in the rights and designations of the Series A Stock, including upon the sale of certain securities at a price less than the current $1.00 conversion price.

•	placement agents warrants to purchase:

o	900,000 shares of our common stock, subject to adjustment in certain circumstances as provided therein; and

o	1,325,000 shares of our Series A Stock, subject to adjustment in certain circumstances as provided therein.

The following table sets forth the high and low closing bid prices for our common stock for the fiscal quarter indicated as reported on the OTC Market. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. Our common stock is very thinly traded and, thus, pricing of our common stock on the OTC Market does not necessarily represent its fair market value.

Period	High	Low
Quarter ended December 31, 2013 (commencing October 2, 2013)	$2.25	$1.40
Quarter ended March 31, 2014	2.80	1.47
Quarter ending June 30, 2014	1.98	1.25
Quarter ending September 30, 2014	1.70	0.50
Quarter ending December 31, 2014 (through November 13, 2014)	0.97	0.55

Dividends

We have never paid any cash dividends on our capital stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain future earnings to fund ongoing operations and future capital requirements. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will be dependent upon financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant. Other than provisions of the Nevada Revised Statutes requiring post-dividend solvency according to certain measures, there are no material statutory restrictions limiting, or that are likely to limit, our ability to pay dividends on our common stock.

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Securities Authorized for Issuance under Equity Compensation Plan

On August 22, 2013, our Board of Directors adopted, and on August 22, 2013, our stockholders approved, our 2013 Equity Incentive Plan, which reserved a total of 7,000,000 shares of our common stock for issuance pursuant to awards granted under the plan. On July 23, 2014, our Board of Directors approved an amendment to our 2013 Equity Incentive Plan to increase the number of shares of common stock issuable thereunder by an additional 3,000,000 shares, so that the Company’s officers, key employees, consultants and directors can be granted stock options and other equity incentive awards with respect to an aggregate of 10,000,000 shares of our common stock. Pursuant to the Internal Revenue Code, this amendment must be approved by our stockholders within one year in order to allow for incentive stock option grants to be made. We hereinafter refer to our 2013 Equity Incentive Plan, as amended, as the 2013 Plan.

The following table provides information as of December 31, 2013, with respect to the shares of our common stock that may be issued under our existing equity compensation plans:

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	6,249,952	$1.486	750,048
Equity compensation plans not approved by security holders	0	0	0
Total	6,249,952	$1.486	750,048

(1) The 2013 Plan

As described below, incentive awards authorized under the 2013 Plan include, but are not limited to, incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, the Code. If an award granted under the 2013 Plan expires, terminates, is unexercised or is forfeited, or if any shares are surrendered to us in connection with the exercise of an incentive award, the shares subject to such award and the surrendered shares will become available for further awards under the 2013 Plan.

The number of shares of our common stock subject to the 2013 Plan or any number of shares subject to (a) any numerical limit in the 2013 Plan, (b) to the terms of any incentive award or (c) to any combination of the foregoing, is expected to be adjusted in the event of any change in our outstanding common stock by reason of any stock dividend, spin-off, split-up, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation, liquidation, business combination or exchange of shares or similar transaction.

Administration

The Compensation Committee of our Board of Directors, or our Board of Directors in the absence of such a committee, administers the 2013 Plan. Subject to the terms of the 2013 Plan, the Compensation Committee or our Board of Directors has complete authority and discretion to determine the terms of awards under the 2013 Plan.

Grants

The 2013 Plan authorizes the grant to participants of nonqualified stock options, incentive stock options, restricted stock awards, restricted stock units, performance grants intended to comply with Section 162(m) of the Code and stock appreciation rights, as described below:

•	Options granted under the 2013 Plan entitle the grantee, upon exercise, to purchase a specified number of shares from us at a specified exercise price per share. The exercise price for shares of our common stock covered by an option generally cannot be less than the fair market value of our common stock on the date of grant unless agreed to otherwise at the time of the grant. In addition, in the case of an incentive stock option granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any parent or subsidiary, the per share exercise price will be no less than 110% of the fair market value of our common stock on the date of grant.

•	Restricted stock awards and restricted stock units may be awarded on terms and conditions established by the Compensation Committee or Board of Directors, which may include performance conditions for restricted stock awards and the lapse of restrictions on the achievement of one or more performance goals for restricted stock units.

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•	The Compensation Committee or Board of Directors may make performance grants, each of which will contain performance goals for the award, including the performance criteria, the target and maximum amounts payable, and other terms and conditions.

•	The 2013 Plan authorizes the granting of stock awards. The Compensation Committee or Board of Directors will establish the number of shares of our common stock to be awarded and the terms applicable to each award, including performance restrictions.

•	Stock appreciation rights entitle the participant to receive a distribution in an amount not to exceed the number of shares of our common stock subject to the portion of the stock appreciation rights exercised multiplied by the difference between the market price of a share of our common stock on the date of exercise of the stock appreciation rights and the market price of a share of our common stock on the date of grant of the stock appreciation rights.

The maximum aggregate number of shares of common stock that may be awarded and sold under the 2013 Plan is 10,000,000.

Duration, Amendment, and Termination

The Board of Directors has the power to amend, suspend or terminate the 2013 Plan without stockholder approval or ratification at any time or from time to time. No change may be made that increases the total number of shares of our common stock reserved for issuance pursuant to incentive awards or reduces the minimum exercise price for options or exchange of options for other incentive awards, unless such change is authorized by our stockholders within one year. Unless sooner terminated, the 2013 Plan will terminate ten years after it is adopted.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This prospectus contains forward-looking statements, including, without limitation, in the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and elsewhere. Any and all statements contained in this prospectus that are not statements of historical fact may be deemed forward-looking statements. Terms such as “may,” “might,” “would,” “should,” “could,” “project,” “estimate,” “pro-forma,” “predict,” “potential,” “strategy,” “anticipate,” “attempt,” “develop,” “plan,” “help,” “believe,” “continue,” “intend,” “expect,” “future,” and terms of similar import (including the negative of any of the foregoing) may be intended to identify forward-looking statements. However, not all forward-looking statements may contain one or more of these identifying terms. Forward-looking statements in this prospectus may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the development of commercially viable pharmaceuticals, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, capital structure or other financial items, (iii) our future financial performance, including any such statement contained in a discussion and analysis of financial condition by management or in the results of operations included pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”), and (iv) the assumptions underlying or relating to any statement described in points (i), (ii) or (iii) above.

The forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon our current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which we have no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, our inability to obtain adequate financing, the significant length of time associated with drug development and related insufficient cash flows and resulting illiquidity, our inability to expand our business, significant government regulation of pharmaceuticals and the healthcare industry, lack of product diversification, volatility in the price of our raw materials, existing or increased competition, results of arbitration and litigation, stock volatility and illiquidity, and our failure to implement our business plans or strategies. A description of some of the risks and uncertainties that could cause our actual results to differ materially from those described by the forward-looking statements in this prospectus appears in the section captioned “Risk Factors” and elsewhere in this prospectus. Readers should carefully review this prospectus in its entirety, including but not limited to our financial statements and the notes thereto and the risks described herein. We advise you to carefully review the reports and documents we file from time to time with the SEC, particularly our quarterly reports on Form 10-Q and our current reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements because of the risks and uncertainties related to them and to the risk factors. We disclaim any obligation to update the forward-looking statements contained in this prospectus to reflect any new information or future events or circumstances or otherwise.

On August 23, 2013, Acquisition Sub merged with and into Neurotrope BioScience. Neurotrope BioScience was the surviving corporation in the Reverse Merger and became Neurotrope, Inc.’s wholly-owned subsidiary. All of the outstanding Neurotrope BioScience Common Stock was converted into shares of the Company’s common stock on a one-for-one basis, and all of the outstanding shares of Neurotrope BioScience Series A Stock were converted into shares of our Series A Stock, in each case on a one-for-one basis. As the result of the Reverse Merger and the change in business and operations of the Company, from engaging in the business of providing software solutions to deliver geo-location targeted coupon advertising to mobile internet devices, to the biotechnology business, including the development of a drug candidate called bryostatin for the treatment of AD and, potentially, a diagnostic test for AD, a discussion of the past financial results of Neurotrope, Inc. (i.e., while operating as BlueFlash Communications, Inc.) is not pertinent, and under applicable accounting principles, the historical financial results of Neurotrope BioScience, the accounting acquirer, prior to the Reverse Merger, are considered our historical financial results.

The following discussion highlights our results of operations and the principal factors that have affected our financial condition as well as our liquidity and capital resources for the periods described, and provide information that management believes is relevant for an assessment and understanding of the statements of financial condition and results of operations presented herein. The following discussion and analysis are based on the audited and unaudited financial statements contained in this prospectus, which we have prepared in accordance with United States generally accepted accounting principles. You should read the discussion and analysis together with such financial statements and the related notes thereto.

Basis of Presentation

References in this section to “Neurotrope,” “we,” “us,” “our,” the “Company” and our “Company” refer to Neurotrope, Inc. and its consolidated subsidiary, Neurotrope BioScience.

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The audited financial statements and related notes for our fiscal years ended December 31, 2012 and 2013 are included elsewhere in this prospectus beginning on page F-1. The summary financial data for the three and nine months ended September 30, 2014 and 2013 are derived from our unaudited financial statements, which also appear elsewhere in this prospectus and are not indicative of results to be expected for the full year. A summary of our significant accounting policies is included with our financial statements. The discussion below should be read together with our financial statements and related notes included elsewhere in this prospectus. In the opinion of management, all material adjustments necessary to present fairly the results of operations for such periods have been included in the financial statements. All such adjustments are of a normal recurring nature.

The unaudited financial statements for our fiscal quarters and nine-month periods ended September 30, 2014 and 2013, include a summary of our significant accounting policies and should be read in conjunction with the discussion below and our financial statements and related notes included elsewhere in this prospectus. In the opinion of management, all material adjustments necessary to present fairly the results of operations for such periods have been included in financial statements. All such adjustments are of a normal recurring nature.

Overview

Neurotrope BioScience was founded as a Delaware corporation in October 2012. Our activities since Neurotrope BioScience’s inception through September 30, 2014, were devoted primarily to the research and development of AD therapeutic products and related diagnostics using patented technology. This technology, licensed by us from BRNI and its affiliate, NRV II, LLC pursuant to the BRNI License. Prior to being licensed to the Company, the technology had been under development by BRNI since 1999 and was financed by BRNI from a variety of non-investor sources including not-for-profit foundations, the National Institute of Health and individual philanthropists up until March 2013.  From March 2013 forward, development of the licensed technology has been funded principally through collaboration by BRNI with Neurotrope BioScience. See the description of Neurotrope BioScience financings below in “Financial Condition, Liquidity and Capital Resources – Sources and Uses of Liquidity.” For a detailed description of the BRNI License, refer to “Certain Relationships and Related Transactions” below.

On May 12, 2014, we entered into a license agreement (the “Stanford Agreement”), with The Board of Trustees of the Leland Stanford Junior University (“Stanford”) pursuant to which Stanford granted us a revenue-bearing, world-wide right and exclusive license, with the right to grant sublicenses (on certain conditions), under certain patent rights and related technology for the use of bryostatin structural derivatives, known as “bryologs,” for use in the treatment of central nervous system disorders, lysosomal storage diseases, stroke, cardioprotection and traumatic brain injury, for the life of the licensed patents. Pursuant to the Stanford Agreement, we paid a $60,000 license initiation fee to Stanford. We will also pay Stanford (a) a $10,000 annual license maintenance fee, (b) milestone payments in the aggregate amount of up to $3,700,000 upon the achievement of certain product development events commencing upon the filing of the first IND application through approval of an applicable product, and (c) low single-digit royalties on net sales of the licensed products. Each party has the right to terminate the Stanford Agreement for an uncured material breach of the other party. Additionally, we may terminate the Stanford Agreement at any time upon 60 days written notice to Stanford.

On May 15, 2014, we entered into an agreement with a contract research organization to conduct a Phase 2a clinical trial relating to the evaluation of bryostatin for the treatment of AD. We agreed to pay fees to the CRO totaling $715,159 based upon signing of the agreement and the CRO achieving certain clinical trial milestones, plus reasonable out-of-pocket expenses.

On July 14, 2014, Neurotrope BioScience entered into an Exclusive License Agreement (the “Mount Sinai Agreement”) with Icahn School of Medicine at Mount Sinai (“Mount Sinai”). Pursuant to the Mount Sinai Agreement, Mount Sinai granted Neurotrope BioScience a revenue-bearing, world-wide right and (i) exclusive license, with the right to grant sublicenses (on certain conditions), under Mount Sinai’s interest in certain joint patent rights, as well as in certain test results and data, and (ii) non-exclusive license, with the right to grant sublicenses on certain conditions, to certain technical information. The Mount Sinai Agreement allows Neurotrope BioScience to research, discover, develop, make, have made, use, have used, import, lease, sell, have sold and offer for sale the Mount Sinai licensed products relating to the diagnostic, prophylactic or therapeutic use for treating diseases or disorders in humans relying on activation of PKCε, which includes Niemann-Pick C Disease. Pursuant to the Mount Sinai Agreement, Neurotrope BioScience will pay a $25,000 license initiation fee to Mount Sinai. Neurotrope BioScience will also pay Mount Sinai (a) a $10,000 annual license maintenance fee until minimum royalty payments are due, (b) milestone payments in the aggregate amount of up to $3,500,000 upon the achievement of certain product development events relating to the approval of a licensed product in the United States and other jurisdictions, (c) low single-digit royalties on net sales of the Mount Sinai licensed products, and (d) a portion of sublicense fees ranging from a significant double-digit percentage based on sublicensing before completion of in vivo proof-of-concept experiments to a mid-single digit percentage after product approval. Each party has the right to terminate the Mount Sinai Agreement for an uncured material breach of the other party. Additionally, Neurotrope BioScience may terminate the Agreement at any time upon 60 days written notice to Mount Sinai. Further, upon termination, Neurotrope BioScience may continue to sell any and all Mount Sinai licensed products, provided that Neurotrope BioScience will pay Mount Sinai a reduced royalty for Mount Sinai licensed products that are indicated as therapeutics or diagnostics for Niemann Pick disease which are sold following termination of the Mount Sinai Agreement.

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On July 29, 2014, we announced that we had initiated a Phase 2a clinical trial to evaluate bryostatin for the treatment of patients with AD. The Company has commenced enrollment and now plans to enroll a total of nine patients in the randomized, double-blind, placebo-controlled, single dose study. We now plan that six patients will be randomized to receive bryostatin by injection and three will receive a matching placebo control. The primary objective of the clinical trial will be to assess the safety and tolerability of a single dose of bryostatin in the treatment of patients with AD. The secondary objectives of the study are the preliminary evaluation of the efficacy of a single dose of bryostatin in the treatment of patients with AD, its pharmacokinetics and pharmacodynamics and the evaluation of any correlation between changes in PKCε with plasma levels of bryostatin and with improvement in cognitive function.

As of September 30, 2014, the Company had devoted substantially all of our efforts to product development, raising capital and building infrastructure through utilizing its strategic alliances, specifically with BRNI. We had not, as of that date, realized any revenues from its planned principal operations.

Strategy

One of the central tenets of BRNI’s and our research and development is the belief that the neurodegeneration underlying these neurological diseases can be halted and reversed if treatment is initiated early enough. We believe that the process of halting and reversing neurodegeneration may be achieved by an improvement in nerve cell viability and synaptic function through activation of an enzyme called protein kinase C (PKC). This enzyme is actually a super family of isozymes (α, β, γ, δ, ε…) which have different activities in different tissues. The PKCε variant has a very high concentration in the synapses of neurons, suggesting it plays a role in maintaining synaptic function. Deficient activity or low concentrations of PKCε in aging subjects is thought to be one of the main causes of the neurodegeneration seen in AD. Through a variety of the latest biomedical techniques and animal models developed to map and quantify neuroregeneration, BRNI has established a central role for PKCε in re-modeling or restoring synaptic function in both healthy and diseased neurons in the central nervous system.

The flagship product candidate in the Neurotrope armamentarium is bryostatin. This drug has previously been evaluated in 1,200 patients at the NCI for the treatment of various forms of cancer. While bryostatin did not show sufficient anti-cancer effects to warrant commercialization of the compound, much useful information on the safety, pharmacodynamics, and toxicity of the drug was gleaned from these in-human trials.

It was discovered by BRNI that at a much lower dose than that which was used in these anti-cancer trials, bryostatin is a potent activator of PKCε and may have efficacy in treating AD. Activation of PKCε has now been shown to partially restore synaptic function in neurons damaged by AD, ischemic stroke or traumatic brain injury in in vitro and in vivo animal models.

In addition, BRNI is conducting an enhanced access program of Bryostatin-1 in patients with advanced AD. The purpose of the program is to provide experimental care to patients and to gain experience in understanding dosing, safety and efficacy of the drug in these patients. In this program, patients receive the drug, with informed consent, under the supervision of licensed physicians who are experts in the care of patients with advanced dementia. Treating physicians monitor safety and clinical outcomes. Thus far, three patients with advanced AD have been treated, two of which were treated under an IND cleared by the FDA which is held by BRNI. The study for one of these patients has concluded and the other patient is still being treated after 6 months on the protocol. On the basis of communication from caregivers and treating physicians, BRNI, with our support, has decided to enroll additional patients in the extended access program. We are providing funding and personnel support under the terms of our agreement with BRNI for a modest expansion of this clinical effort in AD in the 2014 – 2015 timeframe. It is essential to note that this study is an open label study with no placebo control. We recognize that this study does not meet accepted scientific standards of a rigorous double blind placebo controlled clinical trial. Therefore information derived from this program is purely anecdotal and cannot be used to support any scientific claims regarding either safety or efficacy.

Again, we emphasize that this program does not provide rigorous data regarding safety and efficacy. However, it continues to supply important information that will help us optimize our ongoing clinical trial efforts.

The NCI has allowed BRNI access to the valuable chemical, animal and human data from its cancer studies, to which we, in turn, have access under the BRNI License Agreement to be used in our own research and regulatory programs.

Since licensing the AD diagnostic technology from BRNI, our Board of Directors and management have conducted extensive analyses of the underlying AD diagnostic technology and our other programs and are continuing to conduct market research to evaluate physician acceptability, commercial sales potential and product development costs of an AD diagnostic product.

Our strategy is to efficiently utilize our licensed proprietary and patented technologies to further the development of those technologies toward commercializing a therapeutic and, potentially, a diagnostic product for AD and potentially utilize these technologies to diagnose and treat other neurological diseases.  We may also seek to acquire, by license or otherwise, other development stage products that are consistent with our product portfolio objectives and commercialization strategy.

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Critical Accounting Policies, Estimates, and Judgments

Our financial statements are prepared in accordance with accounting principles that are generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. We continually evaluate our estimates and judgments, the most critical of which are those related to our commitments to strategic alliance partners and the timing of the achievement of collaboration milestones. We base our estimates and judgments on historical experience and other factors that we believe to be reasonable under the circumstances. Materially different results can occur as circumstances change and additional information becomes known. Besides the estimates identified above that are considered critical, we make many other accounting estimates in preparing our financial statements and related disclosures. All estimates, whether or not deemed critical, affect reported amounts of assets, liabilities, revenues and expenses, as well as disclosures of contingent assets and liabilities. These estimates and judgments are also based on historical experience and other factors that are believed to be reasonable under the circumstances. Materially different results can occur as circumstances change and additional information becomes known, even for estimates and judgments that are not deemed critical.

Results of Operations

Nine months ended September 30, 2014

Revenues

We did not generate any revenues for the nine months ended September 30, 2014.

Operating Expenses

Overview

Total operating expenses for the nine months ended September 30, 2014 were $6,870,607 versus $5,796,483 for the nine months ended September 30, 2013, an increase of approximately 19%. The increase in operating expenses is due primarily to the acceleration of product research and development activities relating to its collaboration with BRNI and the treatment and diagnosis of neurodegenerative diseases, which was partially offset by a decrease in general and administrative expenses.

Research and Development Expenses

	Nine Months ended September 30, 2014				Nine Months ended September 30, 2013
	Therapeutic	Diagnostic	Patents & Licenses	Total	Therapeutic	Diagnostic	Patents & Licenses	Total
Related Party	$474,892	$1,096,984	$337,487	$1,909,363	$0	$456,107	$0	$456,017
Non-Related Party	740,107	0	34,082	774,189	0	0	0	0
Total	$1,214,999	$1,096,984	$371,569	$2,683,552	$0	$456,107	$0	$456,107

For the nine months ended September 30, 2014, we incurred $1,909,363 of research and development – related party expenses versus $456,017 for the nine months ended September 30, 2013. These expenses are incurred pursuant to our strategic alliance with BRNI for ongoing research and development principally relating to the development of our potential therapeutic and diagnostic products. Of these expenses, for the nine months ended September 30, 2014 and 2013, $1,096,984 and $456,017, respectively, related to the continuing development of our potential AD diagnostic product. In addition, during the nine months ended September 30, 2014, $474,892 related to the development of our potential AD therapeutic product, and $337,487 was incurred for patent expenses associated with the two licensed technology platforms from BRNI.

For the nine months ended September 30, 2014, we incurred $774,189 in research and development expenses versus $0 for the nine months ended September 30, 2013. These expenses were incurred pursuant to developing the potential AD therapeutic product. Of these expenses, for the nine months ended September 30, 2014, $591,455 related to producing and storing drug product for clinical trial patient dosing and the start of our Phase 2a clinical trial, $88,695 for clinical consulting services, $59,957 was incurred for inventory management of drug product for clinical trials and $34,082 of licensing payment amortization relating to the Stanford and Mount Sinai license agreements.

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General and Administrative Expenses

We incurred related party general and administrative expenses relating to BRNI and its affiliates totaling $290,262 and $4,114,754 for the nine months ended September 30, 2014 and 2013, respectively, a decrease of approximately 93%. The decrease is primarily attributable to, for the nine months ended September 30, 2014 versus the comparable 2013 period: The payment of a royalty of $0 and $990,150 to BRNI, respectively; $208,569 versus $2,802,797 related to issuance of stock options as a non-cash expense, respectively, and; $81,693 versus $52,000 paid to our prior Chairman for services in that capacity provided to us, respectively. In addition, for the nine months ended September 30, 2013, $270,720 of wages, taxes, insurance and consulting fees relating to our former President and Chief Executive Officer were classified as related party expenses.

We incurred $3,896,793 and $1,225,712 of other general and administrative expenses for the nine months ended September 30, 2014 and 2013, respectively, an increase of approximately 218%. Of the amounts for the nine months ended September 30, 2014 versus the comparable 2013 period: $1,443,445 was incurred for wages, vacation pay and taxes, for six employees, including severance and other expenses totaling approximately $284,000 paid to the Company’s former President and Chief Executive Officer, versus $0; $489,807 for ongoing legal expenses versus $581,562 for ongoing legal expenses, plus one-time legal expenses for the BRNI License and closing of the merger and private placement financing; $714,953 was incurred for outside operations consulting services versus $291,738; $175,769 was incurred for travel expenses, versus $0; $100,908 was incurred for investor relations services versus $0; $125,403 was incurred for professional fees associated with auditing, financial, accounting and tax advisory services versus $188,340; $722,304 for issuance of stock options as a non-cash expense versus $125,688, and; $124,204 was incurred for office supplies, insurance, license fees, filing costs, rent, advertising and other, mostly relating to new office facilities in New Jersey, versus $38,383.

Other Income

We earned $11,590 of interest income for the nine months ended September 30, 2014 on funds temporarily deposited in an interest bearing money market account versus $0 for the nine months ended September 30, 2013.

Net loss and earnings per share

We incurred losses of $6,859,017 and $5,796,483 for the nine months ended September 30, 2014 and 2013, respectively. The increased loss was primarily due to our increased activities and new employee hiring during the current period. Earnings per share were ($0.31) and ($0.27) for the nine months ended September 30, 2014 and 2013, respectively. The increase in loss per share is primarily attributable to the increase in our operating loss for the current period.

Three months ended September 30, 2014

Revenues

We did not generate any revenues for the three months ended September 30, 2014.

Operating Expenses

Overview

Total operating expenses for the three months ended September 30, 2014 were $3,144,315 versus $4,470,938 for the three months ended September 30, 2013, a decrease of approximately 30%. The decrease in operating expenses was due primarily to several factors including the decrease in related party general and administrative expenses incurred in 2013 relating to the licensing of the BRNI technology, offset by: the acceleration of product research and development activities, relating to its collaboration with BRNI and other outside parties, to treating and diagnosing neurodegenerative diseases; general and administrative expenses for salaries, overhead and public company-related activities.

Research and Development Expenses

	Three Months ended September 30, 2014				Three Months ended September 30, 2013
	Therapeutic	Diagnostic	Patents	Total	Therapeutic	Diagnostic	Patents	Total
Related Party	$368,361	$274,246	$203,528	$846,135	$0	$137,123	$0	$137,123
Non-Related Party	368,221	0	0	368,221	0	0	0	0
Total	$736,582	$274,246	$203,528	$1,214,356	$0	$137,123	$0	$137,123

For the three months ended September 30, 2014, we incurred $846,135 of research and development – related party expenses versus $137,123 for the three months ended September 30, 2013. These expenses are incurred pursuant to our strategic alliance with BRNI for ongoing research and development principally relating to the development of the Company’s potential therapeutic and diagnostic products. Of these expenses, for the three months ended September 30, 2014 and 2013, $274,246 and $137,123, respectively, related to the continuing development of our potential AD diagnostic product. In addition, during the three months ended September 30, 2014, $368,361 related to the development of our potential AD therapeutic product, and $203,528 was incurred for patent expenses associated with the two licensed technology platforms from BRNI.

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For the three months ended September 30, 2014, we incurred $368,221 of research and development expenses versus $0 for the three months ended September 30, 2013. These expenses are incurred in connection with developing the potential AD therapeutic product. Of these expenses, for the three months ended September 30, 2014, $325,349 related to producing and storing drug product for clinical trial patient dosing and the start of our Phase 2a clinical trial, $8,790 was incurred for inventory management of drug product for clinical trials and $34,082 of licensing payment amortization relating to the Stanford and Mount Sinai license agreements.

General and Administrative Expenses

We incurred related party general and administrative expenses relating to BRNI and its affiliates totaling $101,995 and $3,454,427 for the three months ended September 30, 2014 and 2013, respectively, a decrease of approximately 97%. The decrease is primarily attributable to: The payment of a royalty of $0 and $520,251 to BRNI, respectively; $74,302 versus $2,802,797 related to issuance of stock options as a non-cash expense, respectively, and; $27,693 versus $27,000 paid to our prior Chairman for services provided to us, respectively. In addition, for the three months ended September 30, 2013, $98,589 of wages, taxes, insurance and consulting fees relating to our former President and Chief Executive Officer were classified as related party expenses, and $5,790 was incurred in travel expenses for the three months ended September 30, 2013.

We incurred $1,827,964 and $879,388 of other general and administrative expenses for the three months ended September 30, 2014 and 2013, respectively, an increase of approximately 108%. Of the amounts for the three months ended September 30, 2014 versus the comparable 2013 period: $646,877 was incurred for wages, vacation pay and taxes, for six employees, including severance and other expenses totaling approximately $284,000 paid to our former President and Chief Executive Officer, versus $0; $249,970 for ongoing legal expenses versus $427,944 for ongoing legal expenses, plus one-time legal expenses for the BRNI License and closing of the merger and private placement financing; $351,134 was incurred for outside operations consulting services versus $209,390; $42,339 was incurred for travel expenses, versus $0; $67,263 was incurred for investor relations services versus $0; $31,608 was incurred for professional fees associated with auditing, financial, accounting and tax advisory services versus $85,727; $405,037 for issuance of stock options as a non-cash expense versus $125,688, and; $33,736 was incurred for office supplies, insurance, license fees, filing costs, rent, advertising and other, mostly relating to new office facilities in New Jersey, versus $30,639.

Other Income

We earned $2,707 of interest income for the three months ended September 30, 2014 on funds temporarily deposited in an interest bearing money market account versus $0 for the three months ended September 30, 2013.

Net loss and earnings per share

We incurred losses of $3,141,608 and $4,470,938 for the three months ended September 30, 2014 and 2013, respectively. The decreased loss was primarily due our payments to BRNI for administrative services offset by increased activities and a new employee hiring during the current period. Earnings per share were ($0.14) and ($0.21) for the three months ended September 30, 2014 and 2013, respectively. The decrease in loss per share is primarily attributable to the decrease in our operating loss for the current period.

Fiscal year ended December 31, 2013

We began operations in October 2012. As a result, a comparison of the year ended December 31, 2013, to the period from inception to December 31, 2012, would not be meaningful.

Revenues

We did not generate any revenues during the year ended December 31, 2013.

Operating Expenses

Overview

Total operating expenses for the year ended December 31, 2013 were $7,590,782. Most significantly, during this period, we incurred related party research and development expenses for ongoing development of our future diagnostic testing and pharmaceutical products in collaboration with BRNI, administrative expenses to manage our business and non-cash expenses associated with the issuance of stock-based compensation.

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Research and Development Expenses

For the year ended December 31, 2013, we incurred $1,367,644 to BRNI for ongoing research and development principally relating to the development of our diagnostic and therapeutic products. Of these expenses, $867,386 relate to the continuing development of our AD diagnostic product, $194,630 relates to the development of our AD therapeutic product, $248,319 was paid for patent expenses associated with the two BRNI licensed technology platforms, and $51,200 was incurred to fund an ongoing compassionate use protocol with our AD therapeutic product under development.

General and Administrative Expenses

We incurred related party general and administrative expenses totaling $4,301,731 during the year ended December 31, 2013. Of this amount, approximately $2.85 million related to issuance of stock options as a non-cash expense, approximately $1.0 was paid to BRNI as a prepaid royalty against future royalties payable to BRNI upon commercialization of licensed technologies, $305,932 was incurred for salaries, taxes, insurance, travel expenses and accrued vacation of our Chief Executive Officer, $42,972 was incurred for financial and business development consulting expenses, $45,000 was paid to our then Chairman for services provided to us and $14,332 was incurred for travel, insurance and other administrative expenses associated with our operating activities.

We incurred $1,921,407 of other general and administrative expenses for the year ended December 31, 2013. $731,056 was incurred for legal expenses, principally relating to the BRNI License and for the closing of our merger and private placement financing, $451,348 was incurred for outside operations consulting services, $241,822 was incurred for issuance of stock options as a non-cash expense, $268,199 was incurred for professional fees associated with financial and accounting advisory services, $105,111 was incurred for salary, vacation and payroll expenses for our Chief Financial Officer, $43,303 was incurred for accounting services and $104,708 was incurred for office supplies, insurance, license fees, filing costs and other expenses.

Other Income

We earned $1,378 of interest income for the year ended December 31, 2013 on funds temporarily deposited in an interest bearing money market account.

Fiscal year ended December 31, 2012

Revenues

We did not generate revenues for the year ended December 31, 2012.

Operating Expenses

Overview

Total operating expenses for the year ended December 31, 2012 were $1,437,793. Most significantly, during this period, we incurred related party research and development expenses for our ongoing development of our future diagnostic testing and pharmaceutical product in collaboration with BRNI and administrative expenses to manage our business.

Research and Development Expenses

For the year ended December 31, 2012, we incurred expenses to BRNI totaling $983,491 for ongoing research and development incurred to fund our use of BRNI resources.

General and Administrative Expenses

We incurred related party general and administrative expenses totaling $257,145. Of this amount, $139,901 was incurred by BRNI for expenses associated with patent estate maintenance and licensing and administrative services provided to the Company, $41,667 was incurred for consulting fees paid to our current Chief Executive Officer (who was acting as a consultant rather than an employee at that time) and $27,552 was incurred for travel expenses.

We incurred $197,157 of general and administrative salaries for the year ended December 31, 2012. $193,594 was incurred for legal expenses, principally relating to the BRNI License and employment agreement expenses and $3,562 was incurred for professional fees associated with financial and accounting advisory services.

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Financial Condition, Liquidity and Capital Resources

Since the inception of Neurotrope BioScience, we have primarily devoted our efforts to negotiating the BRNI License and using BRNI’s own resources to further the development of our therapeutic and diagnostic products candidates toward commercialization while conducting business planning and recruiting executive management.

Cash and Working Capital

Since inception, we incurred negative cash flows from operations.  As of September 30, 2014, we had an accumulated deficit of $15,888,383 and had working capital of $8,987,243 as compared to working capital of $14,890,387 as of December 31, 2013. The $5,903,144 decrease in working capital was attributable to our expenditures relating to development of a potential therapeutic and potential diagnostic product and general and administrative expenses which resulted in a net loss of $6,859,017 offset by non-cash expenses of $955,873 for the nine months ended September 30, 2014.

Sources and Uses of Liquidity

Since inception, we have satisfied our operating cash requirements from the private placement of Series A Stock sold principally to outside investors.

In February 2013, through a private placement, we issued 9,073,300 shares of Series A preferred stock at $1.00 per share, resulting in gross proceeds of $9,073,300. In connection with the closing of the private placement, we paid a placement agent $882,330. In May 2013, we issued an additional 1,313,325 shares of Series A preferred stock at $1.00 per share, resulting in gross proceeds of $1,313,325, on which we paid a placement agent $131,332. In August 2013, through an additional private placement, we issued 11,533,375 of Series A preferred stock at $1.00 per share, resulting in gross proceeds of $11,533,375. In connection with the closing of the August 2013 private placement, we paid a placement agent $1,103,338. Further, Neurotrope BioScience became a wholly-owned subsidiary of a publicly traded company in the Reverse Merger, which management believes will provide additional alternatives to issue securities and raise capital in the future. In October 2013, through an additional private placement, we issued 1,080,000 of Series A preferred stock at $1.00 per share, resulting in gross proceeds of $1,080,000. In connection with the closing of the private placement, we paid a placement agent $108,000.

As of September 30, 2014, we had cash and cash equivalents totaling $10.1 million, which decreased to approximately $9.2 million as of the date of this prospectus. With the proceeds from the private placements of Series A preferred stock, management believes we have sufficient capital to fund the Company for at least the next 12 months of operations. However, if our operating plan changes or we incur significant unanticipated expenses, we may require additional capital before this timeframe in order to meet this goal. In October 2014, we engaged a financial advisor to assist us with fund-raising activities, though no transactions are imminent. The financial advisor received 43,860 restricted shares of our common stock as partial consideration for the services.

Off-Balance Sheet Arrangements

We did not engage in any “off-balance sheet arrangements” (as that term is defined in Item 303(a)(4)(ii) of Regulation S-K) as of September 30, 2014.

DESCRIPTION OF BUSINESS

Immediately following the Reverse Merger, the business of Neurotrope BioScience became our business. Neurotrope BioScience was formed for the primary purpose of commercializing the technologies initially developed by BRNI for therapeutic or diagnostic applications for AD or other cognitive dysfunctions.

History

As described in the Prospectus Summary above under the heading “Organizational History,” we were incorporated in Florida as BlueFlash Communications, Inc. on January 11, 2011. Prior to the Reverse Merger and Split-Off (each as defined above), our business was established to provide software solutions to deliver geo-location targeted coupon advertising to mobile internet devices. As a result of the Split-Off and the Reverse Merger, the Company discontinued its pre-Reverse Merger business and acquired the business of Neurotrope BioScience.

Our authorized capital stock currently consists of 300,000,000 shares of common stock, par value $0.0001, and 50,000,000 shares of “blank check” preferred stock, par value $0.0001, 24,325,000 of which has been designated as Series A Stock. Our common stock is quoted on the OTC Market (OTCQB) under the symbol “NTRP.”

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Our principal executive offices are located at 50 Park Place, Suite 1401, Newark, New Jersey 07102. Our telephone number is 1-973-242-0005. Our website address is www.neurotropebioscience.com.

Neurotrope BioScience was incorporated on October 31, 2012, under the laws of the State of Delaware for the primary purpose of commercializing the technologies initially developed by BRNI for therapeutic or diagnostic applications for AD or other cognitive dysfunctions. The Company has been principally focused on developing two product platforms, a drug candidate called bryostatin for the treatment of AD and our diagnostic test for AD, both of which are in the clinical testing stage.

On October 31, 2012, Neurotrope BioScience entered into the BRNI License, pursuant to which we were granted an exclusive non-transferable license to certain patents and technologies required to develop our proposed products.  (For additional information, see “Business—Intellectual Property—Technology License and Services Agreement.”) Neurotrope BioScience was formed for the primary purpose of commercializing certain technologies, which were initially developed by BRNI, for therapeutic or diagnostic applications for AD or other neurodegenerative disorders. These technologies have been under development by BRNI since 1999 and, up until March 2013, were financed by BRNI through significant funding from a variety of non-investor sources (which include not-for-profit foundations, the National Institutes of Health (which is part of the U.S. Department of Health and Human Services) and contributions from individuals). From March 2013 forward, development of the licensed technology has been funded principally through collaboration by BRNI with Neurotrope BioScience.

BRNI is conducting an enhanced access program of Bryostatin-1 in patients with advanced AD. Thus far, three patients with advanced AD have been treated, two of which were treated under an IND cleared by the FDA which is held by BRNI. The study for one of these patients has concluded and the other patient is still being treated after 6 months on the protocol. On the basis of communication from caregivers and treating physicians, BRNI, with our support, has decided to enroll additional patients in the extended access program. We are providing funding and personnel support under the terms of our agreement with BRNI for a modest expansion of this clinical effort in AD in the 2014 – 2015 timeframe.

Also, we may begin controlled clinical trials with bryostatin in AD patients in late 2014. Bryostatin modulates the same enzyme target used by the diagnostic test for the detection of AD. We believe bryostatin may restore synaptic structures and functions damaged by AD, leading to improvements in cognition and memory. Beyond AD, several other neurodegenerative diseases, such as ischemic stroke, traumatic brain injury, Fragile X mental retardation, depression and aging in the brain, may be amenable to treatment with the same approach.

Since licensing the AD diagnostic technology from BRNI, the Company’s Board of Directors and management have conducted analyses of the underlying AD diagnostic technology and the Company’s other programs and are continuing to conduct market research to evaluate physician acceptability, commercial sales potential and product development costs of an AD diagnostic product.

In addition to bryostatin and the diagnostic test for AD, we intend to pursue development of selected other technology platforms with applications related to the treatment of AD and other neurodegenerative disorders based on our current licensed technology or technology available from third party licensors or collaborators.

AD and the Potential Market for our Products

The Epidemic of AD

According to the Alzheimer’s Association, it was estimated that 36 million people worldwide had AD in 2010. The prevalence of AD is independent of race, ethnicity, geography, life style and, to a large extent, genetics. The most common cause of developing AD is living a long life. In developing countries where the median age of death is less than 65 years old, AD is rarely recognized or diagnosed. In the U.S. in 2013, 5.2 million people are estimated to have AD, and 96% of these people are older than 65 years of age.

Researchers continue to explore a wide range of drug mechanisms in hopes of developing drugs to combat this disease. Figure 1 illustrates the range of mechanisms under consideration. Our approach, which involves the activation of the enzyme PKCe, represents a novel mechanism in the armamentarium of potential AD drug therapies.

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Figure 1. Different Pharmacologic Targets being pursued for the Treatment of AD1

It has been shown that, during several years preceding the diagnosis of dementia associated with AD, there is a gradual cognition decline, which at first may have rather benign characteristics. Entering the mild cognitive impairment, or MCI, phase of the disease marks progression of AD to the point where there is a significant loss of synapses (the junctions between nerve cells) preventing effective neurotransmission (Figure 2). This precursor phase transitions into mild, moderate and, finally, severe stages of the disease that are characterized by greater systemic loss of neurons in the brain tissue.

Figure 2. Early Diagnosis of AD is Essential to Effective Treatment2

This progressive degeneration produces some abnormalities in the brain’s neurotransmitter systems.  Multiple failures in acetylcholine and glutamate neurotransmitter systems (neurotransmitters) appear to underlie some of the symptomology of AD, and thus these systems have become targets for pharmacologic intervention.

The loss of neuronal function and neuronal cell death is also related to the abnormal processing of β amyloid, or Aβ, peptide, ultimately leading to the formation of Aβ plaques (protein deposits) in the brain. As illustrated in Figure 2, this amyloid load in the brain usually becomes marked before the symptoms of the MCI phase appear in AD patients.

The conventional amyloid cascade hypothesis holds that amyloid pathology leads to tau proteins (a protein found in nerve cells) being deposited within neurons in the form of insoluble tangles, excitotoxicity (overstimulation of nerve cells by neurotransmitters), inflammation and finally synaptic depletion and neuronal death. The majority of drug development efforts to date have focused on stopping the production of Aβ or its fragments, and the elimination of these peptides from either intracellular or extracellular locations has represented the preponderance of drug design efforts to halt the progression of AD.  However, these efforts have been largely unsuccessful.

1 Business Insights: Reference Code B100040-005, Publication Date May 2011, “Advances in AD Drug Discovery”

2 Lancet Neurol. 2010;9,119. CR Jack et al, “ Hypothetical model of dynamic biomarkers of the Alzheimer’s pathological cascade”

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We believe the current failures of therapies clearing formed amyloid come from an incorrect view of the process. In our view, amyloid plaques are one of the pathologic hallmarks of AD, but cognitive deficits and synaptic loss can often occur in AD patients in the absence of amyloid plaques. We believe the appearance of these plaques is not necessarily linked to the death of neurons or synapses, and that the elimination of the plaques does not restore cognitive function as already demonstrated in extensive clinical testing with pathologic correlates. However, we believe that the soluble amyloid pre-plaque oligomers do appear to be important in the progression of the disease.

In animal studies, BRNI found that PKCe activation in neurons targets the loss of synapses in the brains of animals with AD, and can delay or temporarily arrest other elements of the disease, i.e. the elevation of the toxic Aβ peptide, the loss of neurons, the appearance of plaques, and the loss of cognitive function.

Potential Market for Our Products

According to an article titled “Progress in AD” published in The Journal of Neurology in 2012, there has been a dearth of new product introductions in the last 20 years either for the treatment of AD symptoms or its definitive diagnosis in patients who begin exhibiting the memory and cognitive disorders associated with the disease. According to the Alzheimer’s Association, all of the products introduced to date for the treatment of AD have yielded negative or marginal results with no long-term effect on the progression of AD and no improvement in the memory or cognitive performance of the patients receiving these therapies. With 36 million people worldwide estimated to have had AD in 2010, there is significant commercial potential for a new therapeutic that is effective in delaying the progression of the disease.

We believe the markets for drugs, therapies or diagnostics to treat and analyze AD exist exclusively in the developed world and principally comprise the North American, European and Japanese markets. The aggregate AD market is subdivided into four distinct segments, which are shown in Figure 3, as are the projected compounded annual growth rates, or CAGRs, for these segments over the 2009-2014 timeframe.

Sales of the major drug therapies available only by prescription are reported in Figure 3, which includes, among others, the acetylcholinesterase inhibitors (Exelon®, Razadyne®, and Aricept®) and the glutamate antagonist, Namenda®.1 These drugs are approved for the symptomatic treatment of the cognitive aspects of AD but have no meaningful effect on disease progression, giving only temporary improvement in cognitive decline. Despite their limited efficacy, this group of drugs had collective worldwide sales in 2011 in excess of approximately $6 billion, according to a BBC Research Report. The negative CAGR for this segment reflects the fact that this class of drugs faces generic competition over the timeframe considered.

Figure 3. Global Market for AD ($ mm): 2009-20142

Market Segments	2009	2014	CAGR% 2009-14
Prescription Drugs for AD	5,947	5,211	-2.6%
Diagnostics / Biomarkers	1,164	2,855	19.6%
Therapeutics for Treatment of Symptoms	567	726	5.1
Imaging	361	852	18.7
Total	8,040	9,644	3.7

A much higher growth rate is projected for the use of biomarkers and diagnostics over the 2009-2014 timeframe. The use of techniques or tools to measure disease progression and clinical trial endpoints are, in our estimation, in high demand across the industry. We believe that there is currently no diagnostic test for AD that has achieved significant market penetration.

The “Therapeutics for Treatment of Symptoms” category cited in Figure 3 represents drugs from other classes that are being used to temporarily treat some of the symptoms of AD.3

1 Exelon is a registered trademark of Novartis AG Corporation; Razadyne is a registered trademark of Johnson & Johnson Corporation; Aricept is a registered trademark of Eisai R&D Management Co., Ltd. Corporation; and Namenda is a registered trademark of Merz Pharma GmbH & Co.

2 BCC Research Report PHM062A AD Therapeutics and Diagnostics: Global Markets, January 2010. Available at http://www.bccresearch.com/market-research/pharmaceuticals/alzheimers-disease-therapeutics-phm062a.html.

3 See footnote 1.

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Neurotrope’ s Proposed Products

Challenges in Treating AD

One of the challenges in treating AD is that its symptoms become manifest only years after the disease process has actually commenced. Treatment strategies attempting to intervene once symptoms become apparent are focused on stimulating the neurotransmitter activity of still healthy neurons, or removing the amyloid plaque deposited in the brain. All drug development efforts to date that have targeted the removal of beta-amyloid or tau protein as their therapeutic mechanism of action have failed, and drugs approved for stimulating neurotransmitter activity offer short-lived, palliative results for AD patients. As such, these strategies have yielded negative or marginal results with no effect on the progression of AD and no improvement in the memory or cognitive performance of the patients receiving these therapies.

Dead or dying neurons cannot be returned to function, and many in the AD field currently believe that stemming the progression of the disease may only be possible with very early stage intervention. The FDA is encouraging the pharmaceutical industry to increase efforts to investigate such early stage interventional treatments by recommending that modified clinical endpoints, both functional and cognitive, be established to monitor the efficacy of drug prototypes being tested in early stage AD patients, according to an article published in The New England Journal of Medicine1.

In contrast, we believe that our data from various preclinical animal models demonstrates that activation of PKCe in central nervous system neurons improves neuronal vitality and function in areas of the brain damaged by AD, resulting in the improvement of memory and cognition.

Synaptogenesis

We believe that deficient activity or low concentrations of PKCε in aging subjects is one of the main causes of the neurodegeneration seen in AD. The schematic in Figure 4 illustrates only a portion of the changes mediated by PKCε, and how it may help reverse the neuronal damage and loss central to the pathogenic process in AD.

Figure 4. PKCε Activation Involves 5 Different Mechanisms to Stop the Progression of AD2

Activation of PKCe has been achieved with drug prototypes that mimic the activity of diacylglycerol and phosphatidylserine, which are the natural binding targets for this enzyme. In addition, a variety of in vitro and in vivo animal models have demonstrated that these drug prototypes are effective in restoring the structure and function of neuronal synapses. Our first clinical application of the PKCe activators is focused on the treatment of AD, but a number of other neurodegenerative diseases may be amenable to similar treatment. A list of these potential future drug targets is shown in Figure 5.

1 NEJM.org: The New England Journal of Medicine, March 15, 2013, page 1: Drug Development of Early AD, N. Kozauer, M.D., and Russell Katz, M.D.

2 Based on unpublished BRNI research.

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Figure 5. Therapeutic targets for neuroregeneration through PKCε activation

Treatment of AD by Stimulating Synaptic Regeneration and Prevention of Neuronal Death

BRNI’s research program in this area lies outside the conventional wisdom that has dominated research efforts in the industry. The pathology of AD likely has multiple layers in its development, and the accumulating presence of tau phosphorylated tangles and Aβ are causative factors in the poisoning of neurons and the resultant cognitive and memory disorders. However, once this process presents clinical manifestations of AD, restoring synaptic function thus far has not been effectively achieved by removing Aβ plaques with experimental drug interventions. Once neurons are poisoned with Aβ, the loss of function to the patient has been irreversible.

BRNI’s and our approach is to restore general viability and hence synaptic function in still-functioning neurons by stimulating the regeneration and growth of the dendritic branches in these neurons. (Dendrites are the branched projections of a neuron that act to propagate the electrochemical stimulation received from other neural cells.) This process can be visualized at the microscopic level in the neuronal cells of rats whose neurons have been damaged by ischemic shock (depriving oxygen) or traumatic injury to the brain. The morphology of the damaged neurons in these animal models looks strikingly different after they are treated with experimental drugs that activate PKCe. The new growth of dendritic trees on the damaged neurons creates a multiplicity of new synaptic connections, basically re-wiring the damaged neurons and restoring their function. Earlier therapeutic intervention with a PKCe activator produces better outcomes in tests measuring restored animal cognitive function.

PKCε Activation Stimulates the Formation of New Synaptic Connections

The new synaptic connections formed from the damaged neurons in rats can be demonstrated in various behavioral models for the animals that are used to measure memory functions. Treatment with bryostatin, for 12 weeks in genetically modified rodents pre-disposed to develop an AD-type of pathology showed that bryostatin promoted the growth of new synapses and preserved the existing synapses. In addition, this drug also stopped the decrease of PKCe and the increase of soluble amyloid1.

In cell tissue cultures, the difference in morphology between neurons damaged by the application of ASPD (a modified form of Aβ) as compared to neurons activated by the application of bryostatin + retinoic acid (a metabolite of vitamin A) is seen in Figure 6. Treatment with bryostatin, through PKCe activation, stimulates the regeneration of neurons and the formation of new synaptic connections.

1 Journal of Neuroscience 2011, 31 (2), 630, D. Alkon et al.

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Figure 6. Synaptogenesis in Hippocampus Neurons1

The Central Role of PKCε in Maintaining Neuron Structure and Function

Upon activation, PKCe migrates from the intracellular fluid to the cell membrane, where it activates signal-regulating enzymes (specifically the MAP kinases Erk1/2 and NF-κβ), causing a series of changes leading to increased DNA transcription, synaptic maturation, a consequent increase in levels of growth factor proteins (such as nerve growth factor and brain-derived neurotrophic factor), an inhibition of programmed cell-death and a reduction of β amyloid.

This myriad of events is orchestrated by PKCe, and prompts a number of secondary events occurring in both the pre- and post-synaptic portions of the neuron. Cellular visualization of this effect shows an increase in the number of pre-synaptic vesicles in the neurons, an increase in pre-synaptic levels of PKCe and an increase in the number of mushroom spines associated with individual synaptic boutons (knoblike enlargements at the end of a nerve fiber, where it forms a synapse), which spines may be important in memory.  Their genesis in these neurons is responsible for the formation of new synapses.

The central role of PKCe activation in these dynamic events does not contradict the amyloid hypotheses for AD, but offers an alternative target for therapeutic intervention which could prevent the formation of tangles and plaque.

Decreased amyloid formation from PKCe activation results from an increase in the rate of Aβ degradation by ECE (endothelin converting enzyme) and induction of α secretase cleavage of amyloid precursor protein (the precursor molecule to Aβ) through phosphorylation of an enzyme known as Erk. In rodent models genetically predisposed to forming large amounts of amyloid deposits in their brains, PKCe activation was found to interrupt the ongoing formation of amyloid, suggesting that this approach may delay the progression of AD.

The key to BRNI’s innovation in this area has been in identifying highly potent drug prototypes that at low concentrations cause the specific and transient activation of PKCe, without interacting with the other isozyme variants of PKC whose inactivation would negate the synaptogenic properties of the e isoform.

Testing PKCe Activation in Humans

The basic drug mechanism invoking PKCe activation for neuronal regeneration has never been evaluated in man for any drug class or therapeutic application. We believe that the research in this field as described above is an ideal platform for testing this approach in human subjects.

We have licensed a body of biomedical research from BRNI that is comprised of new methods and drug prototypes designed to stimulate neuronal regeneration. For additional information, see “Business—Intellectual Property—Technology License and Services Agreement.”  We believe the commercial application of this technology has potential to impact AD as well as traumatic brain injury, ischemic stroke, post-traumatic stress syndrome and learning disorders.

Drug Prototypes That Treat AD through Regeneration

BRNI has developed a new chemical family of polyunsaturated fatty acid (“PUFA”) analogs, which appear to be effective in the activation of PKCe.  Representative structures of bryostatin and a lead PUFA analog are shown in Figure 7.

1 Based on unpublished BRNI research.

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Figure 7. Structures of Bryostatin 1 and a PUFA Analog Effective in the Activation of PKCe1

 Ki values = effective concentration of the drug in achieving 50% activation of PKCε

These molecules activate PKCe by binding to two different and distinct active sites on the enzyme. The natural ligands that bind to these sites are diacylglycerol and phosphatidylserine. Bryostatin acts as a mimetic (mimic) for diacylglycerol by binding to the diacylglycerol site and, similarly, the PUFA analogs act as mimetics for phosphatidylserine by binding to the phosphatidylserine site.

Part of the hierarchal array of in vitro and in vivo tests useful in optimizing the potency of our potential drug prototypes is displayed in Figure 8.

    Figure 8. Optimization of PKCe Activation Effects in Lead Drug Candidates: Array of in vitro and in vivo Test Models2

1 Trends in Biochemical Sciences V. 34, #3, p.136. T.J. Nelson et al, “ Neuroprotective versus Tumorigenic protein kinase C activators”

2 Based on unpublished BRNI research.

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Bryostatin

The lead product in our armamentarium is bryostatin. Bryostatin is a natural product isolated from a marine invertebrate organism, a bryozoan called Bugula neritina. Several total syntheses of this complex molecule have been achieved in recent years in various academic chemistry laboratories, and these approaches represent a possible alternative source of this drug. Bryostatin is a PKCα and e activator that was originally developed as a potential anticancer drug. According to Clinical Cancer Research, this drug candidate was previously evaluated in 63 clinical studies involving more than 1,200 patients at the NCI for the treatment of various forms of cancer. While having failed these studies as an experimental anti-cancer therapy, much useful information on the safety, pharmacodynamics and toxicity of the drug was obtained from these in-human trials.

It was discovered that at a much lower dose than what was used in these anticancer trials, bryostatin is a potent activator of PKCe and may have efficacy in treating AD. As described above, activation of PKCe has now been shown to partially restore synaptic function in neurons damaged by AD in in vitro and in vivo animal models.

The NCI has entered into a material transfer agreement with BRNI to provide the bryostatin required for pre-clinical research as well as the Phase 2 clinical trials planned by the Company. The clinical material transfer agreement specifies that BRNI retains all of the bryostatin intellectual property. Our license agreement with BRNI (see “Business—Intellectual Property—Technology License and Services Agreement”) permits our access to new bryostatin clinical trial data and information held by the NCI, as well as past clinical, safety and toxicity data compiled by the NCI during the time this drug was being evaluated for its anticancer properties. See Item 1A, “Risk Factors—We are dependent upon the NCI to supply bryostatin for our clinical trials.”

BRNI previously conducted an exploratory evaluation of bryostatin on a compassionate use basis in AD patients who have an inherited form of AD, frequently called familial AD, under a FDA approved study protocol. Familial AD results from one of four major mutations in the genome, and this mutation is passed on from generation to generation within a family that carries the defective gene. The tragic consequence of familial AD is that it strikes its victims at an early age, often while they are in their twenties. The aggressive progression of familial AD can render these patients in the terminal stages of AD in their late 30s and early 40s.

We intend to further the clinical study in familial AD initiated in 2013. We also plan to initiate a clinical trial in up to 15 AD patients to assess the safety and tolerability of the drug candidate in 2014.  This clinical trial will also provide us the opportunity to assess the efficacy of bryostatin on improving the cognition of these patients.

Effective November 13, 2013, we agreed to a statement of work with BRNI pursuant in which we contracted for the further development of our potential therapeutic product. Pursuant to this SOW, we paid BRNI $251,939 for related personnel and research services.

As of March 12, 2014, we entered into a statement of work with BRNI to continue pre-clinical activities relating to the commercialization of our therapeutic product.  We paid BRNI the entire total pursuant to this statement of work of approximately $465,000 during the nine months ended September 30, 2014.

Bryologs

On May 12, 2014, we entered into a license agreement, or the Stanford License, with The Board of Trustees of the Leland Stanford Junior University, or Stanford, pursuant to which Stanford has granted to us a revenue-bearing, world-wide right and exclusive license, with the right to grant sublicenses (on certain conditions), under three issued U.S. patents and one pending U.S. patent and related technology for the use of bryostatin structural derivatives, known as “bryologs,” for use in the treatment of central nervous system disorders, lysosomal storage diseases, stroke, cardioprotection and traumatic brain injury, collectively referred to as the Licensed Field of Use, for the life of the licensed patents.

Our initial drug candidate, bryostatin, is a natural product isolated from a marine invertebrate organism, a bryozoan called Bugula neritina. However, it takes large quantities of biomass harvested from the oceans to produce even small quantities of bryostatin, and supply is limited.

Stanford researchers have synthesized a large family of bryologs over a number of years as part of a research program to define the essential molecular features critical to bryostatin’s biological activity. The bryologs are easier to produce than bryostatin due to their less complex chemical structures. They represent a collection of potential drug candidates, some of which we expect to advance to clinical trials for the treatment of several neurodegenerative diseases such as ischemic stroke, Fragile X Syndrome, traumatic brain injury and AD, although there can be no assurance that we will be successful in doing so. We plan to advance a bryolog drug candidate into clinical development in the 2016 timeframe.

We are required by the Stanford License to use commercially reasonable efforts to develop, manufacture, and sell products, or Licensed Products, in the Licensed Field of Use. In addition, we must meet specific diligence milestones, and upon meeting such milestones, make specified milestone payments to Stanford. We will also pay Stanford royalties on net sales (as defined in the Stanford License), if any, of Licensed Products.

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Stanford retains the right, on behalf of itself and all other non-profit research institutions, to practice the licensed patents and use the licensed technology for any non-profit purpose, including sponsored research and collaborations. The license is also subject to Title 35, Sections 200-204, of the United States Code, which governs patent rights in inventions made with U.S. government assistance. Among other things, these provisions provide the United States government with nonexclusive rights in the licensed patents. They also impose the obligation that product based on the licensed patents sold or produced in the United States be “manufactured substantially in the United States.”

PUFA Analogs

Several other drug prototypes termed the PUFA analogs have been synthesized at BRNI and evaluated for their PKCe activating properties in models of AD. The PUFA analogs are not structurally related to bryostatin and activate PKCe at a different site. We believe the PUFA analogs represent a potential source for follow-on drug candidates. PKCe activators from the PUFA family of drug prototypes have demonstrated neuroregeneration efficacy roughly equivalent to that of bryostatin. If the PUFA analogs show adequate potency in preclinical models of AD, we would plan to advance a drug prototype from this chemical family into clinical testing in the 2016 timeframe.

Diagnostic Test for AD

If accurate biomarkers are established to allow clinicians to make an early diagnosis of AD and a determination of its severity, drug treatment of AD could start earlier and perhaps delay its progression and end-stage consequences.

The definitive determination of AD in patients is currently achieved only after death upon autopsy; clinicians are unable to definitively diagnose the disease in living patients. BRNI’s research on the role of PKCe in neuroregeneration has allowed it to develop different peripheral biomarkers that have a high correlation level with the presence of AD. BRNI has developed three peripheral biomarkers whose expression is mediated by PKCe.

Using fibroblasts (a type of cell) obtained from a small skin biopsy, a series of in vitro tests are used to amplify the expression of these biomarkers, which we believe can be used to detect AD. The skin fibroblast displays the same basic pathophysiology indicative of AD as a neuron in the central nervous system. At present, there have been four studies of our diagnostic test involving a total of approximately 140 patients, which have analyzed AD patients, patients with mixed dementia (AD plus other dementia), patients with non-AD dementia and normal (or “control”) patients.

Effective August 28, 2013, we signed a statement of work with BRNI pursuant to the BRNI License, whereby we contracted for the further development of its AD diagnostic product. The project is intended to validate each of three biomarkers in a heterogeneous patient population to determine sensitivity and selectivity parameters for each biomarker, or combination of biomarkers, to detect AD. The three biomarkers to be evaluated are: the PKCe levels, the Erk1/2 ratios, and the fibroblast morphology test. Pursuant to the SOW, we paid BRNI a total of $1,645,470 in twelve equal monthly installments of $137,123. These payments are for operating expenses associated with BRNI’s diagnostic laboratories. Operating expenses that are incurred in excess of this total amount are the responsibility of BRNI unless prior approval is obtained from us. The SOW may be extended if BRNI provides us with two months advanced notice that the SOW objectives are not met within the initial twelve month period. As of September 30, 2014, BRNI provided the Company with the requisite notice to extend the term of the SOW and the parties are in negotiation regarding the terms of such extension.

Since licensing the AD diagnostic technology from BRNI, the Company’s Board of Directors and management have conducted analyses of the underlying AD diagnostic technology and the Company’s other programs and are continuing to conduct market research to evaluate physician acceptability, commercial sales potential and product development costs of an AD diagnostic product.

If we continue development of our diagnostic product, we will actively seek a marketing partner to assist both in the promotion of the diagnostic test and to provide laboratory support to process tests that exceed BRNI’s laboratory capacity.

Other Potential Products

We may acquire, by license or otherwise, other development stage products that are consistent with our product portfolio objectives and commercialization strategy.

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Discontinued Research

We had planned to develop two other lines of research related to learning and memory disorders:  (i) drug prototypes that activate or inhibit the enzyme carbonic anhydrase to modulate the attention status of animals, which may have had applications for attention deficit disorder and post-traumatic stress disorder, and (ii) generalizing the application of a blood-brain-barrier delivery system to a variety of drugs through a contract research service to be offered to other pharmaceutical companies seeking to improve the penetration of their drug prototypes into the brain.

We have decided, however, to focus our efforts on neurodegenerative diseases and the Alzheimer’s diagnostic, which are the most advanced programs in our portfolio, and therefore will not be pursuing either the drug candidate for activating carbonic anhydrase or the blood-brain-barrier delivery system.

Corporate Development

We currently expect our priorities over the next 24 months to be focused on the following areas:

•	Continuation of Phase 2a Clinical Trial: On July 29, 2014, we announced that we initiated our Phase 2a clinical trial to evaluate bryostatin for the treatment of patients with AD. We have commenced enrollment and now plan to enroll a total of nine patients in the randomized, double-blind, placebo-controlled, single dose study. We now plan that six patients will be randomized to receive bryostatin by injection and three will receive a matching placebo control. The primary objective of the clinical trial will be to assess the safety and tolerability of a single dose of bryostatin in the treatment of patients with AD. The secondary objectives of the study are the preliminary evaluation of the efficacy of a single dose of bryostatin in the treatment of patients with AD, its pharmacokinetics and pharmacodynamics and the evaluation of any correlation between changes in PKCε with plasma levels of bryostatin and with improvement in cognitive function.

•	Communication with FDA: On April 18, 2014, BRNI received a written confirmation from the FDA indicating that our concept of treating patients with multiple ascending doses of bryostatin will be considered, subject to review of our study design which has not yet been submitted to the agency.

•	Additional analysis regarding AD diagnostic Technology: Since licensing the AD diagnostic technology from BRNI, our Board of Directors and management have conducted extensive analyses of the underlying AD diagnostic technology and our other programs and are continuing to conduct market research to evaluate physician acceptability, commercial sales potential and product development costs of an AD diagnostic product.

•	Seeking a “fast track” clinical development plan: We have engaged a contract research organization to help plan, execute and analyze our first clinical trial in AD. We plan to seek a “fast track” clinical development plan, and if the Phase 2 clinical development program for bryostatin is a success, we believe this product could possibly obtain accelerated FDA approval. However, there can be no assurance that the FDA will grant fast track approval. See “Governmental Regulation and Product Approval—United States Regulation of Drugs—Fast Track Approval” below. If we do not receive fast track approval, then our operating plan for the development of bryostatin would be delayed.

Intellectual Property

Technology License and Services Agreement

Neurotrope BioScience entered into the BRNI License. Pursuant to the BRNI License BRNI and NRV II, LLC granted to Neurotrope BioScience an exclusive, non-transferable, world-wide, royalty-bearing license to certain patents owned by BRNI or licensed to NRV II, LLC by BRNI as of or subsequent to October 31, 2012 to develop, use, manufacture, market and sell products or services for therapeutic or diagnostic applications for AD or other cognitive dysfunctions. There are certain exceptions to the exclusivity of the license, including for BRNI and its affiliates to use the licensed intellectual property to engage in research and development and other non-commercial activities and to provide services to us or to perform other activities in connection with the BRNI License, and with respect to intellectual property acquired by BRNI or NRV II, LLC that would be subject to the BRNI License but is subject to a license existing as of the date of acquisition. Pursuant to the BRNI License, BRNI has the exclusive right (but not the obligation) to apply for, file, prosecute or maintain patents and patent applications for the technologies licensed to us. However, in order to maintain our rights to use the licensed technologies, we must reimburse BRNI for all of the attorney’s fees and other costs and expenses related to any of the foregoing.

We are required to pay to BRNI a royalty in an amount of up to 5% of our revenues in connection with the licensed technology depending upon the percentage of our ownership held by Neuroscience Research Ventures, Inc., which is an affiliate of BRNI (the amount of the royalty generally increases as the percentage ownership by Neuroscience Research Ventures, Inc. decreases). Within 30 days after our receipt of any amount of capital raised in a financing prior to a public offering, we are required to pay to BRNI 5% of such amount as an advance payment of future royalties. In addition, upon the February 28, 2013 closing on the sale of Neurotrope BioScience Series A Stock, we were required to pay BRNI a fee in the amount of approximately $1.6 million.

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The BRNI License further requires us to pay BRNI (i) a fixed research fee equal to a pro-rata amount of $1 million in the year during which we close on a $25 million round of financing, (ii) a fixed research fee of $1 million per year for each of the five calendar years following the completion of such financing and (iii) an annual fixed research fee in an amount to be negotiated and agreed upon no later than 90 days prior to the end of the fifth calendar year following the completion of such financing to be paid with respect to each remaining calendar year during the term of the BRNI License.

The term of the BRNI License continues until the later of the date (i) the last of the licensed patents expires, is abandoned or is declared unenforceable or invalid (in each case, determined in accordance with the BRNI License) and (ii) the last of the licensed technology enters the public domain. BRNI has the right to terminate the BRNI License after 30 days prior notice in certain circumstances, including if we were to materially breach any provisions of the License Agreement after a 60-day cure period for breaches that are capable of being cured, in the event of certain bankruptcy or insolvency proceedings or in the event of the termination of that certain Stockholders Agreement dated October 31, 2012, with respect to us.

Our Licensed Intellectual Property

We have licensed from BRNI an extensive intellectual property portfolio that includes issued patents, pending patents and provisional patent filings, in the U.S. and elsewhere, which, we believe, together cover these key pharmaceutical markets. Composition of matter and method of use patents have been issued to BRNI that cover the use of the PUFA family of molecules for the same therapeutic applications.

We believe the BRNI License provides us rights to the patents and technologies required to develop our proposed products. The patents and technologies licensed to us pursuant to the BRNI License include, without limitation, the following:

•	drug prototypes composed of the bryostatin and PUFA chemical families; and

•	an in vitro diagnostic system to detect AD.

A number of BRNI’s patents for treatment of neurological disorders have been under active prosecution for many years and have been the subject of multiple rejections for anticipation and/or obviousness based on prior art.  There are no guarantees that BRNI’s pending patent applications will issue into commercially meaningful patents.  The terms of the BRNI License do not permit us to participate in the prosecution of these patents. If these patent applications are not approved or successfully prosecuted, then we will attempt to seek other means of protecting its proprietary position including, but not limited to, trade secrets, proprietary formulations and methods, etc.

A substantial amount of in-human data exists that was generated by the NCI that involves the earlier evaluation of bryostatin as an anticancer agent. The NCI also holds the existing inventory of the bryostatin drug product which is suitable for use in man. Our use of the substantial data package generated by the NCI on bryostatin, as well as access to the clinical supply of this substance, is permitted under a material transfer agreements entered into and between the NCI and BRNI.

There are no known patent conflicts or freedom to operate issues at this time which could encumber our ability to commercialize either the AD diagnostic system or the PKCe activators for the treatment of cognition and memory disorders. However, we cannot provide any assurance that such conflicts will not arise in the future. See the Risk Factors captioned “Our commercial success will depend, in part, on our ability, and the ability of our licensors, to obtain and maintain patent protection.” “Our licensors’ failure to obtain and maintain patent protection for our products may have a material adverse effect on our business.” and “Our licensed patented technologies may infringe on other patents, which may expose us to costly litigation.” under “Risk Factors—Risks Related to our Business.”

Governmental Regulation and Product Approval

The manufacturing and marketing of our potential products and our ongoing research and development activities are subject to extensive regulation by the FDA and comparable regulatory agencies in state and local jurisdictions and in foreign countries.

United States Regulation of Drugs

Before any drug product can be marketed in the United States, it must receive approval from the FDA. To receive this approval, any drug we develop must undergo rigorous preclinical testing and clinical trials that demonstrate the product candidate’s safety and effectiveness for each indicated use. This extensive regulatory process controls, among other things, the development, testing, manufacture, safety, efficacy, record keeping, labeling, storage, approval, advertising, promotion, sale, and distribution of pharmaceutical products.

In general, before any new pharmaceutical product can be marketed in the United States, the process typically required by the FDA includes:

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•	preclinical laboratory and animal tests;

•	submission of an IND, which must become effective before human clinical trials may begin;

•	adequate and well-controlled human clinical trials to establish the safety and efficacy of the proposed drug for its intended use;

•	pre-approval inspection of manufacturing facilities and selected clinical investigators;

•	Submission of an NDA to the FDA; and

•	FDA approval of an NDA, or an NDA supplement (for subsequent indications or other modifications, including a change in location of the manufacturing facility).

Preclinical Testing

In the United States, drug candidates are tested in animals until adequate proof of safety and efficacy is established. These preclinical studies generally evaluate the mechanism of action and pharmacology of the product and assess the potential safety and efficacy of the product. Tested compounds must be produced according to applicable current good manufacturing practice requirements and preclinical safety tests must be conducted in compliance with FDA and international regulations regarding good laboratory practices. The results of the preclinical tests, together with manufacturing information and analytical data, are generally submitted to the FDA as part of an IND, which must become effective before human clinical trials may commence. The IND will automatically become effective 30 days after receipt by the FDA, unless before that time the FDA requests an extension or raises concerns about the conduct of the clinical trials as outlined in the application. If the FDA has any concerns, the sponsor of the IND and the FDA must resolve the concerns before clinical trials can begin. Regulatory authorities may require additional preclinical data before allowing the clinical studies to commence or proceed from one phase to another, and could demand that the studies be discontinued or suspended at any time if there are significant safety issues. Furthermore, an independent institutional review board for each medical center proposing to participate in the conduct of the clinical trial, must review and approve the clinical protocol and patient informed consent form before commencement of the study at the respective medical center.

Clinical Trials

Clinical trials for new drug candidates are typically conducted in three sequential phases that may overlap. In phase 1, the initial introduction of the drug candidate into healthy human volunteers, the emphasis is on testing for safety or adverse effects, dosage, tolerance, metabolism, distribution, excretion, and clinical pharmacology. Phase 2 involves studies in a limited patient population to determine the initial efficacy of the drug candidate for specific targeted indications, to determine dosage tolerance and optimal dosage and to identify possible adverse side effects and safety risks. Once a compound shows evidence of activity and is found to have an acceptable safety profile in phase 2 evaluations, pivotal phase 3 trials are undertaken to more fully evaluate clinical outcomes and to establish the overall risk/benefit profile of the drug, and to provide, if appropriate, an adequate basis for product labeling. During all clinical trials, physicians will monitor patients to determine effectiveness of the drug candidate and to observe and report any reactions or safety risks that may result from use of the drug candidate. The FDA, the trial sites institutional review board or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk.

The data from the clinical trials, together with preclinical data and other supporting information that establishes a drug candidate’s profile, are submitted to the FDA in the form of an NDA or NDA supplement (for approval of a new indication if the product candidate is already approved for another indication). Under applicable laws and FDA regulations, each NDA submitted for FDA approval is usually given an internal administrative review within 45 to 60 days following submission of the NDA. If deemed complete, the FDA will “file” the NDA, thereby triggering substantive review of the application. The FDA can refuse to file any NDA that it deems incomplete or not properly reviewable. The FDA has established internal substantive review goals of six months for priority NDAs (for drugs addressing serious or life threatening conditions for which there is an unmet medical need) and ten months for regular NDAs. The FDA, however, is not legally required to complete its review within these periods, and these performance goals may change over time. Moreover, the outcome of the review, even if generally favorable, is not typically an actual approval, but an “action letter” that describes additional work that must be done before the NDA can be approved. The FDA’s review of a NDA may involve review and recommendations by an independent FDA advisory committee. The FDA may deny approval of an NDA or an NDA supplement if the applicable regulatory criteria are not satisfied, or it may require additional clinical data and/or an additional pivotal phase 3 clinical trial. Even if such data are submitted, the FDA may ultimately decide that the NDA or NDA supplement does not satisfy the criteria for approval.

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Data Review and Approval

Substantial financial resources are necessary to fund the research, clinical trials and related activities necessary to satisfy FDA requirements or similar requirements of state, local and foreign regulatory agencies. It normally takes many years to satisfy these various regulatory requirements, assuming they are satisfied. Information generated in this process is susceptible to varying interpretations that could delay, limit, or prevent regulatory approval at any stage of the process. Accordingly, the actual time and expense required to bring a product to market may vary substantially. We cannot assure you that we will submit applications for required authorizations to manufacture and/or market potential products or that any such application will be reviewed and approved by the appropriate regulatory authorities in a timely manner, if at all. Data obtained from clinical activities is not always conclusive and may be susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. Success in early stage clinical trials does not ensure success in later stage clinical trials. Even if a product candidate receives regulatory approval, the approval may be significantly limited to specific disease states, patient populations and dosages, or have conditions placed on them that restrict the commercial applications, advertising, promotion or distribution of these products.

Once issued, the FDA may withdraw product approval if ongoing regulatory standards are not met or if safety problems occur after the product reaches the market. In addition, the FDA may require testing and surveillance programs to monitor the effect of approved products which have been commercialized, and the FDA has the power to prevent or limit further marketing of a product based on the results of these post-marketing programs. The FDA may also request additional clinical trials after a product is approved. These so-called phase 4 studies may be made a condition to be satisfied after a drug receives approval. The results of phase 4 studies can confirm the effectiveness of a product candidate and can provide important safety information via the FDA’s voluntary adverse drug reaction reporting system. Any products manufactured or distributed by us pursuant to FDA approvals would be subject to continuing regulation by the FDA, including record-keeping requirements and reporting of adverse experiences with the drug. Drug manufacturers and their subcontractors are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with good manufacturing practices, which impose certain procedural and documentation requirements upon us and our third-party manufacturers. We cannot be certain that we or our present or future suppliers will be able to comply with the good manufacturing practices regulations and other FDA regulatory requirements. If our present or future suppliers are not able to comply with these requirements, the FDA may halt our clinical trials, require us to recall a drug from distribution or withdraw approval of the NDA for that drug. Furthermore, even after regulatory approval is obtained, later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market.

The FDA closely regulates the marketing and promotion of drugs. Approval may be subject to post-marketing surveillance and other record keeping and reporting obligations, and involve ongoing requirements. Product approvals may be withdrawn if compliance with regulatory standards is not maintained or if problems occur following initial marketing. A company can make only those claims relating to safety and efficacy that are approved by the FDA. Failure to comply with these requirements can result in adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. Physicians may prescribe legally available drugs for uses that are not described in the product’s labeling and that differ from those tested by us and approved by the FDA. Such off-label uses are common across medical specialties. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict manufacturers’ communications on the subject of such off-label use.

Fast Track Approval

The Federal Food, Drug, and Cosmetic Act, as amended, and FDA regulations provide certain mechanisms for the accelerated “Fast Track” approval of potential products intended to treat serious or life-threatening illnesses which have demonstrated the potential to address unmet medical needs. The procedures permit early consultation and commitment from the FDA regarding the preclinical and clinical studies necessary to gain marketing approval. Provisions of this regulatory framework also permit, in certain cases, NDAs to be approved on the basis of valid indirect measurements of benefit of product effectiveness, thus accelerating the normal approval process. In the future, certain potential products employing our technology might qualify for this accelerated regulatory procedure. Even if the FDA agrees that these potential products qualify for accelerated approval procedures, the FDA may deny approval of our drugs or may require additional studies before approval. The FDA may also require us to perform post-approval, or phase 4, studies as a condition of such early approval. In addition, the FDA may impose restrictions on distribution and/or promotion in connection with any accelerated approval, and may withdraw approval if post-approval studies do not confirm the intended clinical benefit or safety of the potential product.

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Orphan Drug Designation

Under the Orphan Drug Act, the FDA may grant orphan drug designation to drugs intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States. Orphan drug designation must be requested before submitting a NDA. After the FDA grants orphan drug designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in or shorten the duration of the regulatory review and approval process. If a product that has orphan drug designation subsequently receives FDA approval for the disease for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications to market the same drug for the same disease, except in very limited circumstances, for seven years. These very limited circumstances are (i) an inability to supply the drug in sufficient quantities or (ii) a situation in which a new formulation of the drug has shown superior safety or efficacy. This exclusivity, however, also could block the approval of our product for seven years if a competitor obtains earlier approval of the same drug for the same indication.

Foreign Regulation

In addition to regulations in the United States, we will be subject to a variety of foreign regulations governing clinical trials and commercial sales and distribution of our products in foreign countries. Whether or not we obtain FDA approval for a product, we must obtain approval of a product by the comparable regulatory authorities of foreign countries before we can commence clinical trials or marketing of the product in those countries. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from country to country.

Under European Union regulatory systems, we may submit marketing authorization applications either under a centralized or decentralized procedure. The centralized procedure, which is available for medicines produced by biotechnology or which are highly innovative, provides for the grant of a single marketing authorization that is valid for all EU member states. This authorization is a marketing authorization application. The decentralized procedure provides for mutual recognition of national approval decisions. Under this procedure, the holder of a national marketing authorization may submit an application to the remaining member states. Within 90 days of receiving the applications and assessment report, each member state must decide whether to recognize approval. This procedure is referred to as the mutual recognition procedure.

The policies of the FDA and foreign regulatory authorities may change and additional government regulations may be enacted which could prevent or delay regulatory approval of our products and could also increase the cost of regulatory compliance. We cannot predict the likelihood, nature or extent of adverse governmental regulation that might arise from future legislative or administrative action, either in the United States or abroad.

Regulation of Diagnostic Tests

Our diagnostic test must be offered in a manner than complies with the regulatory framework developed by the FDA and CMS with respect to diagnostic tests. See the risk factors above captioned, “If we are unable to engage a lab certified under CLIA to process our diagnostic test at its facilities, the commercialization of our diagnostic test may be unsuccessful” and “If the FDA were to begin requiring approval or clearance of our tests, we could incur substantial costs and time delays associated with meeting requirements for pre-market clearance or approval.”

Laboratory Developed Tests, or LDTs, are tests that are designed, manufactured, validated and used within a single laboratory. The FDA has historically not required clearance or approval of such tests as medical devices. In 1992, the FDA expressed its view that although LDTs are subject to FDA regulation as devices but that the FDA would generally exercise enforcement discretion and not apply the regulatory requirements for medical devices to LDTs. More recently, however, on October 3, 2014, the FDA published a draft guidance proposing a risk-based framework for LDTs. The draft guidance indicates that the FDA intends to establish an LDT oversight framework, including premarket review for higher-risk LDTs, such as those that have the same intended use as FDA-approved or cleared companion diagnostics currently on the market. This draft guidance, if and when finalized, may significantly impact the development and commercialization of our products, and may require us to change our business model in order to maintain compliance with these laws. We cannot predict the ultimate timing or form of any FDA guidance or regulation on LTDs. The FDA has indicated that the enforcement of these regulatory requirements in the Framework Guidance and the Notification Guidance will be phased in over several years.

LDTs are subject to the requirements of the Clinical Laboratory Improvement Amendments of 1988 or CLIA. That statute establishes quality standards for all laboratory testing to ensure the accuracy, reliability and timeliness of patient test results regardless of where the test was performed. Specifically, under CLIA, a laboratory is any facility that performs laboratory testing on specimens derived from humans for the purpose of providing information for the diagnosis, prevention or treatment of disease, or the impairment of, or assessment of health. CLIA also requires that laboratories hold a certificate applicable to the type of work it performs and comply with certain standards. CLIA further regulates virtually all clinical laboratories by requiring that laboratories be certified by the federal government and comply with various operational, personnel, facilities administration, quality and proficiency requirements intended to ensure that clinical laboratory testing services are accurate, reliable and timely. On February 6, 2014, the Department of Health and Human Services issued a final rule amending CLIA regulations to give patients direct access to laboratory test results upon request. CLIA compliance and certification is a prerequisite to be eligible to bill for services provided to governmental payor program beneficiaries and for many private payors. Under CLIA, laboratories are subject to survey and inspection every two years to assess compliance with program standards, and may be subject to additional unannounced inspections.

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CLIA further provides that a state may adopt laboratory regulations that are more stringent than those under federal law, and a number of states have implemented their own more stringent laboratory regulatory requirements. State laws may require that laboratory personnel meet certain qualifications, specify certain quality control procedures or facility requirements, or prescribe record maintenance requirements. Several states require the licensure of out-of-state laboratories that accept specimens from those states. For example, New York requires a laboratory to hold a permit which is issued after an on-site inspection and approval of testing methodology, and has various requirements over and above CLIA, including those for personnel qualifications, proficiency testing, and physical facility, equipment and quality control standards.

Other Government Regulation

Our research and development activities use biological and hazardous materials that are dangerous to human health and safety or the environment. We are subject to a variety of federal, state and local laws and regulations governing the use, generation, manufacture, storage, handling and disposal of these materials and wastes resulting from these materials. We are also subject to regulation by the Occupational Safety and Health Administration and federal and state environmental protection agencies and to regulation under the Toxic Substances Control Act.

In addition, once our products are marketed commercially, we will have to comply with the various laws relating to the Medicare, Medicaid and other federal healthcare programs. These federal laws include, by way of example, the following:

•	The anti-kickback statute (Section 1128B(b) of the Social Security Act) prohibits certain business practices and relationships that might affect the provision and cost of healthcare services reimbursable under Medicare, Medicaid and other federal healthcare programs, including, among other things, the payment or receipt of remuneration for the referral of patients whose care or services will be paid by Medicare or other governmental programs;

•	The physician self-referral prohibition (Ethics in Patient Referral Act of 1989, as amended, commonly referred to as the Stark Law, Section 1877 of the Social Security Act), which prohibits referrals by physicians of Medicare or Medicaid patients to providers of a broad range of designated healthcare services in which the physicians (or their immediate family members) have ownership interests or with which they have certain other financial arrangements;

•	The anti-inducement law (Section 1128A(a)(5) of the Social Security Act), which prohibits providers from offering anything of value to a Medicare or Medicaid beneficiary to induce that beneficiary to use items or services covered by either program;

•	The False Claims Act (31 U.S.C. § 3729 et seq.), which prohibits any person from knowingly presenting or causing to be presented false or fraudulent claims for payment to the federal government (including the Medicare and Medicaid programs);

•	The Civil Monetary Penalties Law (Section 1128A of the Social Security Act), which authorizes the United States Department of Health and Human Services to impose civil penalties administratively for various fraudulent or abusive acts.

•	The Physician Payment Sunshine Act (Section 1128G of the Social Security Act), which requires manufacturers of drugs, medical devices and biologicals that participate in U.S. federal health care programs to report certain payments and items of value given to physicians and teaching hospitals.

Sanctions for violating these federal laws include criminal and civil penalties that range from punitive sanctions, damage assessments, money penalties, imprisonment, denial of Medicare and Medicaid payments, or exclusion from the Medicare and Medicaid programs, or both. These laws also impose an affirmative duty on those receiving Medicare or Medicaid funding to ensure that they do not employ or contract with persons excluded from the Medicare and other government programs. Additionally, many states have laws and regulations that contain prohibitions that are similar to, and in many cases broader than, these federal laws and once our products are marketed commercially, we will have to comply with these various state laws as well.

Competition

We compete with many companies, research institutes, hospitals, governments and universities that are working to develop products and processes to treat or diagnose AD. Many of these entities have substantially greater financial, technical, manufacturing, marketing, distribution and other resources than we do. However, there has been a dearth of new product introductions in the last 20 years either for the treatment of AD symptoms or its definitive diagnosis in patients who begin exhibiting the memory and cognitive disorders associated with the disease. All of the products introduced to date for the treatment of AD have yielded negative or marginal results with little effect on the progression of AD and no improvement in the memory or cognitive performance of the patients receiving these therapies. We believe that there is currently no diagnostic test for AD that has achieved significant market penetration, and thus the absolute determination of AD in patients is currently achieved only upon autopsy. We believe we are the only company currently pursuing PKCε activation as a mechanism to treat AD and neurodegenerative disease. Although we believe that we have no direct competitors working in this same field at the present time, we cannot provide assurance that our competitors will not discover compounds or processes that may be competitive with our products and introduce such products or processes before us.

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Employees

As of the date of this prospectus, we have six full-time employees, including our Executive Vice President and Chief Financial Officer, an Executive Vice President—Development and Chief Medical Officer, a Vice President—Commercial Operations, a Vice President—Regulatory Affairs, a Director of Clinical Operations, and an Executive Director of Pharmacology. We have no part-time employees.

If we have sufficient financial resources, we plan to hire up to five additional employees within the next twelve months whose principal responsibilities will be the support of our clinical development activities.

Description of Properties

Our principal executive offices are currently located at 50 Park Place, Suite 1401, Newark, New Jersey 07102. The Lease Agreement for such office, which is an approximately 4,000 square foot facility, commenced on September 1, 2014. The Lease Agreement is for a period of approximately three years and three months at the basic rental rate of approximately $7,333 per month plus operating expenses. The agreement has an expiration date of November 30, 2017.

The 9,000 square foot BRNI lab that serves as the base of operations for the development of our diagnostic test is located on the campus of John Hopkins University in Rockville, Maryland. We do not lease space in this laboratory; rather, BRNI provides services to us from this lab pursuant to arrangements entered into between us and BRNI under the BRNI License, for which we compensate BRNI.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm business.

There are currently no pending legal proceedings that we believe will have individually or in the aggregate, a material adverse effect on our business, financial condition or operating results. As far as we are aware, no governmental authority is contemplating any proceeding to which we are a party or to which any of our properties is subject.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

 Directors and Executive Officers

The authorized number of directors to constitute our Board of Directors is seven. Executive officers are appointed by the Board of Directors and serve at its pleasure. Below are the names of and certain information regarding the Company’s current executive officers and directors:

Name	Age	Position	Date Named to Board of Directors or as Executive Officer

Charles S. Ramat	63	Director, President, Chief Executive Officer	June 13, 2014

Robert Weinstein	54	Chief Financial Officer, Treasurer and Secretary	August 23, 2013

Paul E. Freiman	80	Director and Chairman of the Board	October 18, 2013

William S. Singer	73	Director; Vice-Chairman of the Board	August 23, 2013

John H. Abeles	69	Director	August 23, 2013

Larry D. Altstiel	64	Director	September 12, 2014

James Gottlieb	67	Director	December 10, 2013

Jay M. Haft	79	Director	August 23, 2013

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Directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Directors are elected by a plurality of the votes cast at the annual meeting of stockholders and hold office until the expiration of the term for which he or she was elected and until a successor has been elected and qualified.

A majority of the authorized number of directors constitutes a quorum of the Board of Directors for the transaction of business. The directors must be present at the meeting to constitute a quorum. However, any action required or permitted to be taken by the Board of Directors may be taken without a meeting if all members of the Board of Directors individually or collectively consent in writing to the action.

The authorized number of directors to constitute our Board of Directors is seven. Pursuant to the terms of the Merger Agreement (as defined below), the Company’s Board of Directors, as of the date of the closing of the Merger consisted of five (5) members, of whom four (4) members were designated by the controlling shareholders of Neurotrope BioScience prior to the Merger and one (1) other member who was independent (as defined in applicable SEC rules and the rules of The Nasdaq Stock Market). Pursuant to the Merger Agreement, the size of the Board of Directors was increased to seven (7) members, including two additional independent directors, one of whom, Jay Haft, was nominated by Hannah Rose Holdings, LLC (the “HRH Designee”). Pursuant to the Voting Agreement (as defined below), NRV, James New, Northlea Partners LLLP, and Dan Alkon agreed to vote all of the common stock that each beneficially owned in favor of electing the HRH Desginee. For the avoidance of doubt, NRV, Northlea Partners LLLP, James New and Dan Alkon agreed to vote their common stock in favor of electing the HRH Designee only at the time of such individual’s initial appointment to the Company’s Board of Directors, and nothing obligated NRV, Northlea Partners LLLP, James New or Dan Alkon to vote in favor of the election of any other individual as an HRH Designee or in favor of the continuing service of the HRH Designee once elected to the Board. See “Certain Relationships and Related Transactions—Voting Agreement” below.

Currently, the holders of issued and outstanding common stock are entitled to elect six (6) directors of the Company, and pursuant to the Certificate of Designations, Preferences and Rights of the Series A Stock, the holders of record of the shares of issued and outstanding Series A Stock, exclusively and as a separate class, are entitled to elect one director of the Company. Pursuant to the Common Stockholder’s Agreement (as defined below) and the Voting Agreement, the following five persons are nominated and elected to the Company’s Board of Directors: (i) two (2) representatives designated by NRV (each, an “NRV Designee”); (ii) two (2) representatives designated by the holders of a majority in interest of the shares of common stock held by James New and Northlea Partners LLLP (each, an “Abeles Designee”); and (iii) one (1) independent representative designated by the Board of the Company (the “Neurotrope Designee”). See “Certain Relationships and Related Transactions—Common Stockholders’ Agreement” below.

Pursuant to the above, our Board of Directors is now comprised of seven members: Mr. Paul Freiman, who is the Series A Stock designee; Messrs. Abeles and Altstiel, who are the Abeles Designees; Messrs. Singer and Gottlieb, who are the NRV Designees; Mr. Haft, who is the Neurotrope Designee; and Mr. Charles S. Ramat who was nominated by the Board of Directors. Executive officers are appointed by the Board of Directors and serve at its pleasure.

The principal occupation and business experience during the past five years for our executive officers and directors is as follows:

Charles S. Ramat –Director, President and Chief Executive Officer. On September 12, 2014, Mr. Ramat’s appointment as interim Co-Chief Executive Officer terminated effective on such date and he was appointed as our sole President and Chief Executive Officer. Additionally, on September 12, 2014, Mr. Ramat’s appointment as Co-Chairman of the Company’s Board of Directors terminated. Mr. Ramat remains a member of the Board. On July 16, 2014, the Board appointed Charles S. Ramat to serve as Co-Chief Executive Officer, on an interim basis, of the Company and of Neurotrope BioScience. Mr. Ramat was appointed Co-Chairman of the Board on June 13, 2014. Mr. Ramat is currently a private investor and has extensive operational and general business experience in several industries including: biotechnology, medical devices, commercial finance, real estate and mobile communications. Until December 2013, Mr. Ramat was a principal investor and consultant to Continental Home Loans, the third largest FHA mortgage originator in New York State, with operations in 22 states and with annual originations and servicing portfolio both in excess of $1 billion. Since 2006, he has developed land, principally 1,000 acres of private gated communities, with a strong emphasis on environmentally friendly practices, in upstate New York. From 2002 to 2005, Mr. Ramat was the President and Chief Executive Officer of Kushner Companies, managing 25,000 apartment units and a commercial portfolio exceeding five million square feet.

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From 1988 to 2002, Mr. Ramat was Chairman and Chief Executive Officer of Aris Industries, Inc., a publicly-traded apparel maker. Aris owned and licensed several major apparel brands and Mr. Ramat was active in the Company’s branding effort both domestically and internationally. During this tenure, annual sales rose from under $50 million to more than $400 million. Prior to 1988, Mr. Ramat had acquired various luxury residential buildings in Manhattan where he executed co-op conversions resulting in over $100 million in sales. Also, he was a principal in United Restaurant Corporation which held significant national restaurant franchise rights and a Vice President at Landall Corporation, a publicly-traded real estate development company.

Mr. Ramat has served on various business company boards, philanthropies and trade organizations. Mr. Ramat graduated cum laude with a B.A. from Yeshiva University and earned a Juris Doctor degree from Columbia Law School.

Robert Weinstein – Chief Financial Officer, Executive Vice President, Treasurer and Secretary. Mr. Weinstein joined the Company in June 2013 as its acting Chief Financial Officer. The Company is party to an employment agreement dated as of October 1, 2013, with Mr. Weinstein, pursuant to which he serves as the Company’s Chief Financial Officer and Executive Vice President. He has extensive accounting and finance experience, spanning more than 25 years, as a public accountant, investment banker, healthcare private equity fund principal and chief financial officer.

From September 2011 to current, Mr. Weinstein has been an independent consultant for several healthcare companies in the pharmaceutical and biotechnology industries. From March 2010 to August 2011, he was the Chief Financial Officer of Green Energy Management Services Holdings, Inc., a publicly-traded energy consulting company. From August 2007 to February 2010, Mr. Weinstein served as Chief Financial Officer of Xcorporeal, Inc., a publicly-traded, development-stage medical device company which was sold in March 2010 to Fresenius Medical USA, the largest provider of dialysis equipment and services worldwide.

Mr. Weinstein received his MBA degree in finance and international business from the University of Chicago Graduate School of Business, is a Certified Public Accountant (inactive), and received his BS degree in accounting from the State University of New York at Albany.

Paul E. Freiman –Director and Chairman of the Board of Directors. On September 12, 2014, Mr. Paul E. Freiman’s appointment as interim Co-Chief Executive Officer terminated and he became the sole Chairman of the Board. On July 16, 2014, the Board appointed Mr. Freiman to serve as Co-Chief Executive Officer, on an interim basis, of the Company and of Neurotrope BioScience. Mr. Freiman was appointed Co-Chairman of the Board on June 13, 2014. Mr. Freiman has extensive pharmaceutical and biotechnology industry operating experience as a board member and Chief Executive Officer of private and publicly-traded companies. Mr. Freiman is a pharmacist. He is also currently an independent pharmaceutical and biotechnology industry consultant.  He serves as Chairman of Chronix BioMedical, Inc. He is also a member of the Board of Directors of NovaBay Pharmaceuticals, Inc.  In the past, Mr. Freiman served on the boards of Otsuka America, Inc., and several biotechnology companies based in the United States and Singapore.  Prior to his current consulting and board member roles, Mr. Freiman was a partner of Burrill Brasil Investimentos based in Rio de Janiero, Brazil.  He also served as President and Chief Executive Officer of Neurobiological Technologies, Inc., as well as a member of its Board of Directors.

Mr. Freiman also served as Chairman and Chief Executive Officer of Syntex Corporation, which was sold to The Roche Group during his tenure. He was involved with the marketing of Syntex’s lead product, Naprosyn® and was responsible for moving the product to over-the-counter status, marketed as Aleve®.

Mr. Freiman served on the Board of the Pharmaceutical Research and Manufacturers Association of America (PhRMA) and was its Chairman. He served on a number of industry task forces both domestically and internationally. He also served as Chairman of the University of California (UCSF) Foundation, The United Way of Silicon Valley and a number of not-for-profit organizations over the years.

Mr. Freiman received a B.S. in pharmacy from Fordham University and an honorary doctorate from the Arnold & Marie Schwartz College of Pharmacy.

William S. Singer – Director and Vice-Chairman of the Board of Directors. Mr. Singer serves as President of BRNI and is also on its board of directors. He was a partner in the Chicago office of the law firm of Kirkland & Ellis LLP from 1980 until 2006 and has been of-counsel to that firm since that time, and concentrates his practice on corporate, real estate, and legislative matters. Since 2006, he also has been the sole proprietor of Singer Consulting LLC, which advises clients on federal legislation. He has been listed in Crain’s Who’s Who in Chicago Business 2000, 2001, 2002, 2003, and 2004 editions.

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Mr. Singer has been prominently active in Chicago public service, serving as an Alderman for several years and as a candidate for Mayoral office.

Dr. John H. Abeles – Director. Until June 13, 2014, Dr. Abeles served as Chairman of the Board of Directors. Dr. Abeles is the President and founder of MedVest, Inc., which has provided consulting services to health care and high technology companies since 1980. His many board positions, both past and present, provide him with a unique perspective to counsel emerging companies on their strategic planning functions, capital raising activities, and operational effectiveness.

Dr. Abeles was born in 1945 in Rhodesia (now Zimbabwe). He practiced Medicine in London, before joining the Pharmaceutical Industry as a Senior Medical Executive, with Sterling Drug, Pfizer Inc. and Revlon Health Care. In 1975 he became a Wall Street health-care analyst with Kidder Peabody until 1980. Dr. Abeles was one of the first physicians to become an analyst at a Wall Street investment firm.

He is also the Managing Member of Dalyda Finance LLC, a family company engaging promising artistic and performing talent.

Since March 1992, Dr. Abeles has been the Founder, Sole Investor and General Partner of Northlea Partners LLLP, a private venture capital and private capital family office headquartered in Boca Raton, Florida.

Since 1998, he has served as the Chairman of UniMedica Inc., a web-enabled medical school education consulting and publishing firm, and as Assistant Professor of Clinical Pharmacology and Therapeutics at the International University of Health Sciences. He has served as a Director of Higuchi Bio-Science Institute, University of Kansas since 1997, and as a Director of the College of Chemistry Advisory Board at the University of California at Berkeley since 2001.

Dr. Abeles received his Medical degree as well as a degree in Pharmacology from the University of Birmingham, England. He is a Fellow of the Royal Society of Medicine, London.

Dr. Larry D. Altstiel – Director. Dr. Larry D. Altstiel, the Chief Executive Officer of Provectra, an early-stage biotechnology company developing novel gene therapy for neurodegenerative diseases, also serves as a member of our Scientific Advisory Board. From 2007 to 2013, Dr. Altstiel was Vice President Neuroscience Clinical Development, Neuroscience Therapeutic Area Clinical Lead, at Pfizer Inc. Dr. Altstiel's other positions included Senior Vice President, Head of Global Clinical Development, at Schwarz Biosciences, Inc.; Vice President for Research Operations at Eisai Medical Research Inc.; and Schering-Plough and Senior Clinical Research Physician and Group Leader for Neurodegenerative Diseases Clinical and Discovery Research for Alzheimer's Disease, Parkinson's Disease and Stroke at Eli Lilly and Company. Dr. Altstiel also has gained extensive experience in psychiatry and neurology at Mount Sinai School of Medicine, Columbia Presbyterian Medical Center and Hospital and The Bronx Veteran's Administration Medical Center.

James Gottlieb – Director. Mr. Gottlieb has extensive senior level experience in a broad range of positions in Washington, D.C., in the U.S. House and Senate, and in the private and non-profit sectors. During his time in Washington, Mr. Gottlieb directed significant congressional policy and oversight matters regarding the FDA and health-related aspects of the Veterans Administration, the largest civilian health provider in the nation.

Mr. Gottlieb is currently a partner with Capital Counsel LLC, where he leads the commerce team. His clients include a broad range of matters including healthcare, aviation, telecommunications, e-commerce, oversight and investigations and mergers & acquisitions. Prior to joining Capital Counsel LLC and based upon his in-depth experience in legislation, oversight and investigations (including with the FDA) and political roles on Capitol Hill, and foundation management, consulting and strategic advisory roles outside of government, Mr. Gottlieb formed Gottlieb Strategic Consulting, a government affairs firm.

Mr. Gottlieb served as the chief of staff for Representative Ted Weiss (D-NY) and later the Subcommittee on Human Resources & Government Relations of the House Committee on Government Operations (now Committee on Oversight & Government Reform), where he directed a wide range of oversight investigation and legislation in health, education, and veterans’ matters. Mr. Gottlieb served as Senator Jay Rockefeller’s chief counsel and staff director for the Senate Committee on Veterans Affairs. He also served as Senator Rockefeller’s Chief-of-Staff and was responsible for the Senator’s legislative community, economic development and political operations.

Mr. Gottlieb then served as chief management consultant to BRNI as a strategic policy and advocacy advisor and managed the restructuring of this multi-million dollar medical research facility for the study of brain disorders and continued to serve as legal counsel and policy advisor to Senator Rockefeller, BRNI’s Chairman. He serves as a Board of Directors member of BRNI and serves as Treasurer of Friends of Jay Rockefeller.

Mr. Gottlieb received a B.A. in Business Administration from Michigan State University, a Master of Education from New York University and a law degree from New York Law School.

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Jay M. Haft – Director. Since 2005 to the present, Mr. Haft has been a partner and a member of the Investment Committee of Columbus Nova, a private investment arm of the Renova Group. Mr. Haft served as Chairman of the Board of Directors at DUSA Pharmaceuticals from 2008 until December 2012, when the company merged with an affiliate of Sun Pharmaceutical Industries, Inc.  From 1989 to 1994 he was a senior corporate partner of the law firm of Parker, Duryee, Rosoff and Haft, and was of counsel to the same firm from 1994 until 2002. He is currently of counsel to the law firm of Reed Smith LLP. Mr. Haft has served on approximately 30 corporate boards, including his tenure as Chairman of the Executive Committee of Emerson Radio Corporation. He is also active in the non-profit sector as well, particularly in the areas of education and art. Mr. Haft earned his Bachelor’s degree and graduated Phi Beta Kappa from Yale University and earned his law degree from Yale Law School.

Other Key Personnel and Advisors

Dr. Daniel Alkon – Chief Scientific Officer (Advisor to Neurotrope BioScience). Dr. Alkon has been the founding Scientific Director of BRNI since 1999.  He received his undergraduate degree in chemistry in 1965 at the University of Pennsylvania. After earning his M.D. at Cornell University and finishing an internship in medicine at the Mount Sinai Hospital in New York, he joined the staff of the National Institutes of Health where during his 30 year career he became a Medical Director in the U.S. Public Health Service at the NINDS and Chief of the Laboratory of Adaptive Systems.  Dr. Alkon occupies the Toyota Chair in Neuroscience at BRNI. In this position, he and his team conduct multidisciplinary research on the molecular and biophysical mechanisms of memory and memory dysfunction in psychiatric and neurological disorders, particularly AD.  He is also a Professor at BRNI and a Professor of Neurology at West Virginia University.  Dr. Alkon is not an employee of Neurotrope BioScience.

As an internationally recognized pioneer in research on brain-based neural networks and the molecular basis of memory, he has authored hundreds of scientific articles as well as several books including Memory Traces in the Brain by Cambridge University Press, and the popular book Memory’s Voice by Harper Collins.

Ira Weisberg – Vice President, Commercial Operations of Neurotrope BioScience. Mr. Weisberg is an accomplished pharmaceuticals and biotech executive with over 35 years in business and corporate development experience managing companies, fund raising, product development, sales and distribution channels, compliance, regulatory, managed care, reimbursement systems, licensing, and other corporate and business development transactions in both the U.S. and international markets. Mr. Weisberg worked in both large pharmaceutical companies including American Home Products, Cooper Laboratories and emerging pharmaceutical and biotech companies including Interferon Sciences and LifeCycle Pharma. He has led or been involved with corporate partnering, mergers and acquisitions, new venture formation and financing within a number of therapeutic areas such as cancer and cardiovascular medicine. Mr. Weisberg was President and CEO of AlphaVax, an emerging cancer vaccine development company. He has also led product launches in the pharmaceutical, biopharmaceutical and biotechnology sectors, including managing the Critical Care business for Aventis Behring.

Mr. Weisberg earned his B.S. in Microbiology at St. John’s University.

David Crockford – Vice President, Regulatory Affairs of Neurotrope BioScience. Mr. Crockford has more than 30 years of professional experience in the biotechnology and pharmaceutical industries. He led the development and obtained marketing approval of 18 drug products, 17 immunodiagnostic tests, and an intraoperative medical device. He co-founded and presided over one of the first publicly-held companies in the field of genetic engineering, pioneering the development and commercial application of monoclonal antibodies. Mr. Crockford has organized, presented and led discussions in many face-to-face meetings and teleconferences with a variety of Divisions and Centers (CBER, CDER and CDRH) at the FDA. He provided the regulatory strategy and direction and led the clinical development of a regenerative peptide for the treatment of patients with certain ailments including neurodegenerative diseases.

Mr. Crockford is the author of a number of articles and sole inventor/co-inventor of approximately twenty patents and applications disclosing compositions, methods of drug use and delivery. He earned a Bachelor of Arts degree in biology from Boston University’s College of Arts and Sciences and completed seminars in clinical chemistry, sponsored by Princeton University/Princeton Hospital, and reproductive medicine at Wayne State’s Mott Center for Human Growth and Development and UCLA Medical School.

Warren Wasiewski – Executive Vice President, Development and Chief Medical Officer of Neurotrope BioScience. Dr. Wasiewski is a physician scientist and a Fellow of the American Academy of Pediatrics. Prior to joining the Neurotrope BioScience on November 1, 2015, he served as the Vice President of Clinical Development for Neurology at Alexion Pharmaceuticals from 2012 through 2014. Dr. Wasiewski was formerly an Associate Professor of Neurology at the Penn State Children’s Hospital from 2011 to 2012. He also was the Vice President of Clinical Development and Chief Medical Officer for InfaCare Pharmaceutical Corporation from 2009 to 2011, where he lead and oversaw all clinical and operational components of a Phase IIb study in infants for the treatment of jaundice in high risk infants. Dr. Wasiewski also served as the Chief Medical Officer of Neurobiological Technologies, Inc. from 2007 to 2009, where he oversaw medical, clinical operations, commercial and regulatory affairs. Dr. Wasiewski attained an Associate Degree in Biology from Nassau Community College, a Bachelor’s Degree in Biology from Rutgers College, a Master’s Degree in Biochemistry from the State University of New York Downstate Medical Center and a Doctor of Medicine degree from State University of New York at Buffalo. He completed his residency at the Children’s Hospital in Buffalo, New York in 1984 and a fellowship in pediatric neurology at the Texas children’s Hospital at Baylor College of Medicine in Houston, Texas in 1987.

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Board of Directors

Our Board of Directors is authorized to consist of seven members and currently consists of seven members.

Management has been delegated the responsibility for meeting defined corporate objectives, implementing approved strategic and operating plans, carrying on the Company’s business in the ordinary course, managing cash flow, evaluating new business opportunities, recruiting staff and complying with applicable regulatory requirements. The Board of Directors exercises its supervision over management by reviewing and approving long-term strategic, business and capital plans, material contracts and business transactions, and all debt and equity financing transactions and stock issuances.

Director Independence

We are not currently subject to listing requirements of any national securities exchange or inter-dealer quotation system which has requirements that a majority of the board of directors be “independent” and, as a result, we are not at this time required to have our Board of Directors comprised of a majority of “independent directors.” Nevertheless, our Board of Directors has determined that each of Messrs. Altstiel, Gottlieb and Haft are “independent” under the applicable standards of the SEC and the NASDAQ Capital stock market.

Board Committees

Our Board of Directors has established three committees, each of which is composed solely of independent directors:

•	The Audit Committee consists of Mr. Haft, as Chairman, Dr. Altstiel and Mr. Gottlieb.

•	The Compensation Committee consists of Mr. Gottlieb, as Chairman, Dr. Altstiel and Mr. Haft.

•	The Nominating and Corporate Governance Committee consists of Dr. Altstiel, as Chairman, Dr. Abeles, Mr. Gottlieb and Mr. Haft.

Each of the Committees has a written charter adopted by the Board of Directors; a current copy of each such charter is available to security holders on our web site, www.neurotropebioscience.com.

Family Relationships

There are no family relationships among our Directors or executive officers.

Involvement in Certain Legal Proceedings

None of our directors or executive officers has been involved in any of the following events during the past ten years:

•	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time, except that Mr. Weinstein was the Chief Financial Officer of Able Laboratories, Inc., until November 2004; that company filed for bankruptcy protection in July 2005;

•	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

•	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; or

•	being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the total compensation paid or accrued by us during the last two fiscal years ended December 31, 2013, to (i) all individuals that served as our principal executive officer or acted in a similar capacity for us at any time during the fiscal year ended December 31, 2013; (ii) two most highly compensated executive officers other than the principal executive officer who were serving as executive officers at December 31, 2013; and (iii) up to two additional individuals for whom disclosure would have been required pursuant to clause (ii) above but for the fact that the individual was not serving as an executive officer at December 31, 2013 (collectively, the “named executive officers”). Notwithstanding the foregoing, except as set forth in the table below, during the fiscal years ended December 31, 2013 and 2012, we did not have any other officers or employees. The Compensation Committee of the Board of Directors is responsible for determining executive compensation.

	Fiscal
	Year					Non-Equity	Non-Qualified
Name &	ended					Incentive Plan	Deferred	All Other
Principal	December		Bonus	Stock	Option	Compensation	Compensation	Compensation
Position	31,	Salary ($)	($)	Awards($)	Awards($)	($)	Earnings ($)	($)(4)	Total ($)
Marissa	2013	-	-	-	-	-	-	-	-
Watson (1)	2012	-	-	-	-	-	-	-	-
James New, President and CEO (2)	2013	$220,873	-	-	$562,540	-	-	$41,666	$825,079
	2012	41,667	-	-	-	-	-	-	41,677
Robert	2013	$65,531	-	-	$529,040	-	-	$80,094	$674,665
Weinstein, CFO and Executive Vice President (3)	2012	-	-	-	-	-	-	-	-

(1)	On June 20, 2013, Ms. Watson resigned as our sole officer and director. Ms. Watson did not receive any compensation, whatsoever, during the last two fiscal years ended December 31, 2013.

(2)	Reflects compensation received from Neurotrope BioScience, which was formed in 2012, through the date of the Reverse Merger in August 2013. Salary was accrued in 2012 but paid in 2013. On August 23, 2013, Dr. New was appointed as our Chief Executive Officer and President. Effective as of July 16, 2014, Dr. New’s employment as Chief Executive Officer and President of the Company was terminated. See “Employment Agreements; Separation Agreement” below.

(3)	Mr. Weinstein became our Chief Financial Officer on August 23, 2013. The Company is party to an employment agreement dated as of October 1, 2013, with Robert Weinstein, pursuant to which he serves as the Company’s Chief Financial Officer and Executive Vice President.

(4)	Represents compensation earned as a consultant prior to becoming an employee.

Outstanding Equity Awards at Fiscal Year-End

We have one compensation plan approved by our stockholders, the 2013 Plan.  The following table provides information regarding 2013 Plan awards for each named executive officer outstanding as of December 31, 2013.

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	Option awards					Stock awards
Equity
incentive
plan
								Equity	awards:
								incentive	Market or
			Equity					plan	payout
			incentive					awards:	value of
			plan awards:				Market	Number of	unearned
	Number of	Number of	Number of			Number of	value of	unearned	shares,
	securities	securities	securities			shares or	shares of	shares,	units or
	underlying	underlying	underlying			units of	units of	units or	other
	unexercised	unexercised	unexercised	Option		stock that	stock that	other rights	rights that
	options	options	unearned	exercise	Option	have not	have not	that have	have not
	(#)	(#)	options	price	expiration	vested	vested	not vested	vested
Name	exercisable	unexercisable	(#)	($)	date	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Marissa Watson	-	-	-	-	-	-	-	-	-
James New	707,000	-	-	$1.75	August 22, 2023 (1)	-	-	-	-
Robert Weinstein	-	650,000	-	$1.00	October 1, 2023 (2)	-	-	-	-

(1)	These options were fully vested on the date of grant (August 23, 2013).
(2)	These options vest 25% on each of the first four anniversaries of the date of grant (October 2, 2013).

We have no plans in place and have never maintained any plans that provide for the payment of retirement benefits or benefits that will be paid primarily following retirement including, but not limited to, tax qualified deferred benefit plans, supplemental executive retirement plans, tax-qualified deferred contribution plans and nonqualified deferred contribution plans.

Except as indicated below, we have no contracts, agreements, plans or arrangements, whether written or unwritten, that provide for payments to the named executive officers listed above. In 2014, we hired five additional employees, including one employee with whom we also have an employment agreement.

Employment Agreements; Separation Agreement

Warren Wasiewski. Neurotrope BioScience and Dr. Wasiewski executed an employment agreement as of November 1, 2014 pursuant to which Dr. Wasiewski serves as the Executive Vice President, Development and Chief Medical Officer (the “Wasiewski Employment Agreement”). The Wasiewski Employment Agreement provides for an initial term from November 1, 2014 to November 1, 2015 (the “Initial Term”). The term of the Wasiewski Employment Agreement shall thereafter be automatically extended for additional one-year periods (each, an “Extension Term”) unless Neurotrope BioScience or Dr. Wasiewski provides at least 90 days’ notice not to extend the term, or until such employment is earlier terminated in accordance with termination provisions set forth in the Wasiewski Employment Agreement (the Initial Term and any Extension Term(s), collectively, the “Employment Term”). The Wasiewski Employment Agreement provides that Dr. Wasiewski will receive an initial base salary of $325,000. During the Employment Term, Dr. Wasiewski’s salary may be reviewed at least annually and may be adjusted as determined by the President. In addition, Dr. Wasiewski is eligible to receive an annual incentive bonus opportunity of 50% of his base salary commencing in 2015 to be earned and payable based upon attainment of both corporate and individual annual performance goals. Additionally, Dr. Wasiewski shall receive a sign-on bonus in the amount of $102,083.40 payable in 12 equal monthly installments. Subject to the terms and limitations in the Wasiewski Employment Agreement, Dr. Wasiewski’s will be reimbursed for his relocation expenses up to $15,000 (if he moves within 9 months of November 1, 2014) and his lodging expenses up to $15,000 each. Dr. Wasiewski will also be entitled to four weeks of paid vacation per annum and general expense reimbursement for pre-approved business related expenses incurred in the performance of Dr. Wasiewski’s job duties. Dr. Wasiewski will also be eligible for all benefits and retirement, life, disability, medical and dental plan benefits generally available to Neurotrope BioScience’s officers in accordance with the terms of those plans.

On November 1, 2014, Dr. Wasiewski was granted non-qualified stock options under the 2013 Plan to purchase 250,000 shares of our common stock at an exercise price equal to the fair market value of the our common stock on the grant date (the “Sign-On Options”). Twenty percent (20%) of the Sign-On Options will vest on each anniversary of the grant date for a period of 5 years from the grant date.

If Dr. Wasiewski’s employment is terminated by Neurotrope BioScience for any reason, he is entitled to the Accrued Benefits. In addition, if Dr. Wasiewski’s employment is terminated by Neurotrope BioScience for a reason other than Cause, and subject to his compliance with other terms of the Wasiewski Employment Agreement, and certain other conditions, then Neurotrope BioScience will pay him a severance amount equal to six months of his annual base salary, payable in a single lump sum. If Dr. Wasiewski’s employment is terminated by non-renewal or due to his death or disability, he is not entitled to any severance, and shall only be entitled to the Accrued Benefits.

The agreement contains non-competition, non-solicitation and non-disclosure covenants of Dr. Wasiewski.

Robert Weinstein. The Company is party to an employment agreement dated as of October 1, 2013, with Robert Weinstein, pursuant to which he serves as the Company’s Chief Financial Officer and Executive Vice President. Under the terms of Mr. Weinsten’s employment agreement, the Company will pay Mr. Weinstein an annual base salary of not less than $240,000 per year for the period from the effective date to December 31, 2014; and $275,000 per year for the period January 1, 2015 to December 31, 2015. Such annual base salary may be reviewed annually and increased (but not decreased) at the discretion of the Board or a committee thereof, provided, however, that the salary will, at a minimum, be increased annually, beginning January 1, 2016, based upon the percentage increase in the Consumer Price Index for the immediately preceding year. The Company will pay Mr. Weinstein an annual incentive bonus of no less than $35,000 for the year ending December 31, 2013; an annual bonus of no less than $50,000 for the year ending December 31, 2014; and an annual bonus targeted at 50% of his annual base salary for all years beginning January 1, 2015, to be earned and payable based upon attainment of annual performance goals as determined by the Board or a committee thereof. Mr. Weinstein’s annual bonus opportunity may be periodically reviewed and increased at the discretion of the Board or a committee thereof. Mr. Weinstein will also be eligible to participate in all Company benefits generally available to the Company’s officers in accordance with the terms of those benefit plans and all retirement, life, disability, medical and dental plan benefits generally available to the Company’s officers in accordance with the terms of those plans.

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Pursuant to the employment agreement, the Company’s Board of Directors granted an incentive stock option to Mr. Weinstein under the 2013 Plan to purchase 650,000 shares of the Company’s common stock. The option vests with respect to 162,500 shares on each of the first, second, third and fourth anniversaries of October 1, 2013, subject to the executive’s continued employment with the Company on each such day. Mr. Weinstein will be entitled to additional options and/or equity-based awards as determined in the discretion of the Board or a committee thereof. All of his options and/or equity awards will cease vesting as of the date of termination of the employment agreement, provided that in the event of (i) Mr. Weinstein’s termination for good reason or (ii) termination of his employment by the Company without cause, his options and any other equity awards will be deemed to have vested as of the date of termination with respect to that number of shares that would have vested had his employment with the Company continued for a period of one year after the date of termination, and provided, further, that if Mr. Weinstein’s termination for Good Reason or the termination of his employment by the Company without Cause occurs within six months after the occurrence of a change of control of the Company, then all of his options and any other equity awards will be deemed to have vested as of the date of termination.

If Mr. Weinstein’s employment is terminated by the Company for a reason other than cause or by him for good reason, and subject to his compliance with other terms of Mr. Weinstein’s employment agreement, and certain other conditions, then the Company will pay him a severance amount equal to his annual base salary, payable in a single lump sum. In addition, if he elects health care continuation coverage under COBRA, the Company will pay for such health insurance coverage for a period of 18 months following the termination of his employment, as the same rate as it pays for health insurance coverage for its active employees (with Mr. Weinstein required to pay for any employee-paid portion of such coverage). If Mr. Weinstein’s employment is terminated by non-renewal or due to his death or disability, he will be entitled to any unpaid prorated Annual Bonus for the year in which his employment terminates.

The Company will reimburse Mr. Weinstein for reasonable attorney’s fees and expenses that he incurs in connection with the negotiation, preparation and execution of the employment agreement up to $10,000.

Subject to earlier termination by Mr. Weinstein’s death or disability, or by the Company for Cause, the term of Mr. Weinstein’s employment agreement is four years and will be extended automatically for successive one-year periods, unless either party gives written notice of termination to the other party at least 90 days prior to the end of the then-current term.

James New. Effective as of July 16, 2014, Dr. James New’s employment as Chief Executive Officer and President of the Company was terminated. Accordingly, the employment agreement by and between Neurotrope BioScience and Dr. New dated February 25, 2013 (the “New Employment Agreement”) terminated as of July 16, 2014. On October 9, 2014, Neurotrope BioScience and Dr. New entered into a separation agreement and general release (the “Separation Agreement”) pursuant to which Neurotrope BioScience will pay or provide Dr. New the following: (a) $2,684.02 within three days of the execution of the Separation Agreement by Dr. New, representing reimbursement of business expenses; (b) a lump sum equal to the total gross amount of $233,000 (less all applicable income and employment taxes and other required or elected withholdings, for which a Form W-2 will be issued to Dr. New); (c) a gross amount of $25,477.59 (less all applicable income and employment taxes and other required or elected withholdings) for Dr. New’s accrued, unused vacation; (d) reimbursement for the cost of continuing Dr. New’s current health care insurance in the same amount as the net reimbursement amounts paid to Dr. New on a monthly basis immediately prior to July 16, 2014 ($2,974 per month) until the earlier of the date on which Dr. New becomes eligible for medical insurance coverage with a new employer or July 16, 2015; (e) director’s and officer’s insurance coverage covering Dr. New’s actions while a director and/or officer of Neurotrope BioScience until July 16, 2020; and (f) $17,000 for reimbursement of Dr. New’s attorneys fees. In addition, the parties agreed that Dr. New’s ownership of any common shares of the company is not affected by the Separation Agreement and that any equity awards Dr. New received pursuant to the 2013 Equity Incentive Plan will be governed exclusively by the terms of such plan.

Consulting Arrangements

On July 16, 2014, the Board appointed Charles S. Ramat and Paul E. Freiman to serve as Co-Chief Executive Officers, on an interim basis, of the Company and of Neurotrope BioScience. In consideration of the services that Mr. Freiman and Mr. Ramat provided to the Company as interim Co-Chief Executive Officers, the Company paid each of them consulting fees in the amount of $20,000 per month. In addition, on July 23, 2014, Messrs. Freiman and Ramat were each granted non-qualified options to purchase 400,000 shares of the Company’s common stock for their roles as directors, Co-Chairmen of the Board and Co-Chief Executive Officers. On September 12, 2014, Messrs. Freiman’s and Ramat’s appointments as interim Co-Chief Executive Officers terminated effective on such date.

On September 12, 2014, Mr. Ramat was appointed to serve as the Company’s President and Chief Executive Officer, effective as of such date. In consideration of the services that Mr. Ramat will provide to the Company as President and Chief Executive Officer, the Company has agreed to pay Mr. Ramat a salary of $400,000 per year. This arrangement may be terminated by the Company or Mr. Ramat on 60 days’ notice. Mr. Ramat’s salary for his duties as President and Chief Executive Officer will be paid in addition to the consulting fees he receives under a Consulting Agreement with the Company pursuant to which he receives $50,000 per year. In addition, in connection with his appointment as President and Chief Executive Officer, Mr. Ramat was granted non-qualified stock options pursuant to the Company’s 2013 Equity Incentive Plan, with a term of ten years, to purchase 250,000 shares of common stock of the Company at an exercise price of $.60 per share, the closing price of the shares on September 12, 2014, the date of grant. All of the options vested as of September 12, 2014.

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Also on September 12, 2014, Mr. Freiman was appointed to serve as the sole Chairman of the Company’s Board of Directors. In consideration of the services that Mr. Freiman will provide to the Company as Chairman, the Company agreed to continue to pay Mr. Freiman $20,000 per month, being the same level as the consulting fees he was receiving as Co-Chief Executive Officer prior to September 12, 2014.

Director Compensation

The Company currently does not pay any cash compensation to members of its Board of Directors for their services as directors of the Company, except that it paid and pays Dr. Abeles $9,000 per month and Mr. Ramat $4,167 per month for services. However, the Company reimburses its directors for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of Directors. The Company will grant to each new director, at the time of such director's appointment, an option to purchase 250,000 common shares, to the Chairman of the Audit Committee, at the time of his or her appointment, an option to purchase an additional 50,000 common shares, and to each other member of the Chairman of the Audit Committee, at the time of his or her appointment, an option to purchase an additional 25,000 common shares, all such options with a term of ten years, exercisable at the fair market value per share of the common stock on the date of grant, which will vest 20% per year for each of five years after the date of grant (subject to acceleration of vesting upon a change of control of the Company).

The following table provides information concerning the compensation of our directors for the year ended December 31, 20131.

					Nonqualified
	Fees earned			Non-equity	deferred
	or paid in	Stock	Option	incentive plan	compensation	All other
	cash	awards	awards	compensation	earnings	compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
John H. Abeles	$45,000	-	$205,214	-	-	-	$250,214
Paul E. Freiman	-	-	313,096	-	-	-	313,096
James Gottlieb	-	-	322,317	-	-	-	322,317
Jay M. Haft	-	-	266,912	-	-	-	266,912
William S. Singer	-	-	246,256	-	-	-	246,256

1 Mr. Ramat joined the Company’s Board of Directors on June 13, 2014.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of the Determination Date, by (i) each stockholder known by us to be the beneficial owner of more than 5% of our common stock or Series A Stock (our only classes of voting securities), (ii) each of our directors and executive officers, and (iii) all of our directors and executive officers as a group. To the best of our knowledge, except as otherwise indicated, each of the persons named in the table has sole voting and investment power with respect to the shares of our common stock or Series A Stock beneficially owned by such person, except to the extent such power may be shared with a spouse. To our knowledge, none of the shares listed below are held under a voting trust or similar agreement, except as noted. Other than the Reverse Merger, to our knowledge, there is no arrangement, including any pledge by any person of securities of the Company or any of its parents, the operation of which may at a subsequent date result in a change in control of the Company.

Unless otherwise indicated in the following table, the address for each person named in the table is c/o Neurotrope, Inc., 50 Park Place, Suite 1401, Newark, New Jersey 07102.

		Percent of Common	Series A	Percent of Series A
Name and Address	Common Stock	Stock Beneficially	stock Beneficially	Preferred Stock
of Beneficial Owner	Beneficially Owned	Owned(1)	Owned	Beneficially Owned(1)

Neurosciences Research Ventures, Inc.(2) 364 Patteson Drive, #279 Morgantown, WV 26505	10,236,250	41.3%	0	-

Hannah Rose Holdings, LLC(3) 101 Grovers Mill Road Suite #200 Lawrenceville, NJ 08648	3,389,424	13.8%	1,375,000	6.3%

E. Jeffrey Peierls(4) 73 South Holman Way Golden, CO 80401	1,825,000	7.3%	1,825,000	8.4%

Charles S. Ramat(5)	1,746,431	7.0%	1,000,000	4.6%

Dr. James New(6)	3,646,100	15.8%	0	-

Robert Weinstein(7)	162,500	0.7%	0	-

Dr. John H. Abeles/Northlea Partners LLLP(8)	6,702,739	26.9%	750,000	3.5%

William S. Singer(9)	133,507	0.6%	0	-

Paul E. Freiman(10)	328,301	1.4%	0	-

James Gottlieb(11)	110,110	0.5%	0	-

Jay M. Haft(12)	204,521	0.9%	74,000	0.3%

Larry D. Alstiel (13)	307,000	1.3%	0	-

All directors and executive officers as a group (8 persons)	9,695,109	34.8%	1,824,000	8.4%

(1)	Applicable percentage ownership is based on 23,120,866 shares of our common stock outstanding and 21,663,000 shares of our Series A Stock outstanding as of the Determination Date, together with securities exercisable or convertible into shares of our common stock or Series A Stock, respectively, within 60 days of the Determination Date for each stockholder. Each share of our Series A Stock is convertible into our common stock at the option of the holder currently on a one-for-one basis. However, each share of our Series A Stock will convert into more than one share of our common stock in the event that we sell certain securities of the Company at a price per share that is less than the conversion price, which is currently set at $1.00 per share. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. The shares issuable pursuant to the exercise or conversion of such securities are deemed outstanding for the purpose of computing the percentage of ownership of the security holder, but are not treated as outstanding for the purpose of computing the percentage of ownership of any other person.
(2)	Includes 1,662,500 shares underlying stock options held by Neurosciences Research Ventures, Inc. that are vested as of the Determination Date or will vest within 60 days thereafter, but does not include 451,250 Indemnification Escrow Shares that Neurosciences Research Ventures, Inc. may be entitled to receive under the Indemnification Escrow Agreement (as defined below), which the Indemnification Representative has the sole right to vote. (See Item 13, “Certain Relationships and Related Transactions—Merger Agreement” below.) Neurosciences Research Ventures, Inc. is an affiliate of the Blanchette Rockefeller Neurosciences Institute. In addition to such shares, Neurosciences Research Ventures, Inc. may be deemed to be in a group with Dr. Daniel Alkon, Northlea Partners LLLP, Dr. James New, HRH and another stockholder, and thereby deemed to beneficially own any shares that are beneficially owned by such stockholders, as a result of their agreement to vote their shares in the Company in favor of certain matters pursuant to an Amended and Restated Stockholders Agreement and a Voting Agreement, each dated August 23, 2013 (see also “Certain Relationships and Related Transactions”).

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(3)	HRH is controlled by Matt Rosenblum. In addition to such shares, HRH and Mr. Rosenblum may be deemed to be in a group with Neurosciences Research Ventures, Inc., Dr. Daniel Alkon, Dr. James New, Northlea Partners LLLP and another stockholder, and thereby deemed to beneficially own any shares that are beneficially owned by such stockholders, as a result of their agreement to vote their shares in the Company in favor of certain matters pursuant to a Voting Agreement dated August 23, 2013. (See also “Certain Relationships and Related Transactions”).
(4)	The shares of our common stock and Series A Stock indicated as beneficially owned by E. Jeffrey Peierls include shares of Series A Stock that are owned by Brian E. Peierls, E. Jeffrey Peierls, The Peierls Bypass Trust, U.D.E.F. Peierls for Brian E. Peierls, U.D.E.F. Peierls for E. Jeffrey Peierls, U.D.J.N. Peierls for Brian Eliot Peierls, U.D.J.N. Peierls for E. Jeffrey Peierls, U.D.E.S. Peierls for E.F. Peierls et al., U.W.E.S. Peierls for Brian E. Peierls Accumulation, U.W.E.S. Peierls for E. Jeffrey Peierls Accumulation, U.W.J.N. Peierls for Brian E. Peierls, U.W.J.N. Peierls for E. Jeffrey Peierls, The Peierls Foundation, Inc., U.D. Ethel F. Peierls Charitable Lead Trust and U.W. Libby Peierls Marital Trust. E. Jeffrey Peierls has sole power to vote or direct the vote, and to dispose or direct the disposition, of such shares of our common stock and Series A Stock.
(5)	Includes 746,431 shares underlying stock options beneficially owned by Mr. Ramat that are vested as of the Determination Date or will vest within 60 days thereafter, but does not include 507,973 shares underlying stock options that will not vest within 60 days after the Determination Date. The shares of our common stock and Series A Stock indicated as beneficially owned by Charles Ramat are held by Mr. Ramat, Ramat Consulting and NTR21 Holdings, LLC. Mr. Ramat is an affiliate of each of Ramat Consulting and NTR21 Holdings, LLC, and has sole power to vote or direct the vote, and to dispose or direct the disposition, of such shares of our common stock and Series A Stock.
(6)	Does not include 191,900 Indemnification Escrow Shares that Dr. New may be entitled to receive under the Indemnification Escrow Agreement (as defined below), which the Indemnification Representative, has the sole right to vote. (See Item 13, “Certain Relationships and Related Transactions—Merger Agreement” below.) In addition to the shares of our common stock indicated as beneficially owned by Dr. James New, Dr. New may be deemed to be in a group with Neurosciences Research Ventures, Inc., Dr. Daniel Alkon, Northlea Partners LLLP, HRH and another stockholder, and thereby deemed to beneficially own any shares that are beneficially owned by such stockholders, as a result of their agreement to vote their shares in the Company in favor of certain matters pursuant to an Amended and Restated Stockholders Agreement and a Voting Agreement, each dated August 23, 2013 (see also “Certain Relationships and Related Transactions”).
(7)	Includes 162,500 shares underlying stock options held by Mr. Weinstein that are vested as of the Determination Date or will vest within 60 days thereafter, but does not include 487,500 shares underlying stock options that will not vest within 60 days after the Determination Date.
(8)	Includes 1,025,089 shares underlying stock options held by Dr. Abeles that are vested as of the Determination Date or will vest within 60 days thereafter, but does not include (i) 180,411 shares underlying stock options that will not vest within 60 days after the Determination Date and (ii) 259,350 Indemnification Escrow Shares that Dr. Abeles may be entitled to receive under the Indemnification Escrow Agreement, which the Indemnification Representative, has the sole right to vote. (See Item 13, “Certain Relationships and Related Transactions—Merger Agreement” below.) The shares of our common stock and Series A Stock indicated as beneficially owned by Dr. John H. Abeles are held by Northlea Partners LLLP. Dr. Abeles is an affiliate of Northlea Partners LLLP and has sole power to vote or direct the vote, and to dispose or direct the disposition, of such shares of common stock and Series A stock. In addition to such shares, Dr. Abeles and Northlea Partners LLLP may be deemed to be in a group with Neurosciences Research Ventures, Inc., Dr. Daniel Alkon, Dr. James New, HRH and another stockholder, and thereby deemed to beneficially own any shares that are beneficially owned by such stockholders, as a result of their agreement to vote their shares in the Company in favor of certain matters pursuant to an Amended and Restated Stockholders Agreement and a Voting Agreement, each dated August 23, 2013 (see also “Certain Relationships and Related Transactions”).
(9)	Includes 133,507 shares underlying stock options held by Mr. Singer that are vested as of the Determination Date or will vest within 60 days thereafter, but does not include 266,493 shares underlying stock options that will not vest within 60 days after the Determination Date.
(10)	Includes 328,301 shares underlying stock options held by Mr. Freiman that are vested as of the Determination Date or will vest within 60 days thereafter, but does not include 446,699 shares underlying stock options that will not vest within 60 days after the Determination Date.
(11)	Includes 110,110 shares underlying stock options held by Mr. Gottlieb that are vested as of the Determination Date or will vest within 60 days thereafter, but does not include 264,890 shares underlying stock options that will not vest within 60 days after the Determination Date.
(12)	Includes 130,521 shares underlying stock options held by Mr. Haft that are vested as of the Determination Date or will vest within 60 days thereafter, but does not include 269,479 shares underlying stock options that will not vest within 60 days after the Determination Date.
(13)	Includes 307,000 shares underlying stock options held by Dr. Altstiel that are vested as of the Determination Date or will vest within 60 days thereafter, but does not include 28,000 shares underlying stock options that will not vest within 60 days after the Determination Date.

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Certain Relationships and Related Transactions

SEC rules require us to disclose any transaction or currently proposed transaction in which we are a participant and in which any related person has or will have a direct or indirect material interest involving the lesser of $120,000.00 or one percent (1%) of the average of the Company’s total assets as of the end of last two completed fiscal years. A related person is any executive officer, director, nominee for director, or holder of 5% or more of the Company’s common stock, or an immediate family member of any of those persons.

The descriptions set forth above under the captions “Executive Compensation—Employment Agreements” and —Director Compensation” and below under “Description of Securities—Options” are incorporated herein by reference.

Merger Agreement

On August 23, 2013, the Company, Acquisition Sub and Neurotrope BioScience entered into an Agreement and Plan of Merger and Reorganization, or the Merger Agreement, which closed on the same date.  Pursuant to the terms of the Merger Agreement, Acquisition Sub merged with and into Neurotrope BioScience, which was the surviving corporation and thus became a wholly-owned subsidiary of Neurotrope, Inc.

Pursuant to the Reverse Merger, we ceased to engage in the business of providing software solutions to deliver geo-location targeted coupon advertising to mobile internet devices and acquired the business of Neurotrope BioScience to engage in developing two product platforms, including our diagnostic test for AD and a drug candidate called bryostatin for the treatment of AD, both of which are in the clinical testing stage.   See “Split-Off” below.

At the closing of the Reverse Merger, (a) each of the 19,000,000 shares of Neurotrope BioScience Common Stock issued and outstanding immediately prior to the closing of the Reverse Merger was converted into one share of our common stock, and (b) each of the 21,920,000 shares of Neurotrope BioScience Series A stock issued and outstanding immediately prior to the closing of the Reverse Merger was converted into one share of our Series A Stock. (See “Description of Securities—Preferred Stock—Series A Stock” below for a description of the voting powers, preferences and other rights of our Series A Stock.) As a result, an aggregate of (a) 19,000,000 shares of our common stock were issued to the holders of Neurotrope BioScience Common Stock, and (b) 21,920,000 shares of our Series A Stock were issued to the holders of Neurotrope BioScience Series A stock. In addition, warrants issued to the placement agents and permitted sub-agents to purchase 900,000 shares of Neurotrope BioScience’s common stock were converted into Agent Warrants (as defined below) to purchase 900,000 shares of our common stock, and warrants issued to the placement agents and permitted sub-agents to purchase 1,217,000 shares of Neurotrope BioScience’s Series A stock were converted into Agent Warrants to purchase 1,217,000 shares of our Series A Stock. Neurotrope BioScience did not have any other stock purchase warrants or any stock options outstanding at the time of the Reverse Merger. The warrants to purchase 900,000 shares of our common stock and 1,217,000 shares of our Series A Stock issued on conversion of the warrants issued by Neurotrope BioScience as described above are referred to, collectively, as the “Agent Warrants.”

The Merger Agreement contained customary representations and warranties and pre- and post-closing covenants of each party and customary closing conditions. Breaches of the representations and warranties will be subject to customary indemnification provisions, subject to specified aggregate limits of liability.

The Merger Agreement provides that until the second anniversary of the closing date of the Reverse Merger, in the event that the Company incurs damages (a) with respect to liabilities, obligations or indebtedness of the Split-Off Subsidiary (as defined below), whenever accruing, or of the Company accruing prior to the Reverse Merger and not previously disclosed, or (b) that a pre-Merger common stockholder of Neurotrope BioScience is entitled to under the indemnification provisions of the Merger Agreement, then the Company will issue to, in the case of clause (a) above, all of the pre-Merger common stockholders of Neurotrope BioScience, or, in the case of clause (b) above, such pre-Merger common stockholder of Neurotrope BioScience so entitled to indemnification, a number of shares of our stock that (in addition to the merger consideration shares to which such person was entitled) would result from dividing the whole dollar amount representing such damages by $1.00 (subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event).  The limit on the aggregate number of shares of our stock issuable under this provision is 500,000 shares.

Pursuant to the Merger Agreement, the pre-Merger common stockholders of Neurotrope BioScience received initially only 95% of the Company common stock that they were entitled to receive; the remaining 5% of such shares, totaling 950,000 shares (the “Indemnification Escrow Shares”) were placed in escrow pursuant to an Indemnification Escrow Agreement among the Company, Dr. James New, as the then Indemnification Representative, and Gottbetter & Partners, LLP, as escrow agent.  In the event that the Company should have a claim for indemnification under the Merger Agreement against any of the pre-Merger common stockholders of Neurotrope BioScience, it would have the right to sell some or all of the Indemnification Escrow Shares to satisfy such claim, and such right of sale would be the Company’s exclusive remedy for such claims against such persons except in the case of fraud or willful misconduct by them.  If not so sold, the Indemnification Escrow Shares will be released from escrow and distributed to such holders on or about August 23, 2015.  The Indemnification Representative has sole power to vote the Indemnification Escrow Shares while they are in escrow.

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The Reverse Merger has been treated as a recapitalization of the Company for financial accounting purposes. Neurotrope BioScience has been considered the acquirer for accounting purposes, and the historical financial statements of Neurotrope, Inc., before the Reverse Merger will be replaced with the historical financial statements of Neurotrope BioScience before the Reverse Merger in all future filings with the SEC.

The parties have taken all actions necessary to ensure that the Reverse Merger is treated as a tax-free exchange under Section 351 of the Code.

The issuance of shares of our common stock and Series A Stock to holders of Neurotrope BioScience’s capital stock in connection with the Reverse Merger was not registered under the Securities Act, in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act, which exempts transactions by an issuer not involving any public offering, and Regulation D promulgated by the SEC under that section. These securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirement, and are subject to further contractual restrictions on transfer as described below.

We also agreed not to register under the Securities Act the resale of the shares of our common stock received in the Reverse Merger by our officers, directors and key employees and holders of 10% or more of our Common Stock for a period of two years following the closing of the Reverse Merger.

The form of the Merger Agreement is filed as an exhibit to the registration statement of which this prospectus is a part. All descriptions of the Merger Agreement herein are qualified in their entirety by reference to the text thereof filed as an exhibit hereto, which is incorporated herein by reference.

Split-Off

Upon the closing of the Reverse Merger, under the terms of a split-off agreement and a general release agreement, the Company transferred all of its pre-Reverse Merger operating assets and liabilities to its wholly-owned special-purpose subsidiary, Blue Flash Communications Corp., a Nevada corporation, Split-Off Subsidiary, formed on August 15, 2013. Thereafter, pursuant to the split-off agreement, the Company transferred all of the outstanding shares of capital stock of Split-Off Subsidiary to Marisa Watson, the pre-Reverse Merger majority stockholder of the Company, and the former sole officer and director of the Company (the “Split-Off”), in consideration of and in exchange for (i) the surrender and cancellation of an aggregate of 20,178,000 shares of our common stock held by Ms. Watson (which were cancelled and will resume the status of authorized but unissued shares of our common stock) and (ii) certain representations, covenants and indemnities. All descriptions of the split-off agreement and the general release agreement herein are qualified in their entirety by reference to the text thereof filed as exhibits hereto, which are incorporated herein by reference.

The PPO

Concurrently with the closing of the Reverse Merger and in contemplation of the Reverse Merger, Neurotrope BioScience held a closing of its private placement offering, or the PPO, in which it sold 11,533,375 shares of Neurotrope BioScience Series A stock, at a price of $1.00 per share, for gross proceeds (before deducting commissions and expenses of the offering) of $11,533,375.  This closing of the PPO and the closing of the Reverse Merger were conditioned upon each other.

Neurotrope BioScience had previously held closings of the PPO between February and May 2013 for 10,386,625 shares of Neurotrope BioScience Series A stock, for a purchase price of $1.00 per share, for aggregate gross proceeds of $10,386,625 (before deducting placement agent fees and expenses of the offering).  All of the outstanding shares of Neurotrope BioScience Series A stock were converted on a one-for-one basis into shares of our Series A Stock in connection with the Reverse Merger.

Subsequent to the closing of the Reverse Merger, we held a final closing for 1,080,000 additional shares of our Series A Stock at $1.00 per share, resulting in gross proceeds of $1,080,000, for a total of $23,000,000 of gross proceeds raised between February and October 2013.

Northlea Partners LLLP, which is controlled by our Director, Dr. John Abeles, purchased an aggregate of 750,000 shares of Neurotrope BioScience Series A stock in the PPO for an aggregate purchase price of $750,000. Jay Haft, our director, purchased an aggregate of 25,000 shares of Neurotrope BioScience Series A stock in the PPO for an aggregate purchase price of $25,000.

Neurotrope BioScience agreed to pay the placement agents in the PPO, EDI Financial, Inc. and Allied Beacon Financial, Inc., registered broker-dealers, a cash commission of 10% of the gross funds raised from investors in the PPO. In addition, the placement agents received (a) for the first $12,000,000 of aggregate gross PPO proceeds (including the prior closings), (i) warrants exercisable for a period of ten (10) years to purchase a number of shares of Neurotrope BioScience Common Stock equal to 7.5% of the number of shares of Neurotrope BioScience Series A stock sold to investors introduced by them, with a per share exercise price of $0.01, and (ii) warrants exercisable for a period of ten (10) years to purchase a number of shares of Neurotrope BioScience Series A stock equal to 2.5% of the number of shares of Neurotrope BioScience Series A stock sold to investors introduced by them, with a per share exercise price of $1.00; and (b) on aggregate gross PPO proceeds in excess of $12,000,000, warrants exercisable for a period of ten (10) years to purchase a number of shares of Neurotrope BioScience Series A stock equal to 10% of the number of shares of Neurotrope BioScience Series A stock sold to investors introduced by them, with an exercise price of $1.00 per share.

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As a result of the foregoing, the placement agents and their permitted sub-agents were paid an aggregate commission of $2,225,000 and were issued warrants to purchase an aggregate of 900,000 shares of Neurotrope BioScience Common Stock and warrants to purchase an aggregate of 1,325,000 shares Neurotrope BioScience Series A stock, which were converted into Agent Warrants to purchase an aggregate of 900,000 shares of our common stock and an aggregate of 1,325,000 shares of our Series A Stock, as described more fully above. Neurotrope BioScience was also required to reimburse the placement agents $25,000 of legal expenses incurred in connection with the PPO. Neurotrope BioScience agreed to indemnify the placement agents and their sub-agents to the fullest extent permitted by law, against certain liabilities that may be incurred in connection with this PPO, including certain civil liabilities under the Securities Act, and, where such indemnification is not available, to contribute to the payments the placement agents and its sub-agents may be required to make in respect of such liabilities.

The PPO was exempt from registration under Section 4(2) of the Securities Act in reliance upon the exemption provided by Rule 506(b) of Regulation D promulgated by the SEC thereunder. The PPO was sold to “accredited investors,” as defined in Regulation D.

A description of the voting powers, preferences and other rights of our Series A stock is set forth below under the caption “Description of Securities—Preferred Stock—Series A Stock,” which description is incorporated herein by reference. A copy of the Certificate of Designations, Preferences and Rights for the Series A Convertible Preferred Stock, as filed with the Nevada Secretary of State, is filed as an exhibit to the registration statement of which this prospectus is a part.

The holders of the Agent Warrants have agreed that, until the Company raises at least $25,000,000 in a financing subsequent to the PPO, our Board of Directors (acting through at least a majority) will have the right to vote any shares of our common stock issued upon exercise of Agent Warrants.

All descriptions of the Agent Warrants herein are qualified in their entirety by reference to the text thereof filed as exhibits hereto, which are incorporated herein by reference.

Registration Rights

In connection with the PPO, we entered into a Preferred Stockholders Agreement, pursuant to which we agreed to file a registration statement registering for resale the shares of our common stock underlying the shares of our Series A Stock issued in the Reverse Merger in exchange for the shares of Neurotrope BioScience Series A stock sold in the PPO, or the Registrable Securities, as follows: If at any time after the earlier of (i) five years after August 23, 2013 or (ii) 180 days after the effective date of the registration statement for an underwritten public offering of our equity securities under the Securities Act with a price to the public of at least $5.00 per share and aggregate gross proceeds to us of at least $30,000,000, or a QPO, we receive a request from holders of at least 40% of the Registrable Securities then outstanding that we file a Form S-1 registration statement with the SEC with respect to Registrable Securities having an anticipated aggregate offering price, net of selling expenses, of at least $15,000,000, then we shall (x) within ten (10) days after the date such request is given, give notice thereof to all other holders of Registrable Securities; and (y) as soon as practicable, and in any event within sixty (60) days after the date such request is given, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the initiating holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other holders, subject to certain limitations.

If at any time when we are eligible to use a Form S-3 registration statement, we receive a request from holders of at least thirty percent (30%) of the Registrable Securities then outstanding that we file a Form S-3 registration statement with respect to outstanding Registrable Securities of such holders having an anticipated aggregate offering price, net of selling expenses, of at least $1,000,000, then we shall (i) within ten (10) days after the date such request is given, give a notice to all other holders of Registrable Securities; and (ii) as soon as practicable, and in any event within forty-five (45) days after the date such request is given, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration, subject to certain limitations.

If we propose to register (including, for this purpose, a registration effected by us for stockholders other than the holders of Series A stock) any of its common stock under the Securities Act in connection with the public offering of such securities solely for cash (other than certain excluded registrations), we shall give each holder of Registrable Securities notice of such registration, and upon the request of each holder, shall, subject to certain limitations, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration.

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We have agreed to maintain the effectiveness of any registration statement referred to above for at least 120 days after the date on which the registration statement is declared effective by the SEC, or, if earlier, until the distribution contemplated by the registration statement has been completed.

We will pay all expenses in connection with any registration obligation provided in the registration rights agreement, including, without limitation, all registration, filing, stock exchange fees, printing expenses, all fees and expenses of complying with applicable securities laws, and the fees and disbursements of our counsel and of our independent accountants.  Each investor will be responsible for its own underwriting discounts and commissions, transfer taxes and the expenses of any attorney or other advisor such investor decides to employ.

Registration rights shall terminate upon the earliest of (i) the date when shares of registrable securities are eligible to be sold without restriction under Rule 144, (ii) the closing of a Deemed Liquidation Event, as such term is defined in our certificate of incorporation and (iii) the fifth anniversary of the effective date of the company's first QPO after the closing date of the Reverse Merger.

All descriptions of the Preferred Stockholders Agreement herein are qualified in their entirety by reference to the text thereof filed as an exhibit hereto, which is incorporated herein by reference.

The holders of the Agent Warrants have “piggyback” registration rights for the shares common stock underlying the Agent Warrants (including shares of common stock issuable upon conversion of the Series A Stock underlying the Agent Warrants) with respect to any registration statement filed by the Company that would permit the inclusion of such underlying shares, and subject to customary limitations.

Common Stockholders’ Agreement

The Company has entered into an Amended and Restated Stockholders Agreement, or the Common Stockholders Agreement, dated August 23, 2013, with all of the holders of Neurotrope BioScience Common Stock prior to the Reverse Merger: Neurosciences Research Ventures, Inc., or NRV, Dr. Daniel Alkon, Northlea Partners LLLP, or Northlea and Dr. James New, which amends and restates in its entirety the agreement between such stockholders and Neurotrope BioScience in effect prior to the Reverse Merger. Pursuant to the Common Stockholders Agreement, the parties agreed to certain corporate governance matters pertaining to the Company (including with respect to the composition of the Board of Directors) and to certain restrictions on the transfer of shares of common stock held by such parties. Each stockholder who is a party to the Common Stockholders Agreement agreed that:

•	the authorized number of directors of the Company will be seven, with six directors elected by the holders of a majority of the outstanding common stock, voting as a separate class, each, a Common Director, and one director elected by the holders of a majority of the outstanding Series A Stock, voting as a separate class on an as-converted basis;

•	the following five persons shall be nominated and elected to the Board as Common Directors:

o	two representatives designated by NRV, each, an NRV Designee, who are currently William S. Singer and James Gottlieb;

o	two representatives designated by the “Majority Abeles Stockholders” (as defined therein), each, an Abeles Designee, who initially shall be Dr. John Abeles and Dr. James New; and

o	one independent representative designated by the Board, or the Neurotrope Designee; and

•	subject to the provisions of applicable law, no NRV Designee, Abeles Designee or Neurotrope Designee shall be removed from the Board unless such removal is requested in writing by the party that designated such designee.

In addition, each stockholder who is a party to the Common Stockholders Agreement granted the other parties (including the Company) certain rights of first refusal with respect to the sale or transfer of his or its shares of common stock in the Company. Each stockholder who is a party to the Common Stockholders Agreement also agreed to certain tag-along rights and drag-along obligations with respect to their shares of common stock in the Company. In addition, Northlea Partners LLLP, Dr. Abeles and Dr. James New agreed to vote together for certain specified matters that are approved by the NRV Designees (and against such matters that are not approved by the NRV Designees), including with respect to (i) licensing or sublicensing of intellectual property licensed from BRNI, (ii) certain fundamental changes or changes in ownership with respect to the Company and (iii) the liquidation, dissolution or winding up of the Company. The voting obligations described in the preceding sentence will terminate on the earlier of the effective date of a Company QPO and the closing of a sale by the Company of equity securities resulting in gross proceeds to the Company of at least $12,000,000.

On August 5, 2014, following receipt of a notice from Northlea Partners LLLP removing Dr. James New as one of Northlea’s director designees pursuant to the Common Stockholders Agreement, stockholders of the Company, representing not less than two-thirds of the voting power of the issued and outstanding common stock entitled to vote, acted by written consent to remove Dr. James New from the Company’s board of directors, effective as of August 5, 2014.

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Voting Agreement

The Company, NRV, Northlea, Dr. New, Dr. Alkon, HRH, and another stockholder of the Company entered into a Voting Agreement, or Voting Agreement, dated as of August 23, 2013, pursuant to which HRH and such other stockholder (which holds 488,079 shares of common stock) agreed to vote all of their common stock such that:

•	the authorized number of directors of the Company will be seven, with six directors elected by the holders of a majority of the outstanding common stock, voting as a separate class (each, a “Common Director”) and one director elected by the holders of a majority of the outstanding Series A Stock, voting as a separate class on an as-converted basis;

•	the following five persons shall be nominated and elected to the Board as Common Directors:

o	two NRV Designees, who are currently William S. Singer and James Gottlieb;

o	two Abeles Designees, who initially shall be Dr. John Abeles and Dr. James New; and

o	one independent Neurotrope Designee; and

•	subject to the provisions of applicable law, no NRV Designee, Abeles Designee or Neurotrope Designee shall be removed from the Board unless such removal is requested in writing by the party that designated such designee.

In addition, each of NRV, Northlea, Drs. New and Alkon agreed to vote all of their common stock in favor of electing as a Common Director after the Reverse Merger one independent representative designated by HRH (the “HRH Designee”) as soon as practicable after such representative has been identified by HRH. NRV, Abeles, New and Alkon agree to vote their common stock in favor of the election of the HRH Designee only at the time of such individual's initial appointment to the Parent's Board, and nothing obligates them to vote in favor of the election of any other individual as an HRH Designee or in favor of the continuing service of the HRH Designee once elected to the Board.

As mentioned above, on August 5, 2014, following receipt of a notice from Northlea Partners LLLP removing Dr. James New as one of Northlea’s director designees pursuant to the Common Stockholders Agreement, stockholders of the Company, representing not less than two-thirds of the voting power of the issued and outstanding common stock entitled to vote, acted by written consent to remove Dr. James New from the Company’s Board of Directors, effective as of August 5, 2014.

For information on numbers of shares of our stock held by NRV, Abeles, New, Alkon and HRH, see “Security Ownership of Certain Beneficial Owners and Management” above.

2013 Equity Incentive Plan

Before the Reverse Merger, our Board of Directors adopted, and our stockholders approved, the 2013 Plan. On July 23, 2014, our Board of Directors approved an amendment to our 2013 Plan to increase the number of shares of our common stock issuable thereunder by an additional 3,000,000 shares, so that the Company’s officers, key employees, consultants and directors can be granted stock options and other equity incentive awards with respect to an aggregate of 10,000,000 shares of our common stock. Following the closing of the Reverse Merger, options to purchase an aggregate of 5,154,404 shares of our common stock were issued to four founding stockholders of Neurotrope BioScience, our five directors and a consultant. See “Market Price of and Dividends on Common Equity and Related Stockholder Matters - Securities Authorized for Issuance under Equity Compensation Plans” below for more information about the 2013 Plan and the outstanding stock options.

Departure and Appointment of Directors and Officers

Our Board of Directors is authorized to consist of seven members. On the closing date of the Reverse Merger, Ronald Warren, our sole director before the Reverse Merger, resigned his position as a director, and John Abeles, James New, William Singer, Ralph Bean and Jay Haft were appointed to our Board of Directors.  (Mr. Bean subsequently resigned and was replaced by James Gottlieb.) As mentioned above, on August 5, 2014, Dr. James New was removed from our Board of Directors.

Also on the closing date of the Reverse Merger, Mr. Warren, our President, Secretary, Treasurer and sole officer before the Reverse Merger, resigned from these positions, and James New was appointed as our Chief Executive Officer and President, Robert Weinstein was appointed as our Chief Financial Officer and Treasurer, William Singer was appointed as our Secretary and Dan Alkon was appointed our Chief Scientific Officer by the Board. On July 16, 2014, James New’s employment as Chief Executive Officer and President terminated effective on such date. Our Board of Directors appointed Charles S. Ramat and Paul E. Freiman to serve as Co-Chief Executive Officers, on an interim basis, of the Company, effective on July 16, 2014.

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See “Directors, Executive Officers, Promoters and Control Persons – Directors and Executive Officers” above for information about our directors and executive officers.

Lock-up Agreements and Other Restrictions

In connection with the Reverse Merger, each of our executive officers and directors named above and each person holding 10% or more of our common stock after giving effect to the Reverse Merger, the Split-Off and the PPO, the Restricted Holders, holding at that date in the aggregate 19,000,000 shares of our common stock, entered into agreements, or the Lock-Up and No Shorting Agreements, whereby they are restricted for a period of 24 months after the Reverse Merger from certain sales or dispositions of our common stock held by them immediately after the Reverse Merger, except in certain limited circumstances, the Lock-Up.

Further, for a period of 24 months after the Reverse Merger, each Restricted Holder has agreed in the Lock-Up and No Shorting Agreements to be subject to restrictions on engaging in certain transactions, including effecting or agreeing to effect short sales, whether or not against the box, establishing any “put equivalent position” with respect to our common stock, borrowing or pre-borrowing any shares of our common stock, or granting other rights (including put or call options) with respect to our common stock or with respect to any security that includes, relates to or derives any significant part of its value from our common stock, or otherwise seeks to hedge his position in our common stock.

BRNI License

Our rights to develop, commercialize and sell our proposed products are dependent upon the BRNI License with BRNI. Neurosciences Research Ventures, Inc., which is an affiliate of BRNI, beneficially owns 41.3% of our outstanding common stock, and Dr. Dan Alkon, who is the Scientific Director of BRNI and the Chief Scientific Officer of the Company, beneficially owns 4.8% of our outstanding common stock. We are required to pay significant fees and royalties to BRNI pursuant to the BRNI License. For additional information, see “Description of Business—Intellectual Property—Technology License and Services Agreement” above.

The Company’s director, William S. Singer, also currently serves as President of BRNI and serves as a member of BRNI’s board of directors.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. If the shares of our common stock are sold through underwriters, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. All selling stockholders who are broker-dealers are deemed to be underwriters. These sales may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	transactions other than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

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•	pursuant to the Registration Statement on Form 8-A that was filed with the SEC on August 29, 2014;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. Rule 144 under the Securities Act, which generally permits the resale, subject to various terms and conditions, of restricted securities after they have been held for six months will not immediately apply to our common stock because we were at one time designated as a “shell company” under SEC regulations. Pursuant to Rule 144(i), securities issued by a current or former shell company that otherwise meet the holding period and other requirements of Rule 144 nevertheless cannot be sold in reliance on Rule 144 until one year after the date on which the issuer filed current “Form 10 information” (as defined in Rule 144(i)) with the SEC reflecting that it ceased being a shell company, and provided that at the time of a proposed sale pursuant to Rule 144, the issuer has satisfied certain reporting requirements under the Exchange Act. The filing of our Current Report on Form 8-K on August 29, 2013, with the SEC started the running of such one-year period.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of our common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

In connection with the sale of the shares of our common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of our common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of our common stock short and deliver shares of our common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of our common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of our common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of our common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of our common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of our common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgees, transferees or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of our common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, such broker-dealers or agents and any profit realized on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of our common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of our common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers. Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of our common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. There can be no assurance that any selling stockholder will sell any or all of the shares of our common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

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Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute our common stock. None of the selling stockholders who are affiliates of broker-dealers, other than the initial purchasers in private transactions, purchased the shares of common stock outside of the ordinary course of business or, at the time of the purchase of the common stock, had any agreements, plans or understandings, directly or indirectly, with any person to distribute the securities.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. Except as provided for indemnification of the selling stockholders, we are not obligated to pay any of the expenses of any attorney or other advisor engaged by a selling stockholder. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, we will file a post-effective amendment to the registration statement. If the selling stockholders use this prospectus for any sale of the shares of our common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the selling stockholders, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in passive market-making activities with respect to the shares of common stock. Passive market making involves transactions in which a market maker acts as both our underwriter and as a purchaser of our common stock in the secondary market. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

Our common stock is currently quoted on the OTC Market and trades below $5.00 per share; therefore, our common stock is considered a “penny stock” and subject to SEC rules and regulations which impose limitations upon the manner in which such shares may be publicly-traded. These regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser’s written agreement to a transaction prior to sale. These regulations have the effect of limiting the trading activity of the common stock and reducing the liquidity of an investment in the common stock.

DESCRIPTION OF SECURITIES

Authorized Capital Stock

We have authorized capital stock consisting of 300,000,000 shares of common stock, $0.0001 par value, and 50,000,000 shares of preferred stock, $0.0001 par value, 24,325,000 of which shares have been designated as Series A Stock. As of November 13, 2014, we had 23,120,866 shares of common stock issued and outstanding, and 21,663,000 shares of Series A Stock issued and outstanding.

Common Stock

The holders of our common stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends at such times and in such amounts as the Company’s Board of Directors from time to time may determine. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. There is no cumulative voting of the election of directors then standing for election. Our common stock is not entitled to pre-emptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of the Company, the assets legally available for distribution to stockholders are distributable ratably among the holders of our common stock after payment of liabilities, accrued dividends and liquidation preferences, if any. Each outstanding share of our common stock is duly and validly issued, fully paid and non-assessable.

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Preferred Stock

Shares of preferred stock may be issued from time to time in one or more series, each of which will have such distinctive designation or title as shall be determined by our Board of Directors prior to the issuance of any shares thereof. Preferred stock will have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of preferred stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of our capital stock entitled to vote generally in the election of the directors, voting together as a single class, without a separate vote of the holders of the preferred stock, or any series thereof, unless a vote of any such holders is required pursuant to any preferred stock designation.

While we do not currently have any plans for the issuance of additional preferred stock, the issuance of such preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the common stock until the Board of Directors determines the specific rights of the holders of the preferred stock; however, these effects may include:

•	Restricting dividends on the common stock;

•	Diluting the voting power of the common stock;

•	Impairing the liquidation rights of the common stock; or

•	Delaying or preventing a change in control of the Company without further action by the stockholders.

Other than in connection with shares of preferred stock (as explained above), which preferred stock is not currently designated nor contemplated by us, we do not believe that any provision of our charter or By-Laws would delay, defer or prevent a change in control.

Series A Stock

Dividends. The holders of our Series A Stock are entitled to receive non-cumulative dividends, in preference to any dividend on our common stock, at the rate of 8% of the original purchase price ($1.00 per share) per annum, payable if, when and as declared by the Company’s Board of Directors.

Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, or the sale of substantially all of the assets of the Company, the holders of our Series A Stock would be entitled to receive, in respect of each share of our Series A Stock, prior and in preference to any distribution of the assets of the Company to the holders of common stock, an amount equal to $1.00 per share plus all declared but unpaid dividends.

Automatic Conversion. Each share of Series A Stock plus declared but unpaid dividends will convert automatically into shares of common stock at the applicable conversion rate then in effect on the earlier of (i) a consent vote by a holders of a majority of shares of Series A stock or (ii) the consummation of a qualified underwritten public offering of our common stock with a price to the public of at least $5.00 per share and aggregate proceeds (net of the underwriting discount and commissions) in excess of $30,000,000.

The conversion rate for our Series A Stock is initially 1:1, subject to anti-dilution and other customary adjustments.

Optional Conversion. Each holder of our Series A Stock has the right to convert such holder’s Series A Stock, at the option of such holder, at any time, into shares of common stock at the applicable conversion ratio. Initially each share of our Series A Stock is convertible into one share of common stock, subject to adjustment in certain events.

Anti-dilution adjustments. Standard broad-based weighted average adjustment to our Series A Stock conversion price if any subsequent sale of stock or stock equivalents is done at a lower price per share, subject to customary exceptions.

Voting. The holders of our Series A Stock will vote on an as-if converted basis with the holders of the common stock and any future series of preferred stock or common stock that, by its terms, votes on an as-if converted basis with the common stock on all matters to be voted on or consented to by the stockholders, other than the election of the six Common Directors, and except as may otherwise be required by Nevada law.

Registration Rights. See “Certain Relationships and Related Transactions —Registration Rights” for a description of the registration rights granted to the holders of the Series A Stock, which description is incorporated herein by reference.

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Other Rights of and Restrictions on Series A Stock.

The Preferred Stockholders Agreement also provides that:

Restrictions on Sales of Control of the Company. No holder of Series A Stock shall be a party to any transaction or series of related transactions in which a person, or a group of related persons, acquires from stockholders of the Company shares representing more than 50% of the outstanding voting power of the Company, unless all holders of Series A Stock are allowed to participate in such transaction and the consideration received pursuant to such transaction is allocated among the parties thereto in the manner specified, unless the holders of a majority of the Series A Stock elect otherwise by written notice given to the Company.

Options

Options to purchase an aggregate of 8,319,952 shares of our common stock have been issued under the 2013 Plan as of September 30, 2014. See “Market for Common Equity and Related Stockholder Matters—Securities Authorized for Issuance under Equity Compensation Plans” above for more information.

Warrants

As of the date hereof, the Agent Warrants entitle their holders to purchase 900,000 shares of our common stock, with a term of ten years and an exercise price of $0.01 per share, and 1,325,000 shares of Series A Stock, with a term of ten years and an exercise price of $1.00 per share.

The Agent Warrants contain customary provisions for adjustment in the event of stock splits, subdivision or combination, mergers, etc.

The holders of the Agent Warrants have the right to exercise the warrant by means of a cashless basis.

See “Certain Relationships and Related Transactions—Registration Rights” for a description of the registration rights granted to the holders of the Agent Warrants, which description is incorporated herein by reference.

This summary description of the Agent Warrants is qualified in its entirety by reference to the form of such warrants filed as an exhibit to the registration statement of which this prospectus is a part.

Convertible Securities

As of the date hereof, other than the common stock options, Agent Warrants and Series A stock described above, the Company does not have any outstanding convertible securities.

Transfer Agent

The transfer agent for our common stock is Philadelphia Stock Transfer, Inc. The transfer agent’s address is 2320 Haverford Rd., Suite 230, Ardmore, PA 19003 and its telephone number is (484) 416-3124.

Anti-Takeover Effects of Provisions of Nevada State Law

We may in the future become subject to Nevada’s control share laws. A corporation is subject to Nevada’s control share law if it has more than 200 stockholders of record, at least 100 of whom are residents of Nevada, and if the corporation does business in Nevada, including through an affiliated corporation. This control share law may have the effect of discouraging corporate takeovers. The Company currently has fewer than 100 stockholders of record who are residents of Nevada and does not do business in Nevada.

The control share law focuses on the acquisition of a “controlling interest,” which means the ownership of outstanding voting shares that would be sufficient, but for the operation of the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (1) one-fifth or more but less than one-third; (2) one-third or more but less than a majority; or (3) a majority or more. The ability to exercise this voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that an acquiring person, and those acting in association with that person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to take away voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell the shares to others. If the buyer or buyers of those shares themselves do not acquire a controlling interest, the shares are not governed by the control share law any longer.

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If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, a stockholder of record, other than the acquiring person, who did not vote in favor of approval of voting rights for the control shares, is entitled to demand fair value for such stockholder’s shares.

In addition to the control share law, Nevada has a business combination law, which prohibits certain business combinations between Nevada corporations and “interested stockholders” for three years after the interested stockholder first becomes an interested stockholder, unless the corporation’s board of directors approves the combination in advance. For purposes of Nevada law, an interested stockholder is any person who is: (a) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation, or (b) an affiliate or associate of the corporation and at any time within the previous three years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation. The definition of “business combination” contained in the statute is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada’s business combination law is to potentially discourage a party interested in taking control of the Company from doing so if it cannot obtain the approval of our board of directors.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under the Nevada Revised Statutes, our directors and officers are not individually liable to us or our stockholders for any damages as a result of any act or failure to act in their capacity as an officer or director unless it is proven that:

•	His act or failure to act constituted a breach of his fiduciary duty as a director or officer; and

•	His breach of these duties involved intentional misconduct, fraud or a knowing violation of law.

Nevada law allows corporations to provide broad indemnification to its officers and directors.  At the present time, our Articles of Incorporation and Bylaws also provide for broad indemnification of our current and former directors, trustees, officers, employees and other agents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon for us by Reed Smith LLP, Princeton, New Jersey. Mr. Haft, a director of the Company, is also of counsel at Reed Smith LLP.

EXPERTS

The consolidated financial statements of Neurotrope, Inc. as of December 31, 2013 and 2012, and for the period from October 31, 2012 (inception) through December 31, 2013, appearing in this registration statement, of which this prospectus forms a part, have been audited by Friedman LLP, an independent registered public accounting firm, as set forth in their report appearing elsewhere herein and are included in reliance on such report given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports, quarterly reports, current reports and other information with the SEC.  You may read or obtain a copy of these reports at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  You may obtain information on the operation of the public reference room and their copy charges by calling the SEC at 1-800-SEC-0330.  The SEC maintains a website that contains registration statements, reports, proxy information statements and other information regarding registrants that file electronically with the SEC.  The address of the website is http://www.sec.gov.

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We have filed with the SEC a Registration Statement on Form S-1 under the Securities Act to register the shares offered by this prospectus.  The term “registration statement” means the original registration statement and any and all amendments thereto, including the schedules and exhibits to the original registration statement or any amendment.  This prospectus is part of that registration statement.  This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement.  For further information with respect to us and the shares we are offering pursuant to this prospectus, you should refer to the registration statement and its exhibits.  Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registration statement.  You may read or obtain a copy of the registration statement at the SEC’s public reference facilities and Internet site referred to above.

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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

OF

NEUROTROPE, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Neurotrope, Inc.

We have audited the accompanying consolidated balance sheets of Neurotrope, Inc. (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of operations, changes in shareholders’ deficiency, and cash flows for the year ended December 31, 2013, the period from October 31, 2012 (inception) to December 31, 2012 and the period from October 31, 2012 (inception) to December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the year ended December 31, 2013, the period of October 31, 2012 (inception) to December 31, 2012 and the period of October 31, 2012 (inception) to December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

/s/ Friedman LLP

East Hanover, New Jersey

April 15, 2014

F-2

NEUROTROPE, INC.

(A Development Stage Company)

 CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2013	2012
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$15,211,744	$-
Prepaid expenses	87,059	-

TOTAL CURRENT ASSETS	15,298,803	-

TOTAL ASSETS	$15,298,803	$-

LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES
Accounts payable and accrued expenses - related party	$251,779	$1,240,636
Accounts payable and accrued expenses	156,637	192,342
Advances from related party	-	4,815

TOTAL CURRENT LIABILITIES	408,416	1,437,793

Commitments and contingencies

Convertible redeemable preferred stock, Series A, $.0001 par value, 50,000,000 shares authorized; 23,000,000 shares issued and outstanding (liquidation preference of $23,000,000 plus dividends accruable at 8% per annum of $1,023,616)	19,943,572	-

SHAREHOLDERS' DEFICIT
Common stock - 300,000,000 shares authorized, $.0001 par value; 21,690,406 issued and outstanding at December 31, 2012; 21,740,006 shares issued and outstanding at December 31, 2013	2,174	2,169
Additional paid-in capital	3,974,007	-
Deficit accumulated during the development stage	(9,029,366)	(1,439,962)

TOTAL SHAREHOLDERS' DEFICIT	(5,053,185)	(1,437,793)

TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT	$15,298,803	$-

See accompanying notes to consolidated financial statements.

F-3

NEUROTROPE, INC.

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

		Period from	Period from
		October 31,	October 31,
		2012	2012
	Year Ended	(inception) to	(inception) to
	December 31,	December 31,	December 31,
	2013	2012	2013
OPERATING EXPENSES:
Research and development - related party	$1,367,644	$983,491	$2,351,135
General and administrative - related party	4,301,731	257,145	4,558,876
General and administrative	1,921,407	197,157	2,118,564

TOTAL OPERATING EXPENSES	7,590,782	1,437,793	9,028,575

OTHER INCOME:
Interest income	1,378	-	1,378

Net loss before income taxes	(7,589,404)	(1,437,793)	(9,027,197)

Provision for income taxes	-	-	-

Net loss	$(7,589,404)	$(1,437,793)	$(9,027,197)

PER SHARE DATA:

Basic and diluted loss per common share	$(0.35)	$(0.07)

Basic and diluted weighted average common shares outstanding	21,702,415	21,690,406

See accompanying notes to consolidated financial statements.

F-4

NEUROTROPE, INC.

(A Development Stage Company)

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' DEFICIT

				Deficit
				Accumulated
			Additional	During the
	Common Stock		Paid-In	Development
	Shares	Amount	Capital	Stage	Total
Balance, October 31, 2012	2,690,400	$269	$-	$(269)	$-
Issuance of common stock	19,000,006	1,900	-	(1,900)	-
Net loss			-	(1,437,793)	(1,437,793)
Balance, December 31, 2012	21,690,406	2,169	-	(1,439,962)	(1,437,793)
Issuance of common stock for consulting fees	49,600	5	44,635	-	44,640
Stock based compensation			3,122,944	-	3,122,944
Issuance of common stock warrants			806,428	-	806,428
Net loss			-	(7,589,404)	(7,589,404)
Balance, December 31, 2013	21,740,006	$2,174	$3,974,007	$(9,029,366)	$(5,053,185)

See accompanying notes to consolidated financial statements.

F-5

NEUROTROPE, INC.

(A Development Stage Company)

 CONSOLIDATED STATEMENTS OF CASH FLOWS

		Period from	Period from
		October 31,	October 31,
	Year	2012	2012
	ended	(inception) to	(inception) to
	December 31,	December 31,	December 31,
	2013	2012	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(7,589,404)	$(1,437,793)	$(9,027,197)
Adjustments to reconcile net loss to net cash used by operating activities
Stock based compensation	3,122,944	-	3,122,944
Consulting services paid by issuance of common stock	44,640	-	44,640
Change in assets and liabilities Increase in prepaid expenses	(87,059)	-	(87,059)
(Decrease) increase in accounts payable and accrued expenses - related party	(988,857)	1,240,636	251,779
(Decrease) increase in accounts payable and accrued expenses	(35,705)	192,342	156,637
Total adjustments	2,055,963	1,432,978	3,488,941

Net Cash Used by Operating Activities	(5,533,441)	(4,815)	(5,538,256)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of preferred stock, preferred stock warrants and common stock warrants net of transaction costs	20,750,000	-	20,750,000
(Repayment of advances) advances from related party	(4,815)	4,815	-

Net Cash Provided by Financing Activities	20,745,185	4,815	20,750,000

NET INCREASE IN CASH	15,211,744	-	15,211,744

CASH AT BEGINNING OF YEAR	-	-	-

CASH AT END OF YEAR	$15,211,744	$-	$15,211,744

See accompanying notes to consolidated financial statements.

F-6

Neurotrope, Inc.

A Development Stage Company

Notes to Consolidated Financial Statements

December 31, 2013 (audited)

Note 1 – Organization and Nature of Planned Business:

References in these notes to the consolidated financial statements to “Neurotrope, Inc.,” “we,” “us,” “our Company” refer to Neurotrope, Inc. and its consolidated subsidiary Neurotrope Biosciences, Inc. (“NBI”). NBI was incorporated in Delaware on October 31, 2012. NBI was formed to advance new diagnostic and therapeutic technologies in the field of neurodegenerative disease, primarily Alzheimer’s Disease. NBI plans to collaborate with the Blanchette Rockefeller Neurosciences Institute (“BRNI”), a related party, in this process. The exclusive rights to the licensed technology transferred to the Company on February 28, 2013 (see Note 4).

On August 23, 2013, a wholly owned subsidiary of Neurotrope, Inc. (formerly “BlueFlash Communications, Inc.”), Neurotrope Acquisition, Inc., a corporation formed in the State of Nevada on August 15, 2013 (“Acquisition Sub”) merged (the “Reverse Merger”) with and into NBI. NBI was the surviving corporation in the Reverse Merger and became the Company’s wholly owned subsidiary. All of the outstanding NBI common stock was converted into shares of Neurotrope, Inc. common stock on a one-for-one basis.

The Merger is being accounted for as a reverse-merger and recapitalization with NBI as the acquirer for financial reporting purposes and Neurotrope, Inc. as the acquired company. Consequently, the assets and liabilities and the operations that are reflected in the historical financial statements prior to the Merger are those of NBI and are recorded at the historical cost basis of NBI and the consolidated financial statements after completion of the Merger include the assets and liabilities of NBI and Neurotrope, Inc., and the historical operations of Neurotrope, Inc. and NBI from the closing date of the Merger. The stockholders’ equity section has been retroactively restated for all periods presented to reflect the accounting effect of the reverse merger transaction on the basis of the 1:1 exchange ratio on the Merger date.

As a result of the Reverse Merger, Neurotrope, Inc. discontinued its pre-Reverse Merger business and acquired the business of NBI, and will continue the existing business operations of NBI as a publicly-traded company.

On February 28, 2013, NBI effected a stock split in which each of the 1,000 issued and outstanding shares of its common stock was converted into 19,000 shares of its common stock.

Note 2 – Contractual Commitments:

From January 1, 2013 through February 28, 2013, the Company compensated its President under an independent contractor agreement at the rate of $20,833 per month (see Note 4). On February 25, 2013, the Company executed a four-year employment agreement, effective March 1, 2013, with its President. This agreement provides for an annual salary of $250,000 and annual bonus of $50,000, which shall increase to an annual salary of $300,000 and an annual bonus of $100,000 effective as of the later of (a) February 28, 2015 or (b) the closing by the Company of a Series B Preferred Stock financing as described in Note 4 below.

F-7

Neurotrope, Inc.

A Development Stage Company

Notes to Consolidated Financial Statements

December 31, 2013 (audited)

Effective February 28, 2013, the Company executed an agreement with Ramat Consulting Corp. (“Ramat”), a related party, for consulting services, including business development and marketing consulting, for a five-year period, subject to annual renewals thereafter. Ramat's annual fee is $50,000, payable in monthly installments of $4,167, plus pre-approved travel and other reimbursable expenses. Ramat is also entitled to an option, with a term of ten years, to purchase 300,000 shares of common stock of the Company at an exercise price of $1.00 per share. The option shall be deemed to have vested with respect to 20% of the shares as of February 28, 2013, and the balance shall vest on a daily basis over the four-year period beginning on February 28, 2013. An entity related to Ramat purchased one million shares of Series A preferred stock on the effective date of this agreement.

Effective June 2, 2013, the Company executed a consulting agreement with Medical Cash Management Solutions, LLC (“MCMS”) for services as the Company's Chief Financial Officer, on an independent contractor basis, through November 30, 2013 at a fee of $20,000 per month plus reimbursable expenses. This agreement is subject to renewal terms as agreed to by the parties.

On October 1, 2013, the Company canceled its agreement with MCMS and executed a four-year employment agreement, effective October 1, 2013, with its Chief Financial Officer. This agreement provides for an annual salary of $240,000 which shall increase to an annual salary of $275,000 beginning January 1, 2015. In addition, the agreement provides for a $35,000 bonus for year ended December 31, 2013, a $50,000 bonus for year ended December 31, 2014 and a targeted bonus of 50% of base salary for all subsequent years. In addition, on October 1, 2013 the Board granted a qualified stock option to the CFO under the Company’s 2013 Equity Incentive Plan to purchase 650,000 shares of the Company’s common stock, with a term of ten years, exercisable at $1.00 per share. These options vest 25% per year over four years, with accelerated vesting of 25% upon a termination without cause or for good reason.

Note 3 - Summary of Significant Accounting Policies:

Development Stage:

The Company is considered to be a development stage company, as defined by Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 915-10, in that the Company is devoting substantially all of its efforts to establishing a new business where planned principal operations have commenced, but no revenues have been derived from these operations.

In addition, the Company’s licensed technology may not be ready for commercialization for several years, if at all. The Company expects to continue to incur losses at least until commercialization, because it anticipates that its expenditures on research and development and administrative activities will significantly exceed any potential revenues during the period. The Company cannot predict when, if ever, it will become profitable.

Use of Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

F-8

Neurotrope, Inc.

A Development Stage Company

Notes to Consolidated Financial Statements

December 31, 2013 (audited)

Cash and Cash Equivalents:

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less when purchased to be cash equivalents.  At December 31, 2013, the Company’s cash balances may exceed the current insured amounts under the Federal Deposit Insurance Corporation.

Research and Development Costs:

All research and development costs, including costs to maintain or expand the patent portfolio which do not meet the criteria for capitalization are expensed when incurred. FASB ASC Topic 730 requires companies involved in research and development activities to capitalize non-refundable advance payments for such services pursuant to contractual arrangements because the right to receive those services represents an economic benefit. Such capitalized advances will be expensed when the services occur and the economic benefit is realized. There were no capitalized research and development services at December 31, 2013 and 2012.

Income Taxes:

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due and deferred taxes. Deferred taxes are recognized for differences between the bases of assets and liabilities for financial statement and income tax purposes and the tax effects of net operating loss and other carry forwards. The deferred tax assets and liabilities represent the future tax consequences of those differences and carry forwards, which will either be taxable or deductible when the related assets, liabilities or carry forwards are recovered or settled. Deferred tax assets are reduced by a valuation allowance when, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Uncertain Tax Positions:

The Company applies the provisions of FASB ASC 740-10, Accounting for Uncertain Tax Positions, which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The standard also provides guidance on de-recognition, classification, interest and penalties, and accounting in interim periods, disclosure and transitions.

The Company has concluded that there are no significant uncertain tax positions requiring recognition in the accompanying financial statements. The tax period that is subject to examination by major tax jurisdictions is from October 31, 2012 (inception) through December 31, 2012. The Company has not yet filed tax returns for the year ended December 31, 2013.

In the event the Company was to receive an assessment for interest and/or penalties, it will be classified in the financial statements as selling, general and administrative expense when assessed.

F-9

Neurotrope, Inc.

A Development Stage Company

Notes to Consolidated Financial Statements

December 31, 2013 (audited)

Risks and Uncertainties:

The Company operates in an industry that is subject to rapid technological change, intense competition and significant government regulation, including but not limited to the United States FDA drug and device approval processes. The Company’s operations are subject to significant risk and uncertainties including financial, operational, technological, regulatory and other risks including the potential for business failure.

Stock Compensation:

The Company accounts for stock-based awards to employees in accordance with applicable accounting principles, which requires compensation expense related to share-based transactions, including employee stock options, to be measured and recognized in the financial statements based on a determination of the fair value of the stock options. The grant date fair value is determined using the Black-Scholes-Merton (“Black-Scholes”) pricing model. For all employee stock options, we recognize expense over the employee’s requisite service period (generally the vesting period of the equity grant). The Company’s option pricing model requires the input of highly subjective assumptions, including the expected stock price volatility, expected term, and forfeiture rate. Any changes in these highly subjective assumptions significantly impact stock-based compensation expense.

Options awarded to purchase shares of common stock issued to non-employees in exchange for services are accounted for as variable awards in accordance with applicable accounting principles. Such options are valued using the Black-Scholes option pricing model.

Earnings per Share:

Basic earnings per common share amounts are based on weighted average number of common shares outstanding. Diluted earnings per share amounts are based on the weighted average number of common shares outstanding, plus the incremental shares that would have been outstanding upon the assumed exercise of all potentially dilutive stock options, warrants and convertible stock, subject to anti-dilution limitations. All such potentially dilutive instruments were anti-dilutive as of December 31, 2013 and 2012. At December 31, 2013 and 2012, respectively, approximately 31.5 million and 0 shares underlying the convertible debentures, options and warrants were anti-dilutive.

Note 4 – Related Party Transactions:

The Company incurred consulting fees of $41,667 to its President during the period from January 1, 2013 to February 28, 2013 (see Note 3).

One director of the Company, until November 8, 2013, is also a director of BRNI. A second director of the Company is both the president and a director of BRNI. Both of these current and former directors are stockholders of a corporation, Neuroscience Research Ventures, Inc. (“NRVI”) that owns 41.5% of the Company's outstanding common stock.

Effective October 31, 2012, the Company executed a Technology License and Services Agreement with BRNI, a related party, and two entities affiliated with BRNI (the “Agreement”). Under the terms of the Agreement, BRNI provides research services and grants the Company the exclusive and nontransferable license right to certain patent and intellectual property which became effective upon the Company's completion of a Series A Preferred Stock financing generating net proceeds to the Company of at least $8,000,000 on February 28, 2013. The Agreement terminates on the latter of the date (i) the last of the licensed patent expires, is abandoned, or is declared unenforceable or invalid or (ii) the last of the intellectual property enters the public domain.

The research services provided under the Agreement commenced on April 2, 2012. The Agreement requires the Company to reimburse BRNI for services rendered (the “Services Reimbursement”) on a pro-rated, thirty month basis, with respect to the period of time elapsed from April 2, 2012 through the date of the Series A Preferred Stock financing on February 28, 2013. BRNI invoiced the Company $1,198,696 for service reimbursements through December 31, 2012 and an additional $266,666 from January 1, 2013 to February 28, 2013.

F-10

Neurotrope, Inc.

A Development Stage Company

Notes to Consolidated Financial Statements

December 31, 2013 (audited)

The Agreement may require the Company to enter into scope of work agreements with BRNI. The Company shall not engage any other person other than BRNI to perform research or development services or other related scientific assistance without prior written consent of BRNI with such consent not unreasonably withheld. BRNI and Neurotrope may agree to have a third party provide services identical or similar to such services to Neurotrope in the case where BRNI is demonstrably unable to do so or such third party is demonstrably in a superior position to do so.

In addition to the fees under the services reimbursement and scope of work agreements, the Agreement requires the Company to pay BRNI a “Fixed Research Fee”, commencing the date that the Company completes a Series B Preferred Stock financing resulting in net proceeds of at least $25,000,000 (the “Series B Financing”). The fixed research fee is (i) a pro- rata amount of $1,000,000 in the year the Company completes such financing (ii) $1,000,000 per year for five calendar years subsequent to such financing and (iii) an annual fixed research fee in an amount to be negotiated and agreed upon no later than 90 days prior to the end of the fifth calendar year following the completion of such financing to be paid with respect to each remaining calendar year during the term of the Agreement. The Company had not completed this Series B Financing at December 31, 2013 (see Note 7) and, accordingly, no such fee was due as of that date.

The Agreement also requires the payment of royalties ranging between 2% and 5% of the Company’s revenues generated from the licensed patents and other intellectual property, dependent upon the percentage ownership that NRVI holds in the Company. Under the Agreement, the Company is required to prepay royalty fees at a rate of 5% of all investor funds raised in the Series A or Series B Preferred Stock financings or any subsequent rounds of financing prior to a public offering, less commissions. On March 25, 2013, the Company prepaid $409,549 in royalties under the Agreement and paid the remainder due of $60,349 in July 2013 relating to the May 7, 2013 Series A preferred stock financing. On August 29, 2013, the Company paid $520,252 in prepaid royalties relating to the August 23, 2013 Series A preferred stock financing. On October 4, 2013, the Company paid $48,600 in prepaid royalties relating to the Series A preferred stock financing. These royalties are expensed in “general and administrative expenses – related party” in the statement of operations.

On August 21, 2013, the Company and BRNI amended the Agreement to clarify certain provisions.

On August 22, 2013, the Board of Directors agreed to compensate its Chairman $9,000 per month for ongoing services to the Company relating to product development and negotiation of agreements with BRNI and outside contractors and consultants.

Effective August 28, 2013, the Company signed a statement of work (“SOW”) with BRNI pursuant to its licensing agreement (noted above) whereby the Company has contracted for the further development of its AD diagnostic product. Pursuant to the SOW, the Company is obligated to pay BRNI a total of $1,645,470 in 12 equal monthly installments of $137,123, payable on the first business day of each month. These payments are for operating expenses associated with BRNI’s diagnostic laboratories. Operating expenses that are incurred in excess of this total amount are the responsibility of BRNI unless prior approval is obtained from the Company. The SOW may be extended if BRNI provides the Company with two months advanced notice that the SOW objectives are not met within the initial 12 month period. The Company will agree to continue funding the SOW at the same monthly rate for a period not to exceed an additional six (6) months to conclude the first anticipated clinical trial for the AD diagnostic product. In addition, the Company has agreed to pay an estimated $877,300 in external costs to complete the first clinical trial.

F-11

Neurotrope, Inc.

A Development Stage Company

Notes to Consolidated Financial Statements

December 31, 2013 (audited)

Effective November 13, 2013, the Company agreed to an SOW with BRNI pursuant to its licensing agreement (noted above) whereby the Company has contracted for the further development of its AD therapeutic product. Pursuant to the SOW, the Company paid BRNI $251,939 for related personnel and research services. The Company has expensed this entire amount in year ended December 31, 2013.

Note 5 – Income Taxes:

The Company incurred a net operating loss for income tax purposes of $9,027,197 for the period from October 31, 2012 (inception) through December 31, 2013. This amount is available for carry forward for use in offsetting taxable income of future years through 2032. The net operating loss carry forward resulted in a deferred tax asset of $3,069,247 at December 31, 2013, which is reduced to zero by an offsetting valuation allowance. As a result, there is no provision for income taxes.

Availability and utilization of the net operating loss carry forward may be limited due to changes in control.

Note 6 – Common Stock:

On February 28, 2013, NBI amended and restated its Certificate of Incorporation to authorize 45,000,000 common shares at a par value of $0.01. On that date, the Company issued 19,000,000 common shares. This recapitalization has been presented retroactively in the accompanying financial statements.

On June 20, 2013, BlueFlash Communications, Inc., a Florida corporation (“BlueFlash”), entered into an Agreement and Plan of Merger (the “Plan of Merger”) with Neurotrope, Inc., its wholly owned Nevada subsidiary, pursuant to which BlueFlash would merge with and into Neurotrope (the “Reincorporation Merger”). The Plan of Merger was amended by the Amendment to Agreement and Plan of Merger between the parties, dated July 10, 2013 (the “Amendment”). The purpose of the Merger was to re-domicile BlueFlash from Florida to Nevada, and to effect a name change and recapitalization as described below.

On August 5, 2013, Articles of Merger were filed with both the Secretary of State of the State of Nevada and the Secretary of State of the State of Florida, pursuant to which the Reincorporation Merger was effective as of August 9, 2013.  Upon effectiveness of the Merger, Neurotrope, Inc.’s Articles of Incorporation and Neurotrope, Inc.’s Amended and Restated Bylaws became the Articles of Incorporation and Amended and Restated Bylaws of the registrant.

Neurotrope, Inc., has an authorized share capital of 300,000,000 shares of common stock, par value $0.0001 per share (“Neurotrope Common Stock”) and 50,000,000 shares of “blank check” preferred stock, par value $0.0001 per share.  Prior to the Reincorporation Merger, Neurotrope, Inc. had 100 shares of its Neurotrope Common Stock outstanding, held by BlueFlash, and therefore was a wholly-owned subsidiary of BlueFlash.  Prior to the Merger, Neurotrope, Inc. had no assets, liabilities or business.

Pursuant to the Plan of Merger, among other things, (i) each share of common stock of BlueFlash, $0.0001 par value per share (“BlueFlash Common Stock”) was automatically converted into 2.242 shares of Neurotrope Common Stock.

F-12

Neurotrope, Inc.

A Development Stage Company

Notes to Consolidated Financial Statements

December 31, 2013 (audited)

On August 21, 2013, the NBI amended its articles of incorporation to increase its authorized shares of common stock from 45,000,000 shares to 57,000,000 shares.

On August 23, 2013, the Reverse Merger occurred as described in Note 1 above, and all of the outstanding Neurotrope BioScience common stock was converted into shares of Neurotrope, Inc. common stock on a one-for-one basis.

In connection with the Reverse Merger and pursuant to a Split-Off Agreement, Neurotrope, Inc. transferred its pre-Reverse Merger business to Marissa Watson, its pre-Reverse Merger majority stockholder, in exchange for the surrender by her and cancellation of 20,178,000 shares of Neurotrope, Inc. common stock.

Note 7 – Preferred Stock:

Through a private placement, NBI issued 9,073,300 preferred shares at $1 per share on that date, resulting in gross proceeds of $9,073,300. In connection with the February 28, 2013 closing of the private placement, the Company was required to pay the placement agent, Allied Beacon Partners, Inc., a cash fee equal to the sum of (a) 10% of the proceeds received from purchasers sourced by Allied Beacon Partners, Inc. and (b) 5% of the proceeds received from purchasers sourced by the Company. No fee was payable on proceeds received from purchasers who were already stockholders of the Company. The total cash fee that the Company was required to pay in connection with this closing was $882,330. The Company was also obligated to issue to Allied Beacon Partners, Inc. warrants for the purchase of common stock and Series A preferred stock of the Company in connection with the closing. The aggregate number of shares subject to such warrants was the sum of 10% of the number of shares purchased by purchasers sourced by Allied Beacon Partners, Inc. and (b) 5% of the number of shares purchased by purchasers sourced by the Company. No warrants were earned on proceeds received from purchasers who were already stockholders of the Company.

On May 17, 2013, NBI issued an additional 1,313,325 shares of Series A preferred stock at $1.00 per share, resulting in gross proceeds of $1,313,325, on which NBI paid the placement agent cash of $131,332 and warrant compensation under the same terms as applied with respect to the February 28, 2013 closing.

The total number of shares subject to warrants that NBI was required to issue in connection with the February and May 2013 closings was 988,663, consisting of 480,320 shares of common stock and 508,343 shares of Series A preferred stock. These warrants have a term of ten years. The strike price for the common stock warrants is $0.01 per share and the strike price for the Series A preferred stock warrants is $1.00 per share.

On August 23, 2013, NBI closed a private placement of 11,533,375 additional shares of its Series A preferred stock, for a purchase price of $1.00 per share, for aggregate gross proceeds of $11,533,375 (before deducting placement agent fees and expenses of the offering of $1,103,338). All of the 21,920,000 outstanding shares of NBI Series A preferred stock were converted into shares of Neurotrope Inc. Series A convertible preferred stock (the “Series A Preferred Stock”) on a one-for-one basis in the Reverse Merger. This additional financing was in conjunction with the Company’s merger with a publicly reporting shell company (See Note 1 above).

F-13

Neurotrope, Inc.

A Development Stage Company

Notes to Consolidated Financial Statements

December 31, 2013 (audited)

On October 4, 2013, the Company completed its Series A preferred stock offering through a private placement of 1,080,000 shares of its Series A preferred stock, for a purchase price of $1.00 per share, for aggregate gross proceeds of $1,080,000 (before deducting placement agent fees and expenses of the offering). As a result of the foregoing, the placement agent was paid an aggregate commission of $108,000 and was issued Agent Warrants to purchase 108,000 shares of the Company’s Series A preferred stock.

The Company agreed to pay the placement agent in the offering a cash commission of 10% of the gross funds raised from investors in the private placement offering (“PPO”). In addition, the placement agent received (a) for the first $12,000,000 of gross PPO proceeds, (i) warrants exercisable for a period of ten (10) years to purchase a number of shares of Common Stock equal to 7.5% of the number of shares of Series A preferred stock sold to investors introduced by it, with a per share exercise price of $0.01, and (ii) warrants exercisable for a period of ten (10) years to purchase a number of shares of Series A preferred stock equal to 2.5% of the number of shares of Series A preferred stock sold to investors introduced by it, with a per share exercise price of $1.00; and (b) on gross PPO proceeds in excess of $12,000,000, warrants exercisable for a period of ten (10) years to purchase a number of shares of Series A preferred stock equal to 10% of the number of shares of Series A preferred stock sold to investors introduced by it, with an exercise price of $1.00 per share (collectively, the “Agent Warrants”). As a result of the foregoing aggregate placements, the placement agent was issued Agent Warrants to purchase 900,000 shares of the Company’s Common Stock and 1,325,000 shares of the Company’s Series A preferred stock. (See Note 8.)

The Series A preferred stock ranks senior with respect to liquidation preference and dividend rights to the common stock and any other class or series of stock that the Company may issue. The Series A preferred stock accrues a dividend at an annual rate of $0.08 per share, when and if declared by the Board of Directors of the Company. No dividends have been declared on the Series A preferred stock. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of our affairs or similar event, a holder of Series A preferred stock will be entitled to be paid, before any distribution or payment may be made to any holders of common stock or other class or series of stock, the liquidation amount (which shall equal $1.00 per share) and the amount of any accrued and unpaid dividends as of such distribution or payment date. Each share of Series A preferred stock is convertible into common stock at the option of the stockholder at a price of $1.00 per share, subject to adjustment. The Series A shares are subject to mandatory conversion upon the vote of holders of a majority of the outstanding shares of Series A preferred stock at any given time, or upon the closing of a sale of common stock to the public at a price of at least $5.00 per share (subject to adjustment in the case of certain events) in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act, resulting in net proceeds to the Company of at least $30,000,000.The holders of Series A preferred stock are entitled to a class vote on certain Company actions, have the right to elect one of five members of the Company board of directors and have a right of first offer to purchase their pro rata share of equity securities issued by the Company in the future, in addition to certain additional rights and privileges as set forth in the Amended and Restated Certificate of Incorporation and in certain agreements between the Company and the holders thereof.

On August 21, 2013, NBI increased its authorized shares of preferred stock to 50,000,000 shares.  As a result, the Company had a sufficient number of preferred shares to close the August 23, 2013 private placement.

F-14

Neurotrope, Inc.

A Development Stage Company

Notes to Consolidated Financial Statements

December 31, 2013 (audited)

Note 8 – Warrants:

During the twelve months ended December 31, 2013, in conjunction with the Series A preferred stock financing (see Note 7), the Company issued warrants for 2,225,000 underlying shares, consisting of warrants for 900,000 underlying shares of common stock and warrants for 1,325,000 underlying shares of Series A preferred stock to the placement agents. Both warrants have a term of ten years. The strike price for the common stock warrants is $0.01 per share and the strike price for the Series A preferred stock warrants is $1.00 per share.

The 2,225,000 warrants issued during the twelve months ended December 31, 2013 were valued using the Black-Scholes option pricing model.  The following weighted average assumptions were used for these warrants; risk free interest rates of 2.70%; expected dividend yield of 0%; expected term of 10 years and expected volatility of 105.5%.  The weighted average remaining life of these warrants at December 31, 2013 was assumed to be 10 years. The total calculated fair value of these warrants as of December 31, 2013 is $2,020,813.

Of the $2,020,813 total fair value of warrants issued during the twelve months ended December 31, 2013, $806,428 has decreased Preferred Stock and increased paid-in-capital in the balance sheet and $1,214,385 has been recorded as an increase and decrease to preferred stock.

Note 9 – Stock Options:

Before the Reverse Merger, our Board of Directors adopted, and our stockholders approved, our 2013 Equity Incentive Plan (the “2013 Plan”), which provides for the issuance of incentive awards of up to 7,000,000 shares of the Company’s common stock to officers, key employees, consultants and directors. Upon the closing of the Reverse Merger, options to purchase an aggregate of 5,154,404 shares of the Company’s common stock were issued. Of these options: 1. 3,500,000 options were issued to founding stockholders and 54,404 were granted to a consultant, each with a term of ten years, exercisable at $1.75 per common share, 100% of these options vested on date of grant; 2. 1,050,000 options were issued to four directors (or their affiliates) and 250,000 to a consultant with a term of ten years, exercisable at $1.00 per common share, which vest 20% per year for each of five years after the date of grant, and; 3. 300,000 options were granted to a consultant with a term of ten years, exercisable at $1.00 per common share which vested 20% on date of grant and vest 20% per year over the next four years. These options were issued in conversion of options issued by NBI on February 28, 2013.

A summary of the Company’s stock option activity from inception to December 31, 2013 is as follows:

		Weighted-Average
	Options Outstanding	Exercise Price
Outstanding at December 31, 2012	0
Options granted	6,489,404	$1.47
Options forfeited	(239,452)	$(1.00)
Options exercised	0	0
Outstanding at December 31, 2013	6,249,952	$1.48
Options exercisable	3,764,733	$1.71

F-15

Neurotrope, Inc.

A Development Stage Company

Notes to Consolidated Financial Statements

December 31, 2013 (audited)

The weighted-average remaining contractual term of options exercisable and outstanding at December 31, 2013 was approximately 9.64 and 9.68 years, respectively.

The Company used the Black-Scholes valuation model to calculate the fair value of stock options. Stock-based compensation expense is recognized over the vesting period using the straight-line method.

The fair value of stock options issued for the twelve months ended December 31, 2013 was estimated at the grant date using the following weighted average assumptions: Dividend yield 0%; Volatility 104.7%; Risk-free interest rate 2.71%; weighted average grant date fair value of $0.84 per common share.

The total stock option-based compensation recorded as operating expense was approximately $3.1 million for the twelve months ended December 31, 2013 and from inception to December 31, 2013. Approximately $0.2 million of the expense is classified as research and development and the remaining approximately $2.9 million of stock option-based compensation expense was classified as general and administrative expense.

As of December 31, 2013 and 2012, there was approximately $2.6 million and $0, respectively, of unrecognized compensation cost related to non-vested options under the plans.

Note 10 – Common and Preferred Stock Reserved for Future Issuances:

Common stock and preferred stock reserved for future issuances consisted of the following at December 31, 2013:

	Common Stock	Preferred Stock
	Reserved	Reserved
Common stock warrants outstanding	900,000
Preferred stock warrants outstanding	1,217,000	1,217,000
Common stock options outstanding	6,249,952	0
Conversion of Series A preferred stock	23,000,000	0
Total	31,366,952	1,217,000

Note 11 – Subsequent Events:

The Company’s management has evaluated the effects of events occurring through April 15, 2014, the date these financial statements were available to be issued.

On January 2, 2014, the Company executed a one-year employment letter which is renewable annually, with NBI’s Vice President – Regulatory Affairs. This agreement provides for an annual salary of $195,000 which shall increase at the discretion of the Company’s Compensation Committee. In addition, the offer letter provides for a discretionary bonus of up to 20% of base salary for all years. In addition, on January 23, 2014, the Company’s Board of Directors granted a qualified stock option to its VP – Regulatory Affairs under the Company’s 2013 Equity Incentive Plan to purchase 75,000 shares of the Company’s common stock, with a term of ten years, exercisable at $1.76 per share. These options vest 20% per year over five years.

F-16

Neurotrope, Inc.

A Development Stage Company

Notes to Consolidated Financial Statements

December 31, 2013 (audited)

On January 16, 2014, the Company executed a four-year employment letter, with NBI’s Vice President – Commercial Operations. This agreement provides for an annual salary of $210,000 which shall increase at the discretion of the Company’s Compensation Committee. In addition, the offer letter provides for a discretionary bonus of up to 35% of base salary for all years. In addition, on January 23, 2014, the Company’s Board of Directors granted a qualified stock option to its VP – Commercial Operations under the Company’s 2013 Equity Incentive Plan to purchase 100,000 shares of the Company’s common stock, with a term of ten years, exercisable at $1.76 per share. These options vest 20% per year over five years.

On January 22, 2014, the Company executed a four-year employment agreement, with NBI’s Vice President and Chief Medical Officer. This agreement provides for an annual salary of $210,000 which shall increase at the discretion of the Company’s Compensation Committee. In addition, the offer letter provides for a discretionary bonus of up to 35% of base salary for all years. In addition, on January 23, 2014, the Company’s Board of Directors granted a qualified stock option to its VP – Commercial Operations under the Company’s 2013 Equity Incentive Plan to purchase 125,000 shares of the Company’s common stock, with a term of ten years, exercisable at $1.76 per share. These options vest 25% per year over four years, with accelerated vesting of 25% upon a termination without cause or for good reason.

On March 12, 2014, the Company signed an SOW with BRNI to continue pre-clinical activities relating to the commercialization of the Company’s therapeutic product.  The Company is obligated to pay BRNI a total of $465,000.  Of this amount, the Company has paid $358,470 (see “Related Party Transactions” above), the remaining $106,530 to be paid upon the completion, by BRNI, of certain activities relating to: transferring test materials; bio-analytical testing; contracting with a suitable contract research organization; completion of testing assays, and; finalizing a clinical study protocol.

After December 31, 2013, 149,000 shares of Series A Preferred Stock were converted at the option of their holders into 149,000 shares of common stock.

F-17

Neurotrope, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
	2014	2013
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$10,065,924	$15,211,744
Prepaid expenses	154,612	87,059

TOTAL CURRENT ASSETS	10,220,536	15,298,803

Fixed Assets, net of accumulated depreciation	48,107	-

TOTAL ASSETS	$10,268,643	$15,298,803

LIABILITIES AND SHAREHOLDERS' DEFICIT

CURRENT LIABILITIES
Accounts payable and accrued expenses	$977,872	$156,637
Accounts payable and accrued expenses - related party	303,528	251,779

TOTAL CURRENT LIABILITIES	1,281,400	408,416

Commitments and contingencies

Convertible redeemable preferred stock, Series A, $.0001 par value, 50,000,000 shares authorized;
22,652,000 and 23,000,000 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively.
Liquidation preference of $22,652,000 plus dividends accruable at 8% per annum of $2,373,092 at September 30, 2014.
Liquidation preference of $23,000,000 plus dividends accruable at 8% per annum of $1,023,616 at December 31, 2013.	19,639,022	19,943,572

SHAREHOLDERS' DEFICIT
Common stock - 300,000,000 shares authorized, $.0001 par value;
22,131,866 issued and outstanding at September 30, 2014;
21,740,006 shares issued and outstanding at December 31, 2013	2,213	2,174
Additional paid-in capital	5,234,391	3,974,007
Accumulated deficit	(15,888,383)	(9,029,366)

TOTAL SHAREHOLDERS' DEFICIT	(10,651,779)	(5,053,185)

TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT	$10,268,643	$15,298,803

See accompanying notes to condensed consolidated financial statements.

F-18

Neurotrope, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Nine Months Ended	Nine Months Ended	Three Months Ended	Three Months Ended
	September 30,	September 30,	September 30,	September 30,
	2014	2013	2014	2013

OPERATING EXPENSES:
Research and development - related party	$1,909,363	$456,017	$846,135	$137,123
Research and development	774,189	-	368,221	-
General and administrative - related party	290,262	4,114,754	101,995	3,454,428
General and administrative	3,896,793	1,225,712	1,827,964	879,387

TOTAL OPERATING EXPENSES	6,870,607	5,796,483	3,144,315	4,470,938

OTHER INCOME:
Interest income	11,590	-	2,707	-

Net loss before income taxes	(6,859,017)	(5,796,483)	(3,141,608)	(4,470,938)

Provision for income taxes	-	-	-	-

Net loss	$(6,859,017)	$(5,796,483)	$(3,141,608)	$(4,470,938)

PER SHARE DATA:

Basic and diluted loss per common share	$(0.31)	$(0.27)	$(0.14)	$(0.21)

Basic and diluted weighted average common shares outstanding	21,838,461	21,696,219	21,950,752	21,702,680

See accompanying notes to condensed consolidated financial statements.

F-19

Neurotrope, Inc.

Condensed Consolidated Statement of Changes in Shareholders’ Deficit

(Unaudited)

			Additional
	Common Stock		Paid-In	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balance January 1, 2014	21,740,006	$2,174	$3,974,007	$(9,029,366)	$(5,053,185)

Conversion of Series A preferred stock to common stock	348,000	35	304,515	-	304,550

Stock based compensation	-	-	930,873	-	930,873

Issuance of common stock for consulting services	43,860	4	24,996		25,000

Net loss	-	-	-	(6,859,017)	(6,859,017)

Balance, September 30, 2014	22,131,866	$2,213	$5,234,391	$(15,888,383)	$(10,651,779)

See accompanying notes to condensed consolidated financial statements.

F-20

Neurotrope, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months	Nine Months
	ended	ended
	September 30, 2014	September 30, 2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(6,859,017)	$(5,796,483)
Adjustments to reconcile net loss to net cash used by operating activities
Stock based compensation	930,873	2,928,485
Consulting services paid by issuance of common stock	25,000	44,640
Depreciation expense	613	-
Change in assets and liabilities
Increase in prepaid expenses	(67,553)	(92,958)
Increase (decrease) in accounts payable and accrued expenses - related party	51,749	(1,190,758)
Increase (decrease) in accounts payable and accrued expenses	821,235	(110,037)
Total adjustments	1,761,917	1,579,372

Net Cash Used in Operating Activities	(5,097,100)	(4,217,111)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(48,720)	-

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of preferred stock, net of transaction costs	-	19,778,000
Repayment of advances from related party	-	(4,815)

Net Cash Provided by Financing Activities	-	19,773,185

NET (DECREASE) INCREASE IN CASH	(5,145,820)	15,556,074

CASH AT BEGINNING OF PERIOD	15,211,744	-

CASH AT END OF PERIOD	$10,065,924	$15,556,074

DISCLOSURE OF NON-CASH FINANCING ACTIVITIES:

Conversion of Series A convertible redeemable preferred stock to common stock	$304,515	$-

See accompanying notes to condensed consolidated financial statements.

F-21

Neurotrope, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Note 1 – Organization and Nature of Planned Business:

References in these notes to the unaudited consolidated financial statements to “Neurotrope, Inc.,” “we,” “us,” “our Company” refer to Neurotrope, Inc. and its consolidated subsidiary Neurotrope Biosciences, Inc. (“NBI”). NBI was incorporated in Delaware on October 31, 2012. NBI was formed to advance new therapeutic and diagnostic technologies in the field of neurodegenerative disease, primarily Alzheimer’s disease (“AD”). NBI is collaborating with the Blanchette Rockefeller Neurosciences Institute (“BRNI”), a related party, in this process. The exclusive rights to the licensed technology transferred to the Company on February 28, 2013 (see Note 6).

On August 23, 2013, a wholly-owned subsidiary of Neurotrope, Inc. (formerly “BlueFlash Communications, Inc.”), Neurotrope Acquisition, Inc., a corporation formed in the State of Nevada on August 15, 2013 merged (the “Reverse Merger”) with and into NBI. NBI was the surviving corporation in the Reverse Merger and became the Company’s wholly-owned subsidiary. All of the outstanding NBI common stock was converted into shares of Neurotrope, Inc. common stock on a one-for-one basis.

The Reverse Merger was accounted for as a reverse merger and recapitalization with NBI as the acquirer for financial reporting purposes and Neurotrope, Inc. as the acquired company. Consequently, the assets and liabilities and the operations that are reflected in the historical financial statements prior to the Reverse Merger are those of NBI and are recorded at the historical cost basis of NBI, and the consolidated financial statements after completion of the Reverse Merger include the assets and liabilities of NBI and Neurotrope, Inc., and the historical operations of Neurotrope, Inc. and NBI from the closing date of the Reverse Merger. The stockholders’ equity section has been retroactively restated for all periods presented to reflect the accounting effect of the Reverse Merger on the basis of the one-to-one exchange ratio on the Reverse Merger date.

As a result of the Reverse Merger, Neurotrope, Inc. discontinued its pre-Reverse Merger business and acquired the business of NBI, which it is continuing to operate through NBI. The common stock of Neurotrope, Inc. is traded under the ticker symbol “NTRP.”

Note 2 – Basis of Presentation:

The accompanying unaudited condensed financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America in accordance with the rules and regulations of the U.S. Securities and Exchange Commission for interim financial information. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. Results for the nine-month period ended September 30, 2014 are not necessarily indicative of the results that may be expected for the year ending December 31, 2014.

Note 3 – Contractual Commitments:

From January 1, 2013 through February 28, 2013, NBI compensated its former President under an independent contractor agreement at the rate of $20,833 per month. On February 25, 2013, NBI executed a four-year employment agreement, effective March 1, 2013, with Dr. James New, its former President (the “Employment Agreement”). The Employment Agreement provided for an annual salary of $250,000 and an annual bonus of $50,000, which would have increased to an annual salary of $300,000 and an annual bonus of $100,000 effective as of the later of (a) February 28, 2015 or (b) the closing by the Company of a Series B Preferred Stock financing as described in Note 6 below. Effective as of July 16, 2014, Dr. New’s employment as Chief Executive Officer and President of NBI and the Company was terminated. Accordingly, the Employment Agreement terminated as of July 16, 2014. Severance payments required under the terms of the Employment Agreement, in the amount of approximately $282,000, were accrued as of September 30, 2014 and subsequently paid.

Effective February 28, 2013, the Company executed an agreement with Ramat Consulting Corp. (“Ramat”), a related party to the Company’s current President and CEO (and, previously, Co-Chairman and interim Co-CEO) Charles S. Ramat, for consulting services, including business development and marketing consulting, for a five-year period, subject to annual renewals thereafter. Ramat's annual fee is $50,000, payable in monthly installments of $4,167, plus pre-approved travel and other reimbursable expenses. Ramat was issued a non-qualified option, with a term of ten years, to purchase 300,000 shares of common stock of the Company at an exercise price of $1.00 per share. The option vested with respect to 20% of the shares as of February 28, 2013, and the balance vest on a daily basis over the four-year period beginning on February 28, 2013. Vested options will terminate, to the extent not previously exercised, upon the occurrence of the first of the following events: (a) ten years from the date of grant; (b) the expiration of one year from the date of death or the termination of optionee as a service provider by reason of disability; or (c) the expiration of twelve months from the date of termination of optionee’s service as a service provider for any reason whatsoever other than termination of service for death or disability. An entity related to Ramat purchased 1,000,000 shares of the Company’s Series A Preferred Stock on the effective date of the consulting agreement described in this paragraph.

F-22

On October 1, 2013, the Company canceled its agreement with MCMS and executed a four-year employment agreement, effective October 1, 2013, with Robert Weinstein, its current Chief Financial Officer. This agreement provides for an annual salary of $240,000, which shall increase to an annual salary of $275,000 beginning January 1, 2015. In addition, the agreement provides for a $35,000 bonus for the year ended December 31, 2013, a $50,000 bonus for the year ending December 31, 2014 and a targeted bonus of 50% of base salary for all subsequent years. On October 1, 2013, the Company’s Board of Directors (the “Board”) granted an incentive stock option to Mr. Weinstein under the Company’s 2013 Equity Incentive Plan (the “2013 Plan”) to purchase 650,000 shares of the Company’s common stock, with a term of ten years, exercisable at $1.00 per share. These options vest 25% per year over four years, with accelerated vesting of 25% upon a termination without cause or for good reason.

On January 16, 2014, the Company executed a four-year employment letter with NBI’s Vice President – Commercial Operations. This employment letter provides for an annual salary of $210,000 which shall increase at the discretion of the Company’s Compensation Committee. In addition, the employment letter provides for a discretionary bonus of up to 35% of base salary for all years. On January 23, 2014, the Board granted an incentive stock option to its Vice President – Commercial Operations under the 2013 Plan to purchase 100,000 shares of the Company’s common stock, with a term of ten years, exercisable at $1.76 per share. These options vest 20% per year over five years. Vested options will terminate, to the extent not previously exercised, upon the occurrence of the first of the following events: (a) ten years from the date of grant; or (b) the expiration of one year from the date of death, disability or the termination of employment.

On January 22, 2014, the Company executed a four-year employment agreement with NBI’s Vice President and Chief Medical Officer. This agreement provides for an annual salary of $210,000 which shall increase at the discretion of the Company’s Compensation Committee. In addition, the employment agreement provides for a discretionary bonus of up to 35% of base salary for all years. On January 23, 2014, the Board granted an incentive stock option to its Vice President and Chief Medical Officer under the 2013 Plan to purchase 125,000 shares of the Company’s common stock, with a term of ten years, exercisable at $1.76 per share. These options vest 25% per year over four years, with accelerated vesting of 25% upon a termination without cause or for good reason. On October 31, 2014, the Company terminated NBI’s Vice President and Chief Medical Officer (See Note 12 – “Subsequent Events”).

On June 1, 2014, the Company executed a four-year employment letter, with NBI’s Executive Director – Pharmacology. This employment letter provides for an annual salary of $180,000 which shall increase at the discretion of the Company’s Compensation Committee. In addition, the employment letter provides for a discretionary bonus of up to 25% of base salary for all years. On July 16, 2014, the Board granted an incentive stock option to the Executive Director for the purchase of 50,000 shares of the Company’s common stock (see Note 10 – “Stock Options” for details).

On July 16, 2014, the Board appointed Charles S. Ramat and Paul E. Freiman to serve as Co-Chief Executive Officers, on an interim basis, of the Company and of NBI. Mr. Freiman has served on the Board since October 18, 2013, and was appointed Co-Chairman of the Board on June 13, 2014. Mr. Ramat was elected to the Board on June 13, 2014 and was immediately appointed Co-Chairman of the Board.

In consideration of the services to be provided by Mr. Freiman and Mr. Ramat to the Company as Co-Chief Executive Officers, the Company agreed to pay each of them consulting fees in the amount of $20,000 per month for a term not to exceed six months, which fees would be reduced upon the employment of a permanent Chief Executive Officer to $10,000 per month for two months to aid in the transition of responsibilities to the new Chief Executive Officer. In addition, on July 23, 2014, Messrs. Freiman and Ramat were each granted non-qualified options to purchase 400,000 shares of the Company’s common stock for their roles as directors, Co-Chairmen of the Board and Co-Chief Executive Officers. Options to purchase 200,000 shares have an exercise price of $1.11 per share, or 110% of the Company’s last trading price on July 23, 2014 and were fully vested upon grant. Options to purchase the remaining 200,000 shares have an exercise price of $2.22 per share based upon two times the exercise price of $1.11 per share and vest on a daily basis up to 25% per year through July 23, 2018. See below regarding further changes to Messrs. Ramat and Freiman’s roles with the Company.

On September 4, 2014, the Company entered into a long-term lease for 4,000 square feet of office space in Newark, New Jersey. The lease commenced September 1, 2014 and expires December 1, 2017 and has two (2) one-year renewal options. The base rent is payable, commencing December 1, 2014, at an annual rate of $88,000 with no increases during the lease term and renewal terms. In addition, commencing September 1, 2014, the Company is obligated to pay its share of common area charges. The Company is amortizing the total base rent due over 39 months and has expensed $6,769 for September 2014.

On September 12, 2014, the Board elected Mr. Ramat to be the Company’s President and Chief Executive Officer and Mr. Freiman to be the Company’s Chairman of the Board. In consideration of the services that Mr. Ramat will provide to the Company as President and CEO, the Company agreed to pay Mr. Ramat a consulting fee of $400,000 per year with a bonus opportunity of up to 50% of his consulting fee after one (1) year of service, which arrangement may be terminated by either party on 60 days’ notice. Mr. Ramat’s consulting fee replaces the $20,000 per month consulting fee of July 16, 2014. Mr. Freiman’s compensation remains at $20,000 per month as Chairman of the Board. In addition to his salary for services as President and Chief Executive Officer of the Company, Mr. Ramat will continue to be paid the consulting fees under a Consulting Agreement with the Company pursuant to which he receives $50,000 per year.

In addition, on September 12, 2014, Messrs. Ramat and Freiman were granted non-qualified options to purchase 250,000 and 50,000 shares of the Company’s common stock, respectively, which have an exercise price of $0.60 per share, are fully vested upon grant, and have a ten-year life.

F-23

Note 4 – Collaborative Agreements:

On May 12, 2014, the Company entered into a license agreement (the “Stanford Agreement”) with The Board of Trustees of The Leland Stanford Junior University (“Stanford”), pursuant to which Stanford has granted to the Company a revenue-bearing, world-wide right and exclusive license, with the right to grant sublicenses (on certain conditions), under certain patent rights and related technology for the use of bryostatin structural derivatives, known as “bryologs,” for use in the treatment of central nervous system disorders, lysosomal storage diseases, stroke, cardioprotection and traumatic brain injury, for the life of the licensed patents.

Pursuant to the Stanford Agreement, the Company paid a $60,000 license initiation fee to Stanford. The Company is also obligated to pay Stanford: (a) a $10,000 annual license maintenance fee; (b) milestone payments in the aggregate amount of up to $3,700,000 upon the achievement of certain product development events commencing upon the filing of the first IND application through approval of an applicable product; and (c) low single-digit royalties on net sales of licensed products.

Each party has the right to terminate the Stanford Agreement for an uncured material breach of the other party. Additionally, the Company may terminate the Stanford Agreement at any time upon 60 days’ written notice to Stanford.

On May 15, 2014, the Company entered into an agreement with a contract research organization (“CRO”) to conduct a clinical trial relating to AD. The Company has agreed to pay fees to the CRO totaling $715,159, based upon signing of the agreement and the CRO achieving certain clinical trial milestones, plus reasonable out-of-pocket expenses. The Company has incurred a total of $357,579 in fees, which are all included in the balance sheet as payables as of September 30, 2014.

On July 14, 2014, NBI entered into an Exclusive License Agreement (the “Mount Sinai Agreement”) with Icahn School of Medicine at Mount Sinai (“Mount Sinai”). Pursuant to the Mount Sinai Agreement, Mount Sinai granted NBI a revenue-bearing, world-wide right and (a) exclusive license, with the right to grant sublicenses (on certain conditions), under Mount Sinai’s interest in certain joint patents held by the Company and Mount Sinai (the “Joint Patents”) as well as in certain results and data (the “Data Package”) and (b) non-exclusive license, with the right to grant sublicenses on certain conditions, to certain technical information, both relating to the diagnostic, prophylactic or therapeutic use for treating diseases or disorders in humans relying on activation of PKCepsilon, which includes Niemann-Pick C Disease (the “Mount Sinai Field of Use”). The Mount Sinai Agreement allows NBI to research, discover, develop, make, have made, use, have used, import, lease, sell, have sold and offer for certain products, processes or methods that are covered by valid claims of Mount Sinai’s interest in the Joint Patents or an Orphan Drug Designation Application covering the Data Package (the “Mount Sinai Licensed Products”) in the Mount Sinai Field of Use.

Pursuant to the Mount Sinai Agreement, NBI is obligated to pay a $25,000 license initiation fee to Mount Sinai. NBI is also obligated to pay Mount Sinai (a) a $10,000 annual license maintenance fee until minimum royalty payments are due, (b) milestone payments in the aggregate amount of up to $3,500,000 upon the achievement of certain product development events relating to the approval of a licensed product in the United States and other jurisdictions, (c) low single-digit royalties on net sales of the Mount Sinai Licensed Products, and (d) a portion of sublicense fees ranging from a significant double-digit percentage based on sublicensing before completion of in vivo proof-of-concept experiments to a mid-single digit percentage after product approval.

Each party has the right to terminate the Mount Sinai Agreement for an uncured material breach of the other party. Additionally, NBI may terminate the Agreement at any time upon 60 days’ written notice to Mount Sinai. Further, upon termination, NBI may continue to sell any and all licensed products, provided that NBI will pay Mount Sinai a reduced royalty for licensed products that are indicated as therapeutics or diagnostics for Niemann Pick disease which are sold following the termination of the Mount Sinai Agreement.

The term of the Mount Sinai Agreement began upon signing and will expire with respect to each Mount Sinai Licensed Product on a Mount Sinai Licensed Product-by-Mount Sinai Licensed Product basis and country-by-country basis, from first commercial sale until the later of: (a) expiration of the last to expire Joint Patent Rights covering such Mount Sinai Licensed Product in such country; (b) expiration of any market exclusivity period granted by a regulatory agency with respect to such Mount Sinai Licensed Product in such country; or (c) ten years after the first commercial sale of such Mount Sinai Licensed Product in such country.

Note 5 - Summary of Significant Accounting Policies:

Recently Adopted Accounting Standards:

In June 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2014-10, Development Stage Entities (Topic 915) – Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation (“ASU 2014-10”).  ASU 2014-10 eliminates the concept of a development stage entity in its entirety from current accounting guidance. The new guidance eliminates the requirements for development stage entities to (i) present inception-to-date information in the statement of operations, stockholders’ equity and cash flows, (ii) label the financial statements as those of a development stage entity, (iii) disclose a description of the development stage activities in which the entity is engaged, and (iv) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage.  ASU 2014-10 is effective prospectively for public entities for annual reporting periods beginning after December 15, 2015, and interim periods within those annual periods; however, early adoption is permitted.  The Company elected to adopt ASU 2014-10 as permitted, for the financial statements ended September 30, 2014 and, accordingly, has not included the inception-to-date disclosures and other previously required disclosures for development stage entities.

F-24

Use of Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents:

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less when purchased to be cash equivalents.  At September 30, 2014, the Company’s cash balances may exceed the current insured amounts under the Federal Deposit Insurance Corporation.

Property and Equipment:

Property and equipment is capitalized and depreciated on a straight line basis over the useful life of the asset, which is deemed to be between three and ten years. Property and equipment consist of the following at September 30, 2014:

Property and equipment	$48,720
Accumulated depreciation	(613)
Property and equipment, net	$48,107

Depreciation expense for the three and nine months ended September 30, 2014 was $613 compared to $0 for the same periods in 2013.

Research and Development Costs:

All research and development costs, including costs to maintain or expand the Company’s patent portfolio that do not meet the criteria for capitalization are expensed when incurred. FASB ASC Topic 730 requires companies involved in research and development activities to capitalize non-refundable advance payments for such services pursuant to contractual arrangements because the right to receive those services represents an economic benefit. Such capitalized advances will be expensed when the services occur and the economic benefit is realized. There were no capitalized research and development services at September 30, 2014 and December 31, 2013.

Income Taxes:

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due and deferred taxes. Deferred taxes are recognized for differences between the bases of assets and liabilities for financial statement and income tax purposes and the tax effects of net operating loss and other carryforwards. The deferred tax assets and liabilities represent the future tax consequences of those differences and carryforwards, which will either be taxable or deductible when the related assets, liabilities or carryforwards are recovered or settled. Deferred tax assets are reduced by a valuation allowance when, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company applies the provisions of FASB ASC 740-10, Accounting for Uncertain Tax Positions, which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The standard also provides guidance on de-recognition, classification, interest and penalties, and accounting in interim periods, disclosure and transitions.

The Company has concluded that there are no significant uncertain tax positions requiring recognition in the accompanying financial statements. The tax period that is subject to examination by major tax jurisdictions is from October 31, 2012 (inception) through December 31, 2013.

In the event the Company was to receive an assessment for interest and/or penalties, it will be classified in the financial statements as selling, general and administrative expense when assessed.

Risks and Uncertainties:

The Company operates in an industry that is subject to rapid technological change, intense competition and significant government regulation. The Company’s operations are subject to significant risk and uncertainties including financial, operational, technological, regulatory and other risks including the potential for business failure.

F-25

Stock Compensation:

The Company accounts for stock-based awards to employees in accordance with applicable accounting principles, which requires compensation expense related to share-based transactions, including employee stock options, to be measured and recognized in the financial statements based on a determination of the fair value of the stock options. The grant date fair value is determined using the Black-Scholes-Merton (“Black-Scholes”) pricing model. For all employee stock options, we recognize expense over the employee’s requisite service period (generally the vesting period of the equity grant). The Company’s option pricing model requires the input of highly subjective assumptions, including the expected stock price volatility, expected term, and forfeiture rate. Any changes in these highly subjective assumptions significantly impact stock-based compensation expense.

Options awarded to purchase shares of common stock issued to non-employees in exchange for services are accounted for as variable awards in accordance with applicable accounting principles. Such options are valued using the Black-Scholes option pricing model.

Note 6 – Related Party Transactions and Licensing / Research Agreements:

Two directors of the Company, James Gottlieb and William Singer, are also directors of BRNI. One of those directors, Mr. Singer, is the president of BRNI. BRNI is a stockholder of a corporation, Neuroscience Research Ventures, Inc. (“NRVI”), which owned 40.8% of the Company's outstanding common stock as of September 30, 2014.

Effective October 31, 2012, the Company executed a Technology License and Services Agreement with BRNI, a related party, and NRV II, LLC, another affiliate of BRNI (the “BRNI License Agreement”). Under the terms of the BRNI License Agreement, BRNI provides research services and granted the Company the exclusive and nontransferable license right to certain patent and intellectual property which became effective upon the Company's completion of a Series A Preferred Stock financing generating net proceeds to the Company of at least $8,000,000 on February 28, 2013. The BRNI License Agreement terminates on the later of the date (a) the last of the licensed patent expires, is abandoned, or is declared unenforceable or invalid or (b) the last of the intellectual property enters the public domain.

The research services provided under the BRNI License Agreement commenced on April 2, 2012. The BRNI License Agreement requires the Company to reimburse BRNI for services rendered (the “Services Reimbursement”) on a pro-rated, 30-month basis, with respect to the period of time elapsed from April 2, 2012 through the date of the Series A Preferred Stock financing on February 28, 2013. BRNI invoiced the Company $1,198,696 for Services Reimbursements through December 31, 2012 and an additional $266,666 from January 1, 2013 to February 28, 2013.

After the initial Series A Preferred Stock financing, the BRNI License Agreement requires the Company to enter into scope of work agreements with BRNI as the preferred service provider, for any research and development services or other related scientific assistance and support services. The Company is not permitted to engage any other person other than BRNI to perform research or development services or other related scientific assistance without prior written consent of BRNI, except under certain circumstances. BRNI and Neurotrope may agree to have a third party provide services identical or similar to such services to Neurotrope in the case where BRNI is demonstrably unable to do so or such third party is demonstrably in a superior position to do so.

In addition to the fees under the Services Reimbursement and scope of work agreements, the BRNI License Agreement requires the Company to pay BRNI a “Fixed Research Fee,” commencing the date that the Company completes a Series B Preferred Stock financing resulting in net proceeds of at least $25,000,000 (the “Series B Financing”). The fixed research fee is (a) a pro-rata amount of $1,000,000 in the year the Company completes such financing (b) $1,000,000 per year for five calendar years subsequent to such financing and (c) an annual fixed research fee in an amount to be negotiated and agreed upon no later than 90 days prior to the end of the fifth calendar year following the completion of such financing to be paid with respect to each remaining calendar year during the term of the BRNI License Agreement. The Company had not completed this Series B Financing at September 30, 2014 (see Note 9) and, accordingly, no such fee was due as of that date.

The BRNI License Agreement also requires the payment of royalties ranging between 2% and 5% of the Company’s revenues generated from the licensed patents and other intellectual property, dependent upon the percentage ownership that NRVI holds in the Company. Under the BRNI License Agreement, the Company is required to prepay royalty fees at a rate of 5% of all investor funds raised in the Series A or Series B Preferred Stock financings or any subsequent rounds of financing prior to a public offering, less commissions. On March 25, 2013, the Company prepaid $409,549 in royalties under the BRNI License Agreement and paid the remainder due of $60,349 in July 2013 relating to the May 7, 2013 Series A Preferred Stock financing. On August 29, 2013, the Company paid $520,252 in prepaid royalties relating to the August 23, 2013 Series A Preferred Stock financing. On October 4, 2013, the Company paid $48,600 in prepaid royalties relating to the Series A Preferred Stock financing. These royalties are expensed in “general and administrative expenses – related party” in the statement of operations.

On August 21, 2013, the Company and BRNI amended the BRNI License Agreement to clarify certain provisions.

F-26

Effective August 28, 2013, the Company signed a statement of work (“SOW”) with BRNI pursuant to the BRNI License Agreement for the further development of its Alzheimer’s disease (“AD”) diagnostic product. Pursuant to the SOW, the Company paid BRNI a total of $1,645,470 in 12 equal monthly installments of $137,123, payable on the first business day of each month. These payments are for operating expenses associated with BRNI’s diagnostic laboratories. Operating expenses that are incurred in excess of this total amount are the responsibility of BRNI unless prior approval is obtained from the Company. The SOW may be extended if BRNI provides the Company with two months advanced notice that the SOW objectives are not met within the initial 12 month period. As of September 30, 2014, BRNI did provide the Company with the requisite notice to extend the term of the SOW and the parties are in negotiation regarding the terms of such extension. Effective November 13, 2013, the Company agreed to another SOW with BRNI pursuant to its licensing agreement (Noted Above) in which the Company has contracted for the further development of its AD therapeutic product. Pursuant to this SOW, the Company paid BRNI $251,939 for related personnel and research services. The Company has expensed this entire amount in the year ended December 31, 2013. No additional expense relating to this SOW was incurred during the nine months ended September 30, 2014.

On March 12, 2014, the Company signed another SOW with BRNI to continue pre-clinical activities relating to the commercialization of the Company’s therapeutic product. The Company paid BRNI the entire total pursuant to this SOW of approximately $465,000 for these services during the nine months ended September 30, 2014.

Note 7 – Income Taxes:

The Company incurred a net operating loss for income tax purposes of $19,603,623 for the period from October 31, 2012 (inception) through September 30, 2014. This amount is available for carryforward for use in offsetting taxable income of future years through 2033. The net operating loss carryforward resulted in a deferred tax asset of $6,665,231 at September 30, 2014, which is reduced to zero by an offsetting valuation allowance. As a result, there is no provision for income taxes.

Note 8 – Common Stock:

On February 28, 2013, NBI amended and restated its Certificate of Incorporation to authorize 45,000,000 common shares at a par value of $0.01. On that date, the Company issued 19,000,000 common shares. This recapitalization has been presented retroactively in the accompanying financial statements.

On June 20, 2013, BlueFlash Communications, Inc., a Florida corporation (“BlueFlash”), entered into an Agreement and Plan of Merger (the “Plan of Merger”) with Neurotrope, Inc., its wholly-owned Nevada subsidiary which was incorporated in Nevada on June 13, 2013, pursuant to which BlueFlash merged with and into Neurotrope, Inc. (the “Reincorporation Merger”). The Plan of Merger was amended by the Amendment to Agreement and Plan of Merger between the parties, dated July 10, 2013 (the “Amendment”). The purpose of the merger was to re-domicile BlueFlash from Florida to Nevada, and to effect a name change and recapitalization as described below.

On August 5, 2013, Articles of Merger were filed with both the Secretary of State of the State of Nevada and the Secretary of State of the State of Florida, pursuant to which the Reincorporation Merger was effective as of August 9, 2013.  Upon effectiveness of the merger, Neurotrope, Inc.’s Articles of Incorporation and Neurotrope, Inc.’s Amended and Restated Bylaws became the Articles of Incorporation and Amended and Restated Bylaws of the registrant.

Neurotrope, Inc., has an authorized share capital of 300,000,000 shares of common stock, par value $0.0001 per share (“Neurotrope Common Stock”) and 50,000,000 shares of “blank check” preferred stock, par value $0.0001 per share.  Prior to the Reincorporation Merger, Neurotrope, Inc. had 100 shares of its Neurotrope Common Stock outstanding, held by BlueFlash, and therefore was a wholly-owned subsidiary of BlueFlash.  Prior to the merger, Neurotrope, Inc. had no assets, liabilities or business.

Pursuant to the Plan of Merger, among other things, each share of common stock of BlueFlash, $0.0001 par value per share was automatically converted into 2.242 shares of Neurotrope Common Stock.

On August 23, 2013, the Reverse Merger occurred as described in Note 1 above, and all of the outstanding NBI common stock was converted into shares of Neurotrope Common Stock on a one-for-one basis.

In connection with the Reverse Merger and pursuant to a Split-Off Agreement, Neurotrope, Inc. transferred its pre-Reverse Merger business to Marissa Watson, its pre-Reverse Merger majority stockholder, in exchange for the surrender by her and cancellation of 20,178,000 shares of Neurotrope Common Stock.

On September 25, 2014, the Company agreed to issue to a consultant 43,860 shares of common stock as compensation to assist the Company with investment banking and capital raising activities. The Company expensed $25,000 during the period as a general and administrative expense which represented the common stock issuable times the closing market price of the Company’s Common Stock on the date the consultant was engaged.

During the nine months ended September 30, 2014, five holders of 348,000 total shares of Preferred Stock converted that Preferred Stock into 348,000 shares of Neurotrope Common Stock.

F-27

Note 9 – Preferred Stock:

Through a series of private placements closed between February and October 2013, NBI issued 23,000,000 preferred shares at $1 per share, resulting in gross proceeds of $23 million. The Company agreed to pay the placement agent in the offering a cash commission of 10% of the gross funds raised from non-Company related investors in the private placement offering (“PPO”). As a result, the Company paid the placement agents cash totaling $2,225,000. In addition, the placement agent received (a) for the first $12,000,000 of gross PPO proceeds, (i) warrants exercisable for a period of ten (10) years to purchase a number of shares of Common Stock equal to 7.5% of the number of shares of Series A Preferred Stock sold to investors introduced by it, with a per share exercise price of $0.01, and (ii) warrants exercisable for a period of ten (10) years to purchase a number of shares of Series A Preferred Stock equal to 2.5% of the number of shares of Series A Preferred Stock sold to investors introduced by it, with a per share exercise price of $1.00; and (b) on gross PPO proceeds in excess of $12,000,000, warrants exercisable for a period of ten (10) years to purchase a number of shares of Series A Preferred Stock equal to 10% of the number of shares of Series A Preferred Stock sold to investors introduced by it, with an exercise price of $1.00 per share (collectively, the “Agent Warrants”). As a result of the foregoing aggregate placements, the placement agent was issued Agent Warrants to purchase 900,000 shares of the Company’s Common Stock and 1,325,000 shares of the Company’s Series A Preferred Stock.

The Series A Preferred Stock ranks senior with respect to liquidation preference and dividend rights to the common stock and any other class or series of stock that the Company may issue. The Series A Preferred Stock accrues a dividend at an annual rate of $0.08 per share, when and if declared by the Board of Directors of the Company. No dividends have been declared on the Series A Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of our affairs or similar event, a holder of Series A Preferred Stock will be entitled to be paid, before any distribution or payment may be made to any holders of common stock or other class or series of stock, the liquidation amount (which shall equal $1.00 per share) and the amount of any accrued and unpaid dividends as of such distribution or payment date. Each share of Series A Preferred Stock is convertible into common stock at the option of the stockholder at a price of $1.00 per share, subject to adjustment. The Series A shares are subject to mandatory conversion upon the vote of holders of a majority of the outstanding shares of Series A Preferred Stock at any given time, or upon the closing of a sale of common stock to the public at a price of at least $5.00 per share (subject to adjustment in the case of certain events) in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act, resulting in net proceeds to the Company of at least $30,000,000. The holders of Series A Preferred Stock are entitled to a class vote on certain Company actions, have the right to participate in future offerings and have the right to elect one of five members of the Company board of directors, in addition to certain additional rights and privileges as set forth in the Amended and Restated Certificate of Incorporation and in certain agreements between the Company and the holders thereof.

As of September 2, 2014, the Company and the holders of a majority of the Company’s Series A Preferred Stock entered into an amendment (the “Amendment”) to the Preferred Stockholders Agreement, dated as of August 23, 2013 (the “Preferred Stockholder Agreement”). Under the terms of the Amendment, the parties removed provisions relating to the right of first refusal and certain prohibitions relating to transfers, which were set forth in the Preferred Stockholder Agreement. In addition, the parties made other technical changes to the terms of the Preferred Stockholder Agreement.

Note 10 – Stock Options:

Before the Reverse Merger, our Board of Directors adopted, and our stockholders approved, the 2013 Plan, which provides for the issuance of incentive awards of up to 7,000,000 shares of the Company’s common stock to officers, key employees, consultants and directors. Upon the closing of the Reverse Merger, options to purchase an aggregate of 5,154,404 shares of the Company’s common stock were issued. Of these options: (a) 3,500,000 options were issued to founding stockholders and 54,404 were granted to a consultant, each with a term of ten years, exercisable at $1.75 per common share, 100% of these options vested on the date of grant; (b) 1,050,000 options were issued to four directors (or their affiliates) and 250,000 to a consultant with a term of ten years, exercisable at $1.00 per common share, which vest 20 % per year for each of five years after the date of grant; and; (c) 300,000 options were granted to a consultant with a term of ten years, exercisable at $1.00 per common share which vested 20% on the date of grant and vest 20% per year over the next four years. These options were issued in conversion of options issued by NBI on February 28, 2013.

On January 23, 2014, the Company issued, under the 2013 Plan, 300,000 options to three employees, each with a term of ten years, exercisable at $1.76 per common share. 125,000 of these options vest 25% per year, with accelerated vesting of 25% upon a termination without cause or for good reason, with the remaining 175,000 vesting 20% per year. On March 21, 2014, the Company issued, under the 2013 Plan, 30,000 options to one employee with a term of ten years, exercisable at $2.30 per common share and vests 20% per year commencing on March 31, 2015.

On July 16, 2014, the Company issued incentive stock options to purchase 50,000 shares of common stock under the 2013 Plan to one employee with a term of ten years, exercisable at $1.24 per common share which vest 20% per year commencing July 16, 2015.

On July 23, 2014, the Company’s Board approved increasing the total shares available under the 2013 Plan by 3,000,000 to 10,000,000. The 3,000,000 additional shares will be issuable as non-qualified stock options, unless shareholder approval is sought and received.

F-28

Also, on July 23, 2014, the Board granted non-qualified stock options to three directors, each in the amount of 100,000 shares of common stock; 50,000 of which have an exercise price equal to $1.11, being ten cents ($0.10) above the closing sales price of the common stock (or the closing bid, if no sales were reported) as listed on the OTC Market on July 23, 2014, which vested on the date of the grant hereof; and 50,000 of which have an exercise price equal to two times the value of the exercise price of the first 50,000 options, or $2.22 which vest daily over four (4) years (assuming continued service on behalf of the Company), up to 25% per year, such that 25% of the second 50,000 shall be vested on July 23, 2015 until the grant is fully vested on July 23, 2018.

On September 12, 2014, the Board granted the Company’s Chief Executive Officer and Chairman non-qualified options to purchase 250,000 and 50,000 shares of the Company’s common stock, respectively, which have an exercise price of $0.60 per common share, are fully vested upon grant and have a term of ten years. Also, the Board granted 300,000 non-qualified stock options to a newly appointed director with a term of ten years, exercisable at $0.60 per common share and vest daily over five years commencing September 12, 2014. The Company also granted incentive stock options to purchase 20,000 shares of the Company’s common stock to one employee with a term of ten years, exercisable at $0.60 per common share and vests 20% per year commencing September 12, 2015.

A summary of the Company’s stock option activity from January 1 to September 30, 2014 is as follows:

	Options Outstanding	Weighted-Average Exercise Price
Outstanding at December 31, 2013	6,249,952	$1.48
Options granted	2,100,000	$1.36
Options terminated	(30,000)	$2.30
Options exercised	0	0
Outstanding at September 30, 2014	8,319,952	$1.45
Options exercisable	4,784,048	$1.54

The weighted-average remaining contractual term of options exercisable and outstanding at September 30, 2014 was approximately 9.05 years.

The Company used the Black-Scholes valuation model to calculate the fair value of stock options. Stock-based compensation expense is recognized over the vesting period using the straight-line method.

The fair value of stock options issued for the nine months ended September 30, 2014 was estimated at the grant date using the following weighted average assumptions: Dividend yield 0%; Volatility 95.34%; Risk-free interest rate 2.53%; weighted average grant date fair value of $0.75 per common share.

The total stock option-based compensation recorded as operating expense was approximately $931,000 for the nine months ended September 30, 2014 and $594,000 for the three months ended September 30, 2014. All of the stock option-based compensation expense was classified as general and administrative expense.

Note 11 – Common and Preferred Stock Reserved for Future Issuances:

Common stock and preferred stock reserved for future issuances consisted of the following at September 30, 2014:

	Common Stock Reserved	Preferred Stock Reserved
Common stock warrants outstanding	900,000	0
Preferred stock warrants outstanding	1,217,000	1,217,000
Common stock options outstanding	8,319,952	0
Conversion of Series A Preferred Stock	22,652,000	0
Total	33,088,952	1,217,000

Note 12 – Subsequent Events:

In connection with Dr. New’s termination, effective as of July 16, 2014, NBI and Dr. New entered into a separation agreement and general release on October 9, 2014 (the “Separation Agreement”).

The Separation Agreement states that NBI will pay or provide Dr. New the following: (a) $2,684 within three days of the execution of the Separation Agreement by Dr. New, representing reimbursement of business expenses; (b) a lump sum equal to the total gross amount of $233,000 (less all applicable income and employment taxes and other required or elected withholdings, for which a Form W-2 will be issued to Dr. New); (c) a gross amount of $25,478 (less all applicable income and employment taxes and other required or elected withholdings) for Dr. New’s accrued, unused vacation; (d) reimbursement for the cost of continuing Dr. New’s current health care insurance in the same amount as the net reimbursement amounts paid to Dr. New on a monthly basis immediately prior to July 16, 2014 ($2,974 per month) until the earlier of the date on which Dr. New becomes eligible for medical insurance coverage with a new employer or July 16, 2015; (e) director’s and officer’s insurance coverage covering Dr. New’s actions while a director and/or officer of NBI until July 16, 2020; and (f) $17,000 for reimbursement of Dr. New’s attorneys fees. In addition, the parties agreed that Dr. New’s ownership of any common shares of the company is not affected by the Separation Agreement and that any equity awards Dr. New received pursuant to the 2013 Equity Incentive Plan will be governed exclusively by the terms of such plan.

F-29

On October 31, 2014, NBI terminated its Vice President and Chief Medical Officer without cause. Upon termination without cause, his employment agreement with the Company is terminated and conditioned upon the execution of a release, he is entitled to receive severance and accelerated vesting of a portion of his incentive stock option to purchase 31,250 shares of the Company’s common stock which shall terminate, to the extent not previously exercised, upon the expiration of three (3) months from his date of termination.

During October 2014, private placement investors converted 989,000 shares of the Company’s Series A Preferred Stock into 989,000 shares of the Company’s common stock.

As of November 1, 2014, NBI entered into an employment agreement for one (1) year with provisions for automatic renewals, with a new Executive Vice President, Development and Chief Medical Officer. This agreement provides for an annual salary of $325,000 which shall increase at the discretion of the Company’s President. In addition, the employment agreement provides for a signing bonus of $102,083 in total, payable $8,507 monthly (if employed during the applicable payment cycle) and a discretionary bonus of up to 50% of base salary. In connection with his employment and as of his date of hire, the Company’s Compensation Committee authorized a grant of a non-qualified stock option to NBI’s new Executive Vice President and Chief Medical Officer under the 2013 Plan to purchase 250,000 shares of the Company’s common stock, with a term of ten years, exercisable at $0.71 per share. These options vest 20% per year over five years commencing November 1, 2015.

F-30

NEUROTROPE, INC.

25,225,000 Shares of Common Stock

________________________

PROSPECTUS

________________________

, 2014

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

Set forth below is an estimate (except for registration fees, which are actual) of the approximate amount of the fees and expenses payable by us in connection with the issuance and distribution of the shares of our common stock.  The selling stockholders will not be responsible for any of the expenses of this offering.

EXPENSE	AMOUNT

SEC Registration fee		$1,949.21
Accounting fees and expenses	$	*
Legal fees and expenses	$	*
Printing and engraving expenses	$	*
Miscellaneous	$	*
Total	$	*

_________

* To be filed by amendment.

Item 14.  Indemnification of Directors and Officers.

Nevada Revised Statutes (NRS) Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors, officers, employees and agents.  The person entitled to indemnification must have conducted himself in good faith, and must reasonably believe that his conduct was in, or not opposed to, our best interests.  In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe that his conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he has met the standards for indemnification and will personally repay the expenses if it is determined that such officer or director did not meet those standards.

Our Articles of Incorporation, provide a limitation of liability such that no director or officer of the Company shall be personally liable to the Company or any of its stockholders for damages for breach of fiduciary duty as a director or officer or for any act or omission of any such director or officer; however, the foregoing provision shall not eliminate or limit the liability of a director or officer for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (b) the payment of dividends in violation of NRS Section 78.300.

Our By-Laws state that we shall indemnify every (i) present or former director or officer of us, (ii) any person who while serving in any of the capacities referred to in clause (i) served at our request as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and (iii) any person nominated or designated by (or pursuant to authority granted by) the Board of Directors or any committee thereof to serve in any of the capacities referred to in clauses (i) or (ii), each an Indemnitee.

Our By-Laws provide that we shall indemnify an Indemnitee against all judgments, penalties (including excise and similar taxes), fines, amounts paid in settlement and reasonable expenses actually incurred by the Indemnitee in connection with any proceeding in which he was, is or is threatened to be named as defendant or respondent, or in which he was or is a witness without being named a defendant or respondent, by reason, in whole or in part, of his serving or having served, or having been nominated or designated to serve, if it is determined that the Indemnitee (a) conducted himself in good faith, (b) reasonably believed, in the case of conduct in his official capacity, that his conduct was in our best interests and, in all other cases, that his conduct was at least not opposed to our best interests, and (c) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful; provided, however, that in the event that an Indemnitee is found liable to us or is found liable on the basis that personal benefit was improperly received by the Indemnitee, the indemnification (i) is limited to reasonable expenses actually incurred by the Indemnitee in connection with the proceeding and (ii) shall not be made in respect of any proceeding in which the Indemnitee shall have been found liable for willful or intentional misconduct in the performance of his duty to us.

Other than in the limited situation described above, our By-Laws provide that no indemnification shall be made in respect to any proceeding in which such Indemnitee has been (a) found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the Indemnitee’s official capacity, or (b) found liable to us. The termination of any proceeding by judgment, order, settlement or conviction, or on a plea of nolo contendere or its equivalent, is not of itself determinative that the Indemnitee did not meet the requirements set forth in clauses (a) or (b) above. An Indemnitee shall be deemed to have been found liable in respect of any claim, issue or matter only after the Indemnitee shall have been so adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom. Reasonable expenses shall, include, without limitation, all court costs and all fees and disbursements of attorneys for the Indemnitee. The indemnification provided shall be applicable whether or not negligence or gross negligence of the Indemnitee is alleged or proven.

II-1

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15.  Recent Sales of Unregistered Securities.

All share and per share stock numbers in this section are after giving effect to the Reverse Merger on August 23, 2013, in which each share of Neurotrope BioScience Common Stock outstanding at the time of the Reverse Merger was automatically converted into one share of our common stock, and each share of Neurotrope BioScience Series A Stock outstanding at the time of the Reverse Merger was automatically converted into one share of our Series A stock.

The PPO

The information regarding the PPO, the Series A Stock and the Agent Warrants set forth in Part I under the caption “Certain Relationships and Related Transactions—The PPO” is incorporated herein by reference. The PPO was exempt from registration under Section 4(2) of the Securities Act in reliance upon the exemption provided by Rule 506(b) of Regulation D promulgated by the SEC thereunder. The offering was sold to “accredited investors,” as defined in Regulation D.

Shares Issued in Connection with the Reverse Merger

On August 23, 2013, pursuant to the terms of the Merger Agreement, all of the shares of Neurotrope BioScience Common Stock were exchanged for 19,000,000 restricted shares of our common stock, and all of the shares of Neurotrope BioScience Series A Stock were exchanged for 21,920,000 shares of our Series A Stock. This transaction was exempt from registration under Section 4(2) of the Securities Act as not involving any public offering. None of the securities were sold through an underwriter and, accordingly, there were no underwriting discounts or commissions involved.

Other Sales of Unregistered Securities

At the time of its formation on October 31, 2012, Neurotrope BioScience issued 1,000 shares of Neurotrope BioScience Common Stock to its founders, at a price of $0.01 per share, in a private placement offering exempt from registration requirements. The number of shares of Neurotrope BioScience Common Stock issued to each such founder in such offering are as follows:

•	475 to Neurosciences Research Ventures, Inc.

•	273 to Northlea Partners LLLP

•	202 to Dr. James New

•	50 to Dr. Dan Alkon

On February 28, 2013, Neurotrope BioScience effected a stock split in which each of the 1,000 issued and outstanding shares of Neurotrope BioScience Common Stock was converted into 19,000 shares of its common stock. The issuances resulting from this stock split were exempt from registration under the Securities Act under Section 4(2) thereof as not involving any public offering of securities.

On January 23, 2014, the Company issued, under the 2013 Plan, 300,000 options to three employees, each with a term of ten years, exercisable at $1.76 per common share. 125,000 of these options vest 25% per year, with accelerated vesting of 25% upon a termination without cause or for good reason, with the remaining 175,000 vesting 20% per year.

On March 21, 2014, the Company issued, under the 2013 Plan, 30,000 options to one employee with a term of ten years, exercisable at $2.30 per common share and vests 20% per year commencing on March 31, 2015.

II-2

On July 16, 2014, the Company issued incentive stock options to purchase 50,000 shares of common stock to one employee with a term of ten years, exercisable at $1.24 per common share which vest 20% per year commencing July 16, 2015. These options were granted under the 2013 Plan.

On July 23, 2014, Messrs. Ramat and Freiman, respectively, directors of the Company, then Co-Chairmen of the Board, and then Co-Chief Executive Officers of the Company on an interim basis, were each granted an option to purchase 400,000 shares of Common Stock for their extraordinary services as directors, Co-Chairmen of the Board, and Co-Chief Executive Officers of the Company, and Messrs. Haft, Gottlieb and Singer, directors of the Company, were each granted an option to purchase 100,000 shares of common stock for the extraordinary services they have been providing to the Company and their future services to the Company. The options were granted under the 2013 Plan.

One-half of the amount of options granted to each person will have an exercise price $1.11 per share being $.10 above, or 110% of, the Company’s last trading price on July 23, 2014 and are fully vested upon grant. The second half of the amount of options granted to each person have an exercise price of $2.22 per share based upon two times the exercise price of $1.11 per share and vest on a daily basis up to 25% per year through July 23, 2018.

On September 12, 2014, the Board granted the Company’s Chief Executive Officer and Chairman non-qualified options to purchase 250,000 and 50,000 shares of the Company’s common stock, respectively, which have an exercise price of $0.60 per common share, are fully vested upon grant and have a term of ten years. Also, the Board granted 300,000 non-qualified stock options to a newly appointed director with a term of ten years, exercisable at $0.60 per common share and vest daily over five years commencing September 12, 2014. The Company also granted incentive stock options to purchase 20,000 shares of the Company’s common stock to one employee with a term of ten years, exercisable at $0.60 per common share and vests 20% per year commencing September 12, 2015.

On September 25, 2014, the Company agreed to issue to a consultant 43,860 shares of common stock as compensation to assist the Company with investment banking and capital raising activities.

During October 2014, private placement investors converted 989,000 shares of the Company’s Series A Preferred Stock into 989,000 shares of the Company’s common stock.

On November 1, 2014, the Company granted Dr. Wasiewski granted non-qualified stock options to purchase 250,000 shares of common stock at an exercise price equal to $0.71 per share, the fair market value of the Company’s common stock on the grant date. 20% of the options will vest on each anniversary of the grant date for a period of 5 years from the grant date.

These issuances were exempt from registration under the Securities Act under Section 4(2) thereof as not involving any public offering of securities.

Item 16.  Exhibits and Financial Statement Schedules.

The following exhibits are filed as part of this registration statement.

In reviewing the agreements included (or incorporated by reference) as exhibits to this registration statement, please remember that they are included to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about us or the other parties to the agreements.  The agreements may contain representations and warranties by each of the parties to the applicable agreement.  These representations and warranties have been made solely for the benefit of the parties to the applicable agreement and:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;
•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;
•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and
•	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

II-3

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time.  Additional information about us may be found elsewhere in this registration statement and our other public filings, which are available without charge through the SEC’s website at http://www.sec.gov.

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated June 20, 2013, between BlueFlash Communications, Inc. and Neurotrope, Inc. (incorporated by reference from Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 8, 2013)

2.2	Amendment to Agreement and Plan of Merger, dated July 10, 2013, between BlueFlash Communications, Inc. and Neurotrope, Inc. (incorporated by reference from Exhibit 2.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 8, 2013)

2.3	Agreement and Plan of Merger and Reorganization, dated as of August 23, 2013, by and among the Registrant, Acquisition Sub and Neurotrope BioScience, Inc. (incorporated by reference from Exhibit 2.3 to the Company’s Current Report on Form 8-K filed with the SEC on August 29, 2013)

3.1	Articles of Incorporation of the Registrant (incorporated by reference from Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 8, 2013)

3.2	Florida Articles of Merger of BlueFlash Communications, Inc. with and into Neurotrope, Inc., filed August 5, 2013 (incorporated by reference from Exhibit 3.3 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 8, 2013)

3.3	Nevada Articles of Merger of BlueFlash Communications, Inc. with and into Neurotrope, Inc., filed August 5, 2013 (incorporated by reference from Exhibit 3.4 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 8, 2013)

3.4	Certificate of Merger of Neurotrope BioScience, Inc., with and into Neurotrope Acquisition, Inc., filed August 23, 2013 (incorporated by reference from Exhibit 3.4 to Company’s Current Report on Form 8-K filed with the SEC on August 29, 2013)

3.5	Certificate of Designations of Series A Convertible Preferred Stock of Neurotrope, Inc., filed with the Nevada Secretary of State on August 22, 2013 (incorporated by reference from Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2013)

3.6	Amended and Restated By-Laws of the Registrant (incorporated by reference from Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on August 8, 2013)

5.1**	Legal Opinion of Reed Smith, LLP

10.1	Split-Off Agreement, dated as of August 23, 2013, by and among the Registrant, Blue Flash Communications Corp. and Marissa Watson (incorporated by reference from Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 29, 2013)

10.2	General Release Agreement, dated as of August 23, 2013, by and among the Registrant, Blue Flash Communications Corp. and Marissa Watson (incorporated by reference from Exhibit 10.2 filed to Company’s Current Report on Form 8-K filed with the SEC on August 29, 2013)

10.3	Form of Lock-Up and No Short Selling Agreement between the Registrant and the officers, directors and shareholders party thereto (incorporated by reference from Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on August 29, 2013)

10.4	Form of Subscription Agreement between Neurotrope BioScience, Inc., and the investors party thereto (incorporated by reference from Exhibit 10.4 filed with the Company’s Current Report on Form 8-K to the SEC on August 29, 2013)

10.5	Form of Agent Warrant for Common Stock of the Registrant (incorporated by reference from Exhibit 10.5 filed with the Company’s Current Report on Form 8-K filed with to SEC on August 29, 2013)

II-4

Exhibit Number	Description

10.6	Form of Agent Warrant for Series A Preferred Stock of the Registrant (incorporated by reference from Exhibit 10.6 filed with the Company’s Current Report on Form 8-K filed with to SEC on August 29, 2013)

10.7	Placement Agency Agreement, dated June 25, 2013, between Neurotrope BioScience, Inc., and EDI Financial, Inc. (incorporated by reference from Exhibit 10.7 to the Company’s Current Report on Form 8-K filed with the SEC on August 29, 2013)

10.8	Amendment to Placement Agency Agreement, dated August 12, 2013, between Neurotrope BioScience, Inc., and EDI Financial, Inc. (incorporated by reference from Exhibit 10.8 to the Company’s Current Report on Form 8-K filed with the SEC on August 29, 2013)

10.9

Assignment of and Amendment to Placement Agent Agreement, dated as of August 23, 2013, among Neurotrope, Inc., Neurotrope BioScience, Inc., and EDI Financial, Inc. (incorporated by reference from Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 9, 2013)

10.10†	Employment Agreement, dated February 25, 2013, between the Registrant (as successor to Neurotrope BioScience) and Dr. James New (incorporated by reference from Exhibit 10.9 to the Company’s Current Report on Form 8-K filed with the SEC on August 29, 2013)

10.11†	Consulting Agreement, dated as of June 2, 2013, between the Registrant and Medical Cash Management Solutions, LLC (assigned to the Registrant) (incorporated by reference from Exhibit 10.10 filed with the Company’s Current Report on Form 8-K to the SEC on August 29, 2013)

10.12†	The Registrant’s 2013 Equity Incentive Plan (incorporated by reference from Exhibit 10.11 filed with the Company’s Current Report on Form 8-K to the SEC on August 29, 2013)

10.13†	Form of Option Agreement under 2013 Equity Incentive Plan (incorporated by reference from Exhibit 10.12 filed with the Company’s Current Report on Form 8-K to the SEC on August 29, 2013)

10.14	Technology License and Services Agreement, dated October 31, 2012, among the Registrant, BRNI and NRV II, LLC (incorporated by reference Exhibit 10.13 to the Company’s Current Report on Form 8-K filed with the SEC on August 29, 2013)

10.15	Amendment #1 to Technology License and Services Agreement, dated August 21, 2013 among the Registrant, BRNI and NRV II, LLC (incorporated by reference from Exhibit 10.14 to the Company’s Current Report on Form 8-K filed with the SEC on August 29, 2013)

10.16	Common Stockholders Agreement, dated August 23, 2013, among the Registrant and the stockholders party thereto (incorporated by reference from Exhibit 10.15 to the Company’s Current Report on Form 8-K filed with the SEC on August 29, 2013)

10.17	Form of Preferred Stockholders Agreement, dated August 23, 2013, among the Registrant and the stockholders party thereto (incorporated by reference from Exhibit 10.16 to the Company’s Current Report on Form 8-K filed with the SEC on August 29, 2013)

10.18	Voting Agreement dated as of August 23, 2013, among the Registrant and the stockholders party thereto (incorporated by reference from Exhibit 10.17 to the Company’s Current Report on Form 8-K filed with the SEC on August 29, 2013)

10.19	Statement of Work Agreement dated August 20,2013, between Neurotrope BioScience and BRNI (incorporated by reference from Exhibit 10.18 filed with the Amendment No. 1 to the Company’s Current Report on Form 8-K filed with the SEC on August 30, 2013)

10.20†	Employment Agreement dated as of October 1, 2013, between Neurotrope, Inc., and Robert Weinstein (incorporated by reference from Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 9, 2013)

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Exhibit Number	Description
10.21	Amendment No. 1 to the Neurotrope, Inc. 2013 Equity Incentive Plan, dated as of July 23, 2014 (incorporated by references from Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 14, 2014)

10.22	Amendment No. 1 to the Neurotrope, Inc. Preferred Stockholders Agreement, dated as of September 3, 2014 (incorporated by referenced from Exhibit 10.1 to Neurotrope Inc.’s Current Report on Form 8-K filed with the SEC on September 5, 2014)

10.23	Confidential Separation Agreement and General Release, dated October 9, 2014 (incorporated by referenced from Exhibit 10.1 to Neurotrope Inc.’s Current Report on Form 8-K filed with the SEC on October 10, 2014)

10.24†	Employment Agreement between Neurotrope BioScience, Inc. and Dr. Warren Wasiewski, made as of November 1, 2014 ((incorporated by referenced from Exhibit 10.1 to Neurotrope Inc.’s Current Report on Form 8-K filed with the SEC on November 6, 2014)

16.1	Letter from Lake & Associates CPA’s LLC to the Securities and Exchange Commission (incorporated by reference from Exhibit 16.1 filed with the Amendment No. 2 to the Company’s Current Report on Form 8-K filed with the SEC on September 6, 2013)

21.1*	Subsidiaries of the Registrant

23.1*	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Reed Smith (See Exhibit 5.1 above)

101.ins*	Instant Document

101.sch*	XBRL Taxonomy Schema Document

101.cal*	XBRL Taxonomy Calculation Linkbase Document

101.def*	XBRL Taxonomy Definition Linkbase Document

101.lab*	XBRL Taxonomy Label Linkbase Document

101.pre*	XBRL Taxonomy Presentation Linkbase Document

________________

*	Filed herewith.
**	To be filed by amendment.
†	Management contract or compensatory plan or arrangement.

Item 17.  Undertakings.

(a)	The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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(b)	Each Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred and paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(c)	Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Newark, New Jersey, on November 25, 2014.

By:	/s/ Charles S. Ramat
Name:	Charles S. Ramat
Title:	President and Chief Executive Officer (principal executive officer)

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Charles S. Ramat and Robert Weinstein, or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments or supplements (including post-effective amendments filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent or either one of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or any of them, or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Paul E. Freiman	Director and Chairman of the Board	December 1, 2014
Paul E. Freiman

/s/ Charles S. Ramat	Director, President and Chief Executive Officer	November 25, 2014
Charles S. Ramat	(principal executive officer)

/s/ John H. Abeles	Director	December 1, 2014
John Abeles

/s/ Larry D. Altstiel	Director	December 1, 2014
Larry D. Altstiel

/s/ James Gottlieb	Director	December 1, 2014
James Gottlieb

/s/ Jay M. Haft	Director	December 1, 2014
Jay M. Haft

/s/ William Singer	Director, Vice Chairman of the Board	December 1, 2014
William Singer

/s/ Robert Weinstein	Chief Financial Officer, Executive Vice President,	December 1, 2014
Robert Weinstein	Treasurer and Secretary (principal financial officer and principal accounting officer)